Exhibit 2.1

MASTER TRANSACTION AGREEMENT

by and among

RTI SURGICAL, INC.,

BEARS HOLDING SUB, INC.,

BEARS MERGER SUB, INC.,

and

PS SPINE HOLDCO, LLC

November 1, 2018

A-i

A-ii

A-iii

A-iv

INDEX OF EXHIBITS

Exhibit A	Certificate of Incorporation of Holdco
Exhibit B	Bylaws of Holdco
Exhibit C	Certificate of Designation of Holdco
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Lock-Up and Permitted Sale Agreement
Exhibit F	Parent Tax Representations
Exhibit G	Member Tax Representations
Exhibit H	Giants Product List
Exhibit I	Giants/Zyga Product List
Exhibit J	Working Capital Illustration

A-v

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

401(k) Plan	A-48
Accounting Firm	A-8
Accounts Receivable	A-72
Acquisition Transaction	A-45
Affected Employees	A-51
Affiliate	A-72
Agent	A-11
Agreement	A-4
Alternative Financing	A-49
Anti-Corruption Laws Expiration Date	A-61
Antitrust Laws	A-72
Ares	A-40
Basket Amount	A-62
Business Day	A-72
Cash	A-72
Cash Election Amount	A-72
Cash Purchase Price	A-72
Certificate of Merger	A-10
Change of Control Transaction	A-72
Claim Notice	A-62
Closing	A-9
Closing Cash Amount	A-73
Closing Date	A-10
Closing Date Schedule	A-8
Closing Indebtedness Amount	A-73
Closing Payment Shortfall	A-9
Code	A-73
Commitment Letters	A-41
Company	A-4
Company Closing Certificate	A-59
Company Employee Benefit Plan	A-73
Company Financial Statements	A-18
Company Group	A-73
Company Patent Rights	A-23
Company Privacy Policy	A-73
Company Real Property	A-19
Company Transaction Expense	A-73
Company Units	A-4
Confidentiality Agreement	A-45
Consideration Certificate	A-10
Consulting Agreement	A-5
Contract	A-73
Contribution	A-5
Credit Agreement	A-73
D&O Insurance Policies	A-52
D&O Tail Policy	A-52
D&W	A-73
Damages	A-73

Data Breach	A-73
Data Protection Laws	A-74
Designated Director	A-53
Designated Liabilities	A-74
Device Permits	A-74
Device Regulatory Laws	A-74
DGCL	A-4
Disclosure Schedules	A-67
Dispute Notice	A-8
Divestiture Action	A-57
DLLCA	A-34
Earnout Calculations	A-15
Earnout Dispute Notice	A-15
Earnout Review Period	A-15
Earnout Shares	A-12
Effective Time	A-10
Election Notice	A-48
Encumbrance	A-74
Environmental Claim	A-75
Environmental Laws	A-75
Environmental Permit	A-75
ERA	A-75
ERISA	A-75
ERISA Affiliate	A-75
Exchange Act	A-75
Expiration Date	A-60
FCPA	A-29
Federal Health Care Program	A-75
Final Earnout Shares	A-75
Financing	A-41
Financing Source Related Parties	A-90
Financing Sources	A-49
Former Real Property	A-76
Fraud	A-61
GAAP	A-76
Giants Revenue	A-76
Giants/Zyga Revenue	A-76
Governing Documents	A-76
Governmental Entity	A-76
Group Company Indemnified Parties	A-52
Group Company(ies)	A-76
GSA	A-32
Hazardous Materials	A-76
Health Care Laws	A-76
HHS	A-32
HIPAA	A-74
HITECH	A-74
Holdco	A-4

Holdco Common Stock	A-5
Holdco Preferred Stock	A-6
Holdco Welfare Benefit Plans	A-52
HSR Act	A-17
HSR Approval	A-77
Indebtedness	A-77
Indemnification Date	A-77
Indemnification Price	A-77
Information Technology Systems	A-77
Initial Earnout Shares	A-77
Intellectual Property	A-78
Interim Company Financial Statements	A-18
Interim Debt Financing	A-78
Interim Equity Financing	A-78
Interim Financing	A-78
Interim Member Financing	A-78
Intervening Event	A-78
Joint Proxy and Consent Solicitation Statement/Prospectus	A-55
Knowledge of the Company	A-79
Latest Balance Sheet	A-18
Latest Balance Sheet Date	A-18
Law	A-79
Legal Proceeding	A-79
Legal Requirement	A-79
Lenders	A-41
Liability	A-79
Lock-Up Agreement	A-10
LTM Period	A-79
M&A Contract	A-22
Material Adverse Effect	A-79
Material Contract	A-22
Material Customer	A-29
Material Permits	A-27
Material Supplier	A-29
MCRA	A-48
MCRA Agreement	A-48
Member	A-4
Member Change in Law Opinion	A-60
Member Fundamental Representations	A-80
Member Recommendation	A-56
Member Request	A-15
Member Tax-Free Opinion	A-60
Member Units	A-80
Merger	A-4
Merger Sub	A-4
Nasdaq	A-80
Net Working Capital Amount	A-80
Non-Competition Agreements	A-5
OIG	A-32
Order	A-80
Ordinary Course of Business	A-80

Outside Date	A-65
Parent	A-4
Parent Cancelled Shares	A-6
Parent Capitalization Date	A-36
Parent Certificate	A-6
Parent Change in Law Opinion	A-59
Parent Change in Recommendation	A-54
Parent Common Stock	A-6
Parent Disclosure Schedule	A-80
Parent Equity Awards	A-80
Parent Financing Failure Fee	A-66
Parent Fundamental Representations	A-80
Parent Group Member	A-80
Parent Indemnitees	A-80
Parent Intervening Event Fee	A-66
Parent Material Adverse Effect	A-81
Parent Preferred Stock	A-6
Parent Recommendation	A-56
Parent Record Date	A-56
Parent Related Parties	A-67
Parent Restricted Stock Award	A-7
Parent SEC Reports	A-38
Parent Stock	A-6
Parent Stock Option	A-7
Parent Stockholder Meeting	A-56
Parent Stockholder Support Agreement	A-5
Parent Stockholders	A-81
Parent Tax-Free Opinion	A-59
Parent Transaction Expense	A-81
Parent Voting Matters	A-55
Parent’s Knowledge	A-81
Parent’s Representatives	A-44
Parties	A-4
Party	A-4
Payoff Amount	A-45
Payoff Letter	A-45
PEO	A-48
Permit	A-27
Permitted Liens	A-81
Person	A-82
Personal Data	A-82
Pre-Closing Tax Refund	A-70
Property Taxes	A-68
Real Property Leases	A-82
Registration Statement	A-55
Regulatory Approvals	A-82
Release	A-82
Representatives	A-82
Required Amount	A-41
Required Information	A-82
Required Parent Vote	A-82
Restricted Cash	A-83

Review Period	A-8
Sarbanes-Oxley Act	A-83
Schedule	A-67
Scheduled Company Intellectual Property	A-23
SEC	A-83
Securities Act	A-83
Standard Inbound IP Agreements	A-83
Standard Outbound IP Agreements	A-83
Stock Consideration	A-5
Straddle Period	A-83
Subsidiary	A-83
Surviving Corporation	A-5
Target Working Capital	A-83

Tax	A-83
Tax Proceeding	A-70
Tax Returns	A-84
Tax Sharing Arrangement	A-84
Taxes	A-83
Trade Secrets	A-78
Trademarks	A-78
Transaction Documents	A-84
Transaction Expenses	A-84
Underpayment	A-9
Unitholder Support Agreement	A-5
Unitholders	A-84
Written Consent	A-45

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of November 1, 2018, is made by and among RTI Surgical, Inc. a Delaware corporation (“Parent”), PS Spine Holdco, LLC, a Delaware limited liability company (the “Member”), Bears Holding Sub, Inc., a Delaware corporation and directly wholly owned Subsidiary of Parent (“Holdco”) and Bears Merger Sub, Inc., a Delaware corporation and direct wholly owned Subsidiary of Holdco (“Merger Sub”). Parent, Holdco, Merger Sub and the Member will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub be merged with and into Parent (the “Merger”), with Parent as the surviving entity in the Merger and a wholly owned direct subsidiary of Holdco, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) the Member shall contribute all 100% of the equity interests (the “Company Units”) in Paradigm Spine, LLC, a Delaware limited liability company and wholly owned subsidiary of the Member (the “Company”) to Holdco.

WHEREAS, the Board of Managers of the Member has unanimously (i) determined that it is in the best interests of the Member, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Member of this Agreement and the consummation of the transactions contemplated hereby, and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the Unitholders adopt this Agreement and to submit this Agreement to its Unitholders for adoption;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is in the best interests of Parent and Parent’s stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the stockholders of Parent adopt this Agreement and to submit this Agreement to the stockholders of Parent for adoption;

WHEREAS, the Board of Directors of Holdco has unanimously (i) determined that it is in the best interests of Holdco and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Holdco of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the issuance of shares of Holdco Common Stock and Holdco Preferred Stock in connection with the Merger and Contribution, and (iii) resolved to submit this Agreement to such stockholder for adoption;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to submit this Agreement to such stockholder for adoption;

WHEREAS, for U.S. federal income Tax purposes, (i) the Merger and the Contribution, taken together, are intended to qualify as a transaction described in Section 351 of the Code, (ii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) this Agreement, insofar as it relates to the Merger, is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, as inducement and a condition for the Parties to enter into this Agreement and consummate the transactions contemplated hereby, concurrently with the execution and delivery hereof, each of

Marc Viscogliosi and Francis Magee is entering into a consulting agreement (each, a “Consulting Agreement”) with Parent, which Consulting Agreement shall not become effective until the Effective Time;

WHEREAS, as inducement and a condition for Parent, Holdco and Merger Sub to enter into this Agreement, concurrently with the execution and delivery hereof, Viscogliosi Brothers, LLC, HealthCor Paradigm Blocker Company Two, Inc. and HealthCor AIV, L.P. are each entering into a non-competition agreement (collectively, the “Non-Competition Agreements”) with Holdco, pursuant to which each of Viscogliosi Brothers, LLC, HealthCor Paradigm Blocker Company Two, Inc. and HealthCor AIV, L.P. has agreed to make certain covenants and agreements relating to competition with the business of the Company;

WHEREAS, as inducement and a condition for Parent, Holdco and Merger Sub to enter into this Agreement, concurrently with the execution and delivery hereof, Viscogliosi Brothers, LLC, VB Acquisition Co. I LLC, HealthCor Paradigm Blocker Company Two, Inc., HealthCor AIV, L.P., Trevi Health Ventures LP and Trevi AIV, LP are each entering into a support agreement (collectively, the “Unitholder Support Agreements”) with Parent and Holdco, pursuant to which each such Unitholder has agreed, among other things and subject to the terms thereof, to consent, in writing, to the adoption of this Agreement by executing the Written Consent and delivering such executed Written Consent to the Member;

WHEREAS, as inducement and a condition for the Member to enter into this Agreement, concurrently with the execution and delivery hereof, Camille I. Farhat, Jonathon M. Singer and WSHP Biologics Holdings, LLC are each entering into a support agreement (collectively, the “Parent Stockholder Support Agreements”) with the Member, pursuant to which each such stockholder of Parent has agreed, among other things and subject to the terms thereof, to vote the Parent Stock beneficially held by such stockholder of Parent in favor of the adoption of this Agreement; and

WHEREAS, Parent, Holdco, Member and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Contribution and Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE CONTRIBUTION AND MERGER

1.01 The Contribution; Purchase Price.

(a) Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and contemporaneously with the Effective Time, the Member shall contribute the Company Units (including any Company Units issued pursuant to an Interim Equity Financing) to Holdco, free and clear of all Encumbrances (other than transfer restrictions under federal securities Laws) (the “Contribution”).

(b) The consideration for the Contribution shall be equal to 10,729,614 fully paid and nonassessable shares of common stock, par value $0.001 per share, of Holdco (“Holdco Common Stock”) (the “Stock Consideration”) and the Cash Purchase Price.

1.02 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL:

(a) At the Effective Time, Merger Sub will merge with and into Parent, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving corporation (the “Surviving

Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct wholly owned Subsidiary of Holdco.

(b) In connection with the Merger and prior to the Effective Time, Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock and Series A convertible preferred stock, par value $0.001 per share, of Holdco (“Holdco Preferred Stock”) to permit the issuance of shares of (i) Holdco Common Stock to (A) the holders of shares of Parent Common Stock and (B) the Member pursuant to Section 1.01(b) and (ii) Holdco Preferred Stock to the holders of shares of Parent Preferred Stock, in each case as of the Effective Time in accordance with the terms of this Agreement.

1.03 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of Parent and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Parent and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the separate legal existence of Merger Sub shall cease for all purposes, all as provided under the DGCL.

1.04 Effect of Merger on Capital Stock and Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Merger Sub or the holder of any capital stock of Parent, Holdco or Merger Sub:

(a) Each share of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any Parent Cancelled Shares, shall be converted automatically into one fully paid and nonassessable share of Holdco Common Stock.

(b) Each share of Series A convertible preferred stock, par value $0.001 per share, of Parent (“Parent Preferred Stock” and, collectively with the Parent Common Stock, the “Parent Stock”) issued and outstanding immediately prior to the Effective Time, other than any Parent Cancelled Shares, shall be converted automatically into one fully paid and nonassessable share of Holdco Preferred Stock.

(c) All shares of (A) Parent Common Stock converted into Holdco Common Stock pursuant to Section 1.04(a) and (B) Parent Preferred Stock converted into Holdco Preferred Stock pursuant to Section 1.04(b) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (i) valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Parent Stock (a “Parent Certificate”) or (ii) non-certificated share of Parent Stock held in book entry form shall, upon the Effective Time, automatically represent an equivalent number of shares of Holdco Common Stock or Holdco Preferred Stock, as applicable (without any requirement for the surrender of any such certificates or non-certificated shares).

(d) All shares of Parent Stock held by Parent as treasury shares or by Holdco or Merger Sub immediately prior to the Effective Time (the “Parent Cancelled Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(f) At the Effective Time, each share of capital stock of Holdco issued and outstanding immediately prior to the Effective Time and owned by Parent shall remain outstanding. At the Effective Time, each share of capital stock of Holdco issued and outstanding immediately prior to the Effective Time and owned by a Person other than Parent shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Immediately following the Effective Time, shares of capital stock of Holdco owned by the Surviving Corporation shall be surrendered to Holdco without payment therefor.

(g) If prior to the Effective Time, Holdco or Parent, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify the Holdco Common Stock, Holdco Preferred Stock, Parent

Common Stock or Parent Preferred Stock, or pay a stock dividend or other stock distribution in Holdco Common Stock, Holdco Preferred Stock, Parent Common Stock or Parent Preferred Stock, as applicable, or otherwise change the Holdco Common Stock, Holdco Preferred Stock, Parent Common Stock or Parent Preferred Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Holdco or Parent in respect of the Holdco Common Stock, Holdco Preferred Stock, Parent Common Stock or Parent Preferred Stock, respectively, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Holdco Common Stock, Holdco Preferred Stock, Parent Common Stock or Parent Preferred Stock, as the case may be, will be appropriately adjusted to proportionately reflect such split, combination, dividend or other distribution or change.

1.05 Treatment of Parent Equity Awards.

(a) Parent Stock Options. At the Effective Time, each compensatory option to purchase shares of Parent Common Stock (a “Parent Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into a stock option in respect of shares of Holdco Common Stock, on the same terms and conditions as were applicable under such Parent Stock Option immediately prior to the Effective Time (including with respect to vesting), relating to the number of shares of Holdco Common Stock equal to the total number of shares of Parent Common Stock subject to such Parent Stock Option immediately prior to the Effective Time and with an exercise price per share of Holdco Common Stock equal to the exercise price per share of Parent Common Stock subject to such Parent Stock Option immediately prior to the Effective Time.

(b) Parent Restricted Stock Awards. At the Effective Time, each compensatory restricted stock award with respect to shares of Parent Common Stock (a “Parent Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock award with the same terms and conditions as were applicable under such Parent Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting), and relating to the number of shares of Holdco Common Stock equal to the total number of shares of Parent Common Stock subject to such Parent Restricted Stock Award immediately prior to the Effective Time. Any accrued but unpaid dividend equivalents with respect to any Parent Restricted Stock Award will be assumed and become an obligation with respect to the applicable converted Parent Restricted Stock Award.

(c) Parent and Holdco Actions. Prior to the Effective Time, Parent shall take all actions necessary (including adopting such resolutions of the Board of Directors of Parent or any committee of the Board of Directors of Parent) to effectuate the treatment of Parent Equity Awards contemplated by this Section 1.05. Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to the settlement of converted Parent Equity Awards assumed by it in accordance with this Section 1.05. Holdco shall file with the SEC, as soon as practicable following the Effective Time, a post-effective amendment to the Registration Statement or a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to such shares of Holdco Common Stock.

1.06 Governing Documents.

(a) At the Effective Time, the certificate of incorporation and the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law, except that the name of the corporation reflected therein shall be as reasonably determined by Parent prior to Closing.

(b) At the Effective Time, the certificate of incorporation of Holdco shall be amended and restated in the form set forth on Exhibit A. The name of Holdco immediately after the Effective Time shall be “RTI Surgical Holdings, Inc.”. At the Effective Time, the by-laws of Holdco shall be amended and restated in the form set forth on Exhibit B. At the Effective Time, Holdco shall adopt the certificate of designation in the form set forth on Exhibit C.

1.07 Directors and Officers.

(a) From and after the Effective Time, (i) the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Parent in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, in each case, such director or officer shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(b) From and after the Effective Time, (i) the directors of Parent in office immediately prior to the Effective Time, as well as Jeffrey C. Lightcap, shall be the Board of Directors of Holdco and (ii) the officers of Parent in office immediately prior to the Effective Time shall be the officers of Holdco and, in each case, shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of Holdco and applicable Law, subject, in the case of clause (i), to Section 6.10.

1.08 Adjustment to Cash Purchase Price.

(a) Post-Closing Adjustment. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Holdco shall prepare or cause to be prepared a statement (the “Closing Date Schedule”) setting forth in reasonable detail Holdco’s calculation of (i) the aggregate amount of all Company Transaction Expenses; (ii) the Closing Indebtedness Amount; (iii) the Closing Cash Amount; (iv) the Net Working Capital Amount; and (v) the Cash Purchase Price.

(b) Review/Disputes.

(i) From and after the Closing, the Member shall provide Holdco and Holdco shall provide the Member, and each shall provide any accountants or advisors retained by Holdco or the Member with reasonable access, during normal business hours, to the relevant books and records of the Company used in the preparation of, or otherwise reasonably relevant to the items referenced in Section 1.08(a). If the Member disputes the calculation of any of the items referenced in Section 1.08(a), then the Member shall deliver a written notice (a “Dispute Notice”) to Holdco at any time during the thirty (30)-day period commencing upon delivery to the Member of all of the items referenced in Section 1.08(a) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(ii) If the Member does not deliver a Dispute Notice to Holdco prior to the expiration of the Review Period, Holdco’s calculation of the items referenced in Section 1.08(a) shall be deemed final and binding.

(iii) If the Member delivers a Dispute Notice to Holdco prior to the expiration of the Review Period, then Holdco and the Member shall negotiate in good faith to reach agreement on any items disputed in the Dispute Notice within the thirty (30)-day period commencing upon delivery to Holdco of the Dispute Notice. If the Member and Holdco are unable to reach agreement on all items in the Dispute Notice within such thirty (30)-day period, then either Holdco or the Member may submit the unresolved objections to the office of KPMG US LLP, a national accounting firm (such firm, and any successor thereto, being referred to herein as the “Accounting Firm”), and such firm shall be directed by the Member and Holdco to resolve the unresolved objections in accordance with the immediately following sentence. In connection with the resolution of any such dispute by the Accounting Firm (i) each of Holdco and the Member shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues, (ii) the Accounting Firm shall determine only such items as remain disputed from the Dispute Notice in accordance with the terms of this Agreement as promptly as reasonably practicable (and in any event, Holdco and the Member shall use their reasonable best efforts to cause the Accounting Firm to make such determination within sixty (60) days of such referral) and upon reaching such determination shall deliver a reasonably detailed copy of its calculations to the Member and Holdco and (iii) the determination made by the Accounting Firm of disputes arising from the items referenced in Section 1.08(a) shall be final and binding, absent manifest error; provided, however, that the Accounting Firm’s resolution of each disputed item from the Dispute Notice must be within the range of differences between Holdco’s and the Member’s positions with respect to each such disputed item. The expenses and fees of the Accounting Firm shall be allocated equally between Holdco and the Member.

(c) Payment Upon Final Determination of Adjustments.

(i) If (A) the Cash Purchase Price (calculated based on the items set forth on the Closing Date Schedule, as finally determined in accordance with Section 1.08), is less than (B) the Cash Purchase Price (as determined based upon the Consideration Certificate) (the positive amount of such difference, the “Closing Payment Shortfall”), then the Member shall, within three (3) Business Days following the final determination of matters in accordance with Section 1.08, pay the Closing Payment Shortfall to Holdco by wire transfer of immediately available funds.

(ii) If (A) the Cash Purchase Price (calculated based on the items set forth on the Closing Date Schedule, as finally determined in accordance with Section 1.08), is greater than (B) the Cash Purchase Price (as determined based upon the Consideration Certificate), (the positive amount of such difference, the “Underpayment”), then within three (3) Business Days Holdco shall pay to the Member an amount equal to the Underpayment by wire transfer of immediately available funds.

(d) Nothing in this Section 1.08 shall limit any rights of any Parent Indemnitee to make an indemnification claim as set forth in Section 9.02; provided, however, that notwithstanding anything in Article IX to the contrary, none of the Parent Indemnitees shall be entitled to indemnification or reimbursement pursuant to Section 9.02 for any Damages to the extent an accrual for a Liability with respect to such Damages is specifically and actually included in the calculation of the Cash Purchase Price.

1.09 Withholding. Notwithstanding any provision contained herein to the contrary, each of Parent and Holdco will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If Parent or Holdco so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.10 Plan of Reorganization. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement, insofar as it relates to the Merger, is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

1.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Parent and Merger Sub, Holdco, Parent and Merger Sub shall, and shall be authorized to, cause their respective directors and officers to take all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

THE CLOSING; EXCHANGE OF CERTIFICATES

2.01 The Closing. The closing of the Merger and the Contribution (the “Closing”) shall occur by electronic exchange of documents at 8:00 a.m. (Chicago time) on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all such conditions as of the Closing), or at such other place, time and date as agreed to in writing by the Parties hereto. The date on which the Closing occurs is called the “Closing Date.”

2.02 Effective Time; Closing Transactions.

(a) Subject to the provisions of this Agreement, on the Closing Date: (i) Parent shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the DGCL, and (ii) the Member shall effect the Contribution. The Merger and the Contribution shall become effective concurrently (such time as the Merger and the Contribution become effective, the “Effective Time”).

(b) At the Closing, the Member shall deliver the following agreements and documents to Parent:

(i) a certificate, in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Member by the chief executive officer of the Member, containing the Member’s good faith estimate (to be set forth on an accompanying spreadsheet) (such spreadsheet and accompanying certificate being referred to hereafter collectively as the “Consideration Certificate”) of: (A) the aggregate amount of all Company Transaction Expenses (including any Company Transaction Expenses that will become payable after the Effective Time), together with a detailed breakdown thereof; (B) the Closing Indebtedness Amount; (C) the Closing Cash Amount; (D) the Net Working Capital Amount; and (E) the Cash Purchase Price;

(ii) documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Consideration Certificate;

(iii) a certificate of the Secretary of the Member, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying and attaching: (A) the Governing Documents of the Group Companies, (B) the resolutions adopted by the Board of Managers of the Member to authorize and adopt this Agreement, the Contribution and the other transactions contemplated hereby and (C) the Written Consent;

(iv) written resignations of each officer and director of each Group Company, effective as of the later of the Closing and the date Parent causes such director or officer to be replaced, in form and substance satisfactory to Parent;

(v) a certification from the Member of the Member’s non-foreign status, in form and substance reasonably satisfactory to Parent, in accordance with Treasury Regulation § 1.1445-2(b) and Code Section 1446(f), with respect to which Parent shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Treasury Regulation § 1.1445-4;

(vi) a unit power, in form and substance reasonably satisfactory to Parent, duly executed in blank by the Member, with respect to all of the Company Units;

(vii) a lock-up agreement duly executed by the Member and in the form of Exhibit D (the “Lock-Up Agreement”);

(viii) a duly executed copy of the Lock-Up and Permitted Sale Agreement in the form of Exhibit E from the parties to the Settlement Agreement (other than the Member) that will receive shares of Holdco Common Stock at Closing; and

(ix) any documents or other deliveries of the Member set forth in Article VIII.

(c) At the Closing, Parent and Holdco shall deliver to the Member the following:

(i) the Certificate of Merger, duly executed by Parent;

(ii) a certificate of the Secretary of Parent, dated as of the Closing Date and in form and substance reasonably satisfactory to the Member, certifying and attaching: (A) the Governing Documents of each of Parent, Holdco and Merger Sub, (B) the resolutions adopted by the Board of Directors of Parent to authorize and adopt this Agreement and the transactions contemplated hereby, including the Merger, (C) the final report of the inspector of elections with respect to the Parent Stockholder Meeting, (D) the resolutions adopted by the Board of Directors of Holdco to authorize and adopt this Agreement and the transactions contemplated hereby, including the Merger and the issuance of shares of Holdco Common Stock and Holdco Preferred Stock in connection with the Merger and Contribution, (E) the resolutions of Parent, as sole stockholder of Holdco, adopting this Agreement and approving the issuance of shares of Holdco Common Stock and Holdco Preferred Stock in connection with the Merger and Contribution, (F) the resolutions adopted by the Board of Directors of Merger Sub to authorize and adopt this Agreement and the transactions contemplated hereby, including the Merger and (G) the resolutions of Holdco, as sole stockholder of Merger Sub, adopting this Agreement and approving the Merger;

(iii) a duly executed copy of the Lock-Up and Permitted Sale Agreement in the form of Exhibit E from Parent and Holdco; and

(iv) any documents or other deliveries of Parent set forth in Article VIII.

2.03 Member Share Issuance; Closing Payments. At the Effective Time, (i) Holdco shall, and Parent shall cause Holdco to, issue to the lenders under the Credit Agreement and any applicable Interim Debt Financing, in a registered transaction pursuant to the Registration Statement that has been declared effective under the Securities Act, uncertificated, book-entry shares that shall not contain any restrictive legend regarding the ability to resell such shares, representing the number of shares of Holdco Common Stock to be paid to the lenders under the Credit Agreement and any such Interim Debt Financing at the Closing as part of the Payoff Amounts, as set forth in the Payoff Letters, and shall cause Broadridge Corporate Issuer Solutions, Inc. (or such other Person as may be mutually agreed upon by Holdco and the Member) (the “Agent”) to credit in the stock ledger and other appropriate books and records of Holdco the number of shares of Holdco Common Stock issued to such lenders in respect of the Stock Consideration, (ii) Holdco shall, and Parent shall cause Holdco to, issue to the Member uncertificated, book-entry shares representing the number of shares of Holdco Common Stock sufficient to deliver the aggregate Stock Consideration not issued to the lenders under the Credit Agreement and any applicable Interim Debt Financing pursuant to clause (i) above, and shall cause the Agent to credit in the stock ledger and other appropriate books and records of Holdco the number of shares of Holdco Common Stock issued to the Member in respect of the Stock Consideration and (iii) in the case of the Cash Purchase Price, pay by wire transfer of immediately available funds the amount of the aggregate Cash Purchase Price (as determined based upon the Consideration Certificate).

2.04 Parent Exchange Procedures. Each Parent Certificate representing Parent Stock (other than Parent Cancelled Shares) immediately prior to the Effective Time shall, from and after the Effective Time and as a result of the Merger, represent an equivalent number of shares of Holdco Common Stock or Holdco Preferred Stock, as applicable; provided, however, that if an exchange of Parent Certificates for new certificates is required by Law or applicable rule or regulation, or is desired at any time by Holdco, in its sole discretion, Holdco shall arrange for such exchange on a one-for-one-share basis. At the Effective Time, Holdco shall cause the Agent to credit in the stock ledger and other appropriate books and records of Holdco an equivalent number of shares of Holdco Common Stock or Holdco Preferred Stock, as applicable, for any uncertificated shares of Parent Common Stock or Parent Preferred Stock (other than any Parent Cancelled Shares). For the avoidance of doubt, from and after the Effective Time, the former holders of (i) Parent Common Stock, which has been converted into Holdco Common Stock at the Effective Time, shall be entitled to receive any dividends and distributions which may be made with respect to such shares of Holdco Common Stock and (ii) Parent Preferred Stock which has been converted into Holdco Preferred Stock at the Effective Time, shall be entitled to receive any dividends and distributions which may be made with respect to such shares of Holdco Preferred Stock.

2.05 No Further Ownership Rights. The shares of Holdco Common Stock issued upon conversion of Parent Common Stock and the shares of Holdco Preferred Stock issued upon conversion of Parent Preferred Stock, in each case in accordance with the terms of Article I and this Article II, shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the shares of Parent Common Stock and Parent Preferred Stock, as applicable. From and after the Effective Time, (a) all holders of certificates formerly representing shares of Parent Stock or of uncertificated shares of Parent Stock shall cease to have any rights as stockholders of Parent other than the shares of Holdco Common Stock or Holdco Preferred Stock into which the shares represented by such certificates or uncertificated shares have been converted pursuant to this Agreement in accordance with Section 1.04, and (b) the stock transfer books of the Surviving Corporation shall be closed with respect to all shares of Parent Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Holdco or the Surviving Corporation of shares of Parent Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates or book-entry shares formerly representing shares of Parent Stock are presented to Holdco or the Agent for any reason, such certificates or book-entry shares (as applicable) shall be cancelled and their holders shall be credited shares of Holdco Common Stock or Holdco Preferred Stock as provided in this Article II.

2.06 Earnout Shares and Payments.

(a) In addition to the Stock Consideration and the Cash Purchase Price payable in respect of the Contribution pursuant to Section 2.03, subject to Holdco’s rights set forth in Section 2.06(e), Holdco shall be required to make cash payments to the Member and issue additional shares of Holdco Common Stock (such shares, the “Earnout Shares”) to the Member, in each case, as provided in this Section 2.06:

(i) if the Giants Revenue is equal to or exceeds $65,000,000 in any LTM period ending on or prior to December 31, 2020, then Holdco shall pay the Member, or as directed by the Member, by wire transfer of immediately available funds, $20,000,000, subject to reduction pursuant to Section 2.06(e), and once such cash payment is made to the Member or according to the Member’s direction, pursuant to this Section 2.06(a)(i), Holdco shall have no further obligations pursuant to this Section 2.06(a)(i); provided, that the Parties acknowledge that the Member directs Holdco to pay a portion of this payment in accordance with the terms of the Settlement Agreement;

(ii) if the Giants/Zyga Revenue is greater than $85,000,000 in any LTM Period ending on or prior to December 31, 2021, then Holdco shall issue to the Member the number of Initial Earnout Shares payable to the Member with respect to such LTM Period (less the total number of Earnout Shares that have previously been issued to the Member pursuant to this Section 2.06(a)(ii)), and once the applicable Initial Earnout Shares (subject to reduction as set forth in Section 2.06(e)) are issued to the Member, pursuant to this Section 2.06(a)(ii), with respect to an LTM Period in which the Giants/Zyga Revenue is $105,000,000 or greater, Holdco shall have no further obligations pursuant to this Section 2.06(a)(ii);

(iii) if the Giants/Zyga Revenue is greater than $105,000,000 in any LTM Period ending on or prior to December 31, 2022, then Holdco shall, at its option, either (A) issue to the Member the Final Earnout Shares, subject to reduction pursuant to Section 2.06(e), or (B) pay the Member, by wire transfer of immediately available funds, the Cash Election Amount (subject to reduction as set forth in Section 2.06(e)), and once the applicable Final Earnout Shares are issued to the Member or applicable Cash Election Amount is paid to Member, pursuant to this Section 2.06(a)(iii), with respect to an LTM Period in which the Giants/Zyga Revenue is $125,000,000 or greater, Holdco shall have no further obligations pursuant to this Section 2.06(a)(iii); and

(iv) immediately prior to, but subject to the consummation of, (A) a Change of Control Transaction prior to December 31, 2020, (I) the $20,000,000 cash payment set forth in Section 2.06(a)(i) shall be paid and (II) the maximum number of Earnout Shares payable to the Member pursuant to this Section 2.06 shall be issued, in each case less the total number of Earnout Shares and cash payments that have been previously issued or made to the Member pursuant to

Sections 2.06(a)(i), 2.06(a)(ii) and 2.06(a)(iii), to the Member (provided that, in lieu of any issuance of Final Earnout Shares pursuant to Section 2.06(a)(iii), Holdco may elect at its option to instead pay, the Member, by wire transfer of immediately available funds, $45,000,000, less the total number of Final Earnout Shares and cash payments that have been previously issued or made to the Member pursuant to Section 2.06(a)(iii)) whereupon such issuance and/or payment, Holdco’s obligation to issue additional Earnout Shares or make any cash payments in the future under this Section 2.06 shall terminate, (B) a Change of Control Transaction on or following December 31, 2020 but prior to December 31, 2021, the maximum number of Earnout Shares payable to the Member pursuant to Section 2.06(a)(ii) and Section 2.06(a)(iii) shall be issued, less the total number of Earnout Shares and cash payments that have been previously issued or made to the Member pursuant to Sections 2.06(a)(ii) and 2.06(a)(iii), to the Member (provided that, in lieu of any issuance of Final Earnout Shares pursuant to Section 2.06(a)(iii), Holdco may elect at its option to instead pay, the Member, by wire transfer of immediately available funds, $45,000,000, less the total number of Final Earnout Shares and cash payments that have been previously issued or made to the Member pursuant to Section 2.06(a)(iii)) whereupon such issuance and/or payment, Holdco’s obligation to issue additional Earnout Shares or make any cash payments in the future under this Section 2.06 shall terminate or (C) a Change of Control Transaction on or following December 31, 2021 but prior to December 31, 2022, at the election of Holdco, either the number of Final Earnout Shares payable to the Member pursuant to Section 2.06(a)(iii) shall be issued to the Member or Holdco shall pay the Member, by wire transfer of immediately available funds, $45,000,000, in each case less the total number of Final Earnout Shares and cash payments that have been previously issued or made to the Member pursuant to Section 2.06(a)(iii), whereupon such issuance or payment Holdco’s obligation to issue additional Earnout Shares or make any cash payments in the future under this Section 2.06 shall terminate.

(b) Holdco shall:

(i) provide the Member with a statement setting forth the Giants/Zyga Revenue during such quarter and, if the end of such quarter is at least twelve (12) months after the Closing, for the LTM Period ending at the end of such quarter, in each case, within forty-five (45) days following the completion of each calendar quarter that is not a fiscal year end from the Closing Date through December 31, 2022;

(ii) provide the Member with a statement setting forth the Giants Revenue during such quarter within forty-five (45) days following the completion of each calendar quarter that is not a fiscal year end from the Closing Date through December 31, 2020; and

(iii) provide the Member with a statement setting forth the (A) Giants/Zyga Revenue for the applicable fiscal year prepared by Holdco’s then current financial statement auditor within fifteen (15) days following the completion of Holdco’s fiscal year audit for each fiscal year through December 31, 2022 and (B) Giants Revenue for the applicable fiscal year prepared by Holdco’s then current financial statement auditor within fifteen (15) days following the completion of Holdco’s fiscal year audit for each fiscal year through December 31, 2020.

(c) Holdco’s obligation to issue the Earnout Shares or make any cash payment to the Member in accordance with Section 2.06 is an independent obligation of Holdco and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Shares.

(d) Subject to Section 2.06(e), any Earnout Shares that Holdco is required to issue or cash payments that Holdco is required to make, in each case, pursuant to Section 2.06(a) shall be issued or made to the Member no later than the earlier of (i) five (5) Business Days following the date upon which Holdco determines that the applicable conditions precedent set forth in Section 2.06(a)(i), 2.06(a)(ii) or 2.06(a)(iii) have been satisfied or, in the case of a Change of Control Transaction, immediately prior to or substantially concurrent with the consummation of such Change of Control Transaction and (ii) five (5) Business Days following the date upon which the Accounting Firm, in accordance with Section 2.06(g), determines that the applicable conditions precedent set forth in Section 2.06(a)(i), 2.06(a)(ii), 2.06(a)(iii) or Section 2.06(a)(iv)

have been satisfied; provided, however, that notwithstanding the foregoing, in no event shall Holdco be required to make a cash payment to the Member pursuant to Section 2.06(a)(i) prior to December 31, 2020.

(e) Notwithstanding anything to the contrary set forth herein:

(i) in the event that it is determined in accordance with this Agreement that any Parent Indemnitee is entitled to be indemnified for Damages pursuant to Article IX or Section 11.02, Holdco shall have the right to, at Holdco’s sole discretion: (A) withhold and set off against a number of Earnout Shares (or, if applicable, cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)) otherwise earned by the Member pursuant to Section 2.06(a), equal to the amount of such Damages such Parent Indemnitee is entitled to pursuant to Article IX or Section 11.02 hereof (assuming for such withholding and set off of the Earnout Shares, a value per Earnout Share equal to the Indemnification Price); provided, however, that prior to withholding or setting off against any cash payment pursuant to Section 2.06(a)(iii) or Earnout Shares otherwise earned by the Member, Holdco must first withhold and set off such Damages against any cash payment earned by the Member pursuant to Section 2.06(a)(i) but not yet paid; (B) permanently reduce the amount of the Earnout Shares (or, if applicable, cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)) available to be issued (or paid) to the Member pursuant to Section 2.06(a), equal to the amount of such Damages such Parent Indemnitee is entitled to pursuant to Article IX or Section 11.02 hereof (assuming for such reduction of the Earnout Shares, a value per Earnout Share equal to the Indemnification Price); provided, however, that prior to permanently reducing the amount of any cash payment pursuant to Section 2.06(a)(iii) or Earnout Shares available to be issued (or paid) to the Member, Holdco must first permanently reduce the full amount of the cash payment available to be paid to the Member pursuant to Section 2.06(a)(i) if no cash payment has been made pursuant to Section 2.06(a)(i); or (C) if applicable, reduce the amount of any Pre-Closing Tax Refund due to the Member pursuant to Section 11.02(d) by the amount of such Damages such Parent Indemnitee is entitled to pursuant to Article IX or Section 11.02 hereof;

(ii) if, at any time Holdco or any of its Subsidiaries is required to issue any Earnout Shares (or, if applicable, make a cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)) or pay any Pre-Closing Tax Refund to the Member pursuant to this Section 2.06 or Section 11.02(d), any Parent Indemnitee has provided the Member with a Claim Notice for indemnification pursuant to Article IX or Section 11.02 and the amount of indemnification to which the Parent Indemnitees are entitled in respect of such Claim Notice pursuant to this Agreement has not yet been finally determined pursuant to Article IX or Section 11.02, Holdco shall have the right to withhold a number of Earnout Shares from such issuance (or, if applicable, withhold an amount from the cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)), or, if applicable, withhold from any Pre-Closing Tax Refund due to the Member pursuant to Section 11.02(d) an amount, equal to the amount of Damages (assuming for such withholding of the Earnout Shares, a value per Earnout Share equal to Parent’s estimate of the Indemnification Price (which estimate must be reasonably acceptable to the Member)) claimed in such Claim Notice until the final determination of the amount of indemnification to which the Parent Indemnitees are entitled in respect of such Claim Notice pursuant to this Agreement; provided, however, that if multiple issuances and/or payments, as applicable, of Earnout Shares or cash payments pursuant to Section 2.06(a)(i) or 2.06(a)(iii) are earned and have not been made at the time of such withholding and one of such payments is the cash payment otherwise required to be made pursuant to Section 2.06(a)(i), Holdco shall first withhold from any cash payment otherwise required to be made pursuant to Section 2.06(a)(i); and

(iii) upon the final determination of any such claim in clause (ii) hereof, Holdco shall promptly issue to the Member any Earnout Shares (or, if applicable, make the cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)), or, if applicable, cause its applicable Subsidiary to pay the Member the portion of any Pre-Closing Tax Refund, which Holdco does not have the right to withhold and set off pursuant to clause (i) hereof.

(f) The Parties understand and agree that (i) the contingent rights to receive any Earnout Shares or cash payment pursuant to this Section 2.06 shall not be represented by any form of certificate or other instrument, are not transferable, except as specifically provided herein, and do not constitute an equity or ownership interest in Holdco or any of its Subsidiaries; (ii) the Member shall not have any rights as a securityholder of Holdco in respect of its contingent right to receive any Earnout Shares hereunder; and (iii) no interest is payable with respect to any Earnout Shares or cash payment pursuant to this Section 2.06. The Member acknowledges and agrees that (A) the payments set forth in this Section 2.06 are speculative and not guaranteed and subject to numerous factors outside the control of the Parties; (B) none of Holdco, Parent, the Surviving Corporation, the Company nor any of their respective Affiliates or Representatives has promised or projected any payments under this Section 2.06 and the Member has not relied on any projections for any period following the Closing; (C) other than the express covenants and agreements contained in this Agreement, none of Holdco, Parent, the Surviving Corporation, the Company nor any of their respective Affiliates or Representatives owe any fiduciary duties or any other duties (express or implied) to maximize the Giants/Zyga Revenue or Giants Revenue in any applicable period; and (D) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(g) At any time prior to the date on which Holdco has no further obligation pursuant to this Section 2.06 to issue any Earnout Shares or make any cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii), upon the request of the Member (a “Member Request”), which Member Request may not be made more than once in any twelve (12)-month period, Holdco shall, during the period commencing upon the delivery to Holdco of the Member Request and ending upon the final determination of the applicable Earnout Calculations pursuant to this Section 2.06(g), provide the Member, and any accountants or advisors retained by the Member, with reasonable access, during normal business hours, to the relevant books and records of Holdco and its Subsidiaries used in the preparation of, or otherwise reasonably relevant to, Holdco’s calculations of (i) the Giants/Zyga Revenue and Giants Revenue for any applicable period and (ii) the Earnout Shares to be issued and/or cash payments to be made to the Member pursuant to Section 2.06(a) (the “Earnout Calculations”). If the Member disputes any such Earnout Calculations, then the Member shall deliver a written notice (an “Earnout Dispute Notice”) to Holdco at any time during the thirty (30)-day period commencing upon the delivery to Holdco of a Member Request (the “Earnout Review Period”). The Earnout Dispute Notice shall set forth the amount of and basis for the dispute of any such Earnout Calculation in reasonable detail. If the Member does not deliver an Earnout Dispute Notice to Holdco prior to the expiration of the Earnout Review Period, Holdco’s calculation of any Earnout Calculations made prior to the date of the Member Request shall be deemed final and binding. If the Member delivers an Earnout Dispute Notice to Holdco prior to the expiration of the Earnout Review Period, then Holdco and the Member shall negotiate in good faith to reach agreement on any items disputed in the Earnout Dispute Notice within the thirty (30)-day period commencing upon the delivery to Holdco of the Earnout Dispute Notice. If the Member and Holdco are unable to reach agreement on all items in the Earnout Dispute Notice within such thirty (30)-day period, then either Holdco or the Member may submit the unresolved objections to the Accounting Firm, and such Accounting Firm shall be directed by the Member and Holdco to resolve the unresolved objections in accordance with the immediately following sentence. In connection with the resolution of any such dispute by the Accounting Firm (1) each of Holdco and the Member shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues, (2) the Accounting Firm shall determine only such items as remain disputed from the Earnout Dispute Notice in accordance with the terms of this Agreement as promptly as reasonably practicable (and in any event, Holdco and the Member shall use their reasonable best efforts to cause the Accounting Firm to make such determination within sixty (60) days of such referral) and upon reaching such determination shall deliver a reasonably detailed copy of its calculations to the Member and Holdco and (3) the determination made by the Accounting Firm of disputes arising from the Earnout Calculations shall be final and binding, absent manifest error; provided, however, that the Accounting Firm’s resolution of each disputed item from the Earnout Dispute Notice must be within the range of differences between Holdco’s and the Member’s positions with respect to each such disputed item. The expenses and fees of the Accounting Firm shall be allocated between Holdco and the Member in inverse proportion as they may prevail on the disputed amounts resolved by the Accounting Firm, utilizing the values of such disputed amounts as initially submitted by the parties to the Accounting Firm. Such proportional allocation shall be determined by the Accounting Firm at the time its determination is rendered on the disputed items.

(h) If, following the Effective Time, Holdco should split, subdivide, consolidate, combine or otherwise reclassify the Holdco Common Stock, or pay a stock dividend or other stock distribution in Holdco Common Stock, or otherwise change the Holdco Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Holdco in respect of the Holdco Common Stock, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Holdco Common Stock will be appropriately adjusted to proportionately reflect such split, combination, dividend or other distribution or change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBER

Except as disclosed in the Disclosure Schedules, the Member hereby represents and warrants to Parent as follows in this Article III.

3.01 Existence and Good Standing. The Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Each of the Group Companies has all requisite organizational power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted. Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Member has made available to Parent an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect. No Group Company has been dissolved (aufgelöst) or wound up and, to the Knowledge of the Company, there are no reasons that would justify an administrative cancellation (Amtslöschung) of a Group Company.

3.02 Authority; Enforceability. The Member has the full requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and, subject to receipt of the Written Consent, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and to consummate the transactions contemplated hereby and thereby. Subject to receipt of the Written Consent, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Member is a party (or is contemplated to be a party at the Closing) by the Member and the consummation of the transactions contemplated hereby and thereby have been (or will be prior to the Closing) duly and validly authorized by all required organizational action on behalf of the Member. Assuming that this Agreement and each of the other Transaction Documents that is a Contract to which the Member is a party (or is contemplated to be a party at the Closing) is a valid and binding obligation of each other party hereto and thereto, this Agreement and each of the other Transaction Documents to which the Member is a party (or is contemplated to be a party at the Closing) constitutes (or, with respect to such Transaction Documents that are not contemplated to be executed and delivered as of the date hereof, will constitute at the Closing) the valid and binding obligation of the Member enforceable against the Member in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The Board of Managers of the Member has unanimously (a) determined that it is in the best interests of the Member, and declared it advisable, to enter into this Agreement and (b) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the Unitholders adopt this Agreement and to submit this Agreement to the Unitholders for adoption.

3.03 No Violations; Required Filings and Consents.

(a) Except as set forth on Schedule 3.03, the execution and delivery of this Agreement by the Member and the execution and delivery of the other Transaction Documents to which the Member is or is contemplated to be a party does not and will not, and, subject to receipt of the Written Consent, the performance and compliance with the terms and conditions hereof and thereof by the Member and the consummation of the transactions contemplated hereby and thereby by the Member will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination, modification or cancellation or loss of right under, payment of additional fees under, result in a violation of, result in the creation of any Encumbrance under any assets of any Group Company or, assuming that the consents, approvals, authorizations, notices, reports and other filings described in Section 3.03(b) have been made or obtained, as applicable, and any waiting periods thereunder have been terminated or expired, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under:

(i) the Governing Documents of the Member or any of the Group Companies;

(ii) any Law or Order applicable to the Member or the Group Companies or by which any property or asset of the Member or such Group Company is bound or affected; or

(iii) any Material Contract;

except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to adversely affect the Group Companies, taken as a whole, in any material respect.

(b) Except (i) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) for compliance with the federal securities Laws and any applicable U.S. state securities or “blue sky” Laws and foreign securities Laws and (iii) as would not reasonably be expected to adversely affect the Group Companies, taken as a whole, in any material respect, neither Member nor any Group Company is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any other Transaction Document to which it is or is contemplated to be a party or the consummation of the transactions contemplated hereby or thereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by the Member or any Group Company in connection with the Member’s execution, delivery and performance of this Agreement or any other Transaction Document to which it is or is contemplated to be a party or the consummation of the transactions contemplated hereby or thereby.

3.04 Title to Units; Capitalization; Subsidiaries.

(a) The authorized and outstanding equity interests of the Company as of the date hereof are as set forth in Schedule 3.04(a). The Company Units represent all of the issued and outstanding equity interests of the Company. The Company Units were duly and validly issued and are fully paid and non-assessable. The Member owns all of the issued and outstanding equity interests of the Company, free and clear of all Encumbrances, other than transfer restrictions under federal securities Laws and Encumbrances created under the Credit Agreement or any Interim Debt Financing that will be terminated at Closing upon payoff of the Indebtedness thereunder. There are no outstanding, issued or authorized obligations, options, warrants, convertible securities, stock appreciation rights, profit interests, capital stock or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company or obligating the Company to issue or sell any equity interests, shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company.

(b) Schedule 3.04(b) completely and accurately sets forth the name, place of incorporation or formation and authorized and issued and outstanding equity of each Subsidiary of the Company. As of the date hereof, each Subsidiary of the Company is directly or indirectly wholly owned by the Company. Each Group Company’s issued and outstanding shares of capital stock, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable and free of any additional payment obligations (Nachschusspflichten). Except as set forth in Schedule 3.04(b), there are no agreements requiring any Group Company to issue, transfer, sell or otherwise dispose of any shares of capital stock or other securities of any Group Company, including any options, warrants, subscriptions, rights, calls or other similar commitments or agreements relating thereto. Except as set forth in Schedule 3.04(b), no shares of capital stock or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Encumbrances.

(c) As of the date hereof, the lists of shareholders, which have from time to time been held on record with the German commercial register (Handelsregister) of any of the Group Companies (to the extent applicable), have at all times accurately reflected the ownership in all shares in the respective Group Company.

3.05 Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a) Set forth in Schedule 3.05 are the following financial statements (collectively, the “Company Financial Statements”):

(i) the unaudited, consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 31, 2018 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related consolidated income statement for the eight (8)-month period then ended (collectively, the “Interim Company Financial Statements”); and

(ii) the audited, consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015 and the related consolidated statements of operations and comprehensive income (loss), member’s equity and cash flows for the years ended December 31, 2017, December 31, 2016 and December 31, 2015.

(b) The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be expressly set forth in the notes thereto), and fairly present in all material respects the financial condition and results of operations, cash flows and changes in member’s equity of the Group Companies (taken as a whole) at the respective dates and for the respective periods described above, except as set forth on Schedule 3.05(b) and in the case of the Interim Company Financial Statements, subject to the absence of explanatory footnote disclosures and year-end adjustments required by GAAP, none of which would be material. Since December 31, 2017, no Group Company has changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c) There are no Liabilities (whether accrued, absolute, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than any such Liabilities (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, (ii) reflected or reserved against on the Interim Company Financial Statements, (iii) arising or incurred in connection with a transaction or agreement contemplated by this Agreement (excluding the obligations set forth in Section 5.01) or (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole.

(d) Except as set forth in Schedule 3.05(d), none of the Group Companies has any Indebtedness outstanding as of the date hereof.

(e) The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Except as set forth in Schedule 3.05(f), all of the Accounts Receivable (i) represent legal, valid and binding obligations that arose in bona fide transactions from products sold or services rendered by a Group Company in the ordinary course of business and (ii) are not the subject of any Legal Proceedings as of the date hereof. To the Knowledge of the Company, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to the Accounts Receivable.

3.06 Absence of Certain Changes. During the period from the Latest Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06, each Group Company has conducted its business in the Ordinary Course of Business (except with respect to the negotiation of and entry into this Agreement) and:

(a) there has not been a Material Adverse Effect; and

(b) none of the Group Companies has taken any action that would have been prohibited or otherwise restricted under Section 5.01 hereof, had such action been taken during the pre-Closing period, and none of the Group Companies has agreed or committed, whether orally or in writing, to take such an action.

3.07 Real Property.

(a) None of the Group Companies owns or has ever owned any real property.

(b) Schedule 3.07(b) is a true and complete list of all real property in which any of the Group Companies owns a leasehold or subleasehold interest or holds a valid right to occupy or use (the “Company Real Property”) and a complete and correct list of the Real Property Leases applicable thereto. A true and complete copy of each of the Real Property Leases has been made available to Parent and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies made available to Parent. The title in and to the leasehold or subleasehold interests in or valid rights to occupy or use the Company Real Property of each of the Group Companies is free and clear of any Encumbrances, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold or subleasehold interests thereunder for the term thereof. To the Company’s Knowledge, no event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a material breach or default by a Group Company, or permit the termination, modification or acceleration of rent under, any Real Property Lease.

(c) The Company Real Property constitutes all of the material real property used in the conduct of the business as conducted by the Group Companies. There are no leases, subleases, leases, occupancy agreements or other agreements, (other than the Real Property Leases) granting to any Person the right of use or occupancy of any Company Real Property. True and complete copies of the most recent title policies or commitments (and underlying documents), surveys, appraisals, zoning reports, SNDAs and estoppels with respect to the Company Real Property in any Group Company’s possession have been made available to Parent.

(d) With respect to each parcel of Company Real Property:

(i) to the Knowledge of the Company, except as would not be material to the Group Companies, none of the buildings, structures, improvements or appurtenances thereon are located outside of the boundary lines of such land, contravenes any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroaches on any easement which may burden the land or violates any restrictive covenant or any provision of any Legal Requirement;

(ii) the Company has not received any written notice that there is any pending and, to the Knowledge of the Company, there are not any threatened condemnation proceedings, lawsuits or administrative actions relating thereto, or other matters materially and adversely affecting the use, occupancy, or value thereof; and

(i) such parcel has access, sufficient for the conduct of the business as conducted by the Group Companies, to public roads and to all utilities used in the operation of the business at that location.

3.08 Tax Matters. Except as set forth in Schedule 3.08:

(a) all material Taxes (whether or not shown on any Tax Return) for which a Group Company is liable have been timely paid;

(b) all Tax Returns required to have been filed by or with respect to a Group Company have been timely filed, and all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid by or with respect to the Group Companies for the periods covered thereby;

(c) no extension of time within which to file any Tax Return required to have been filed by or with respect to a Group Company is in effect;

(d) no waiver of any statute of limitations relating to Taxes for which the Group Companies are liable is in effect, and no written request for such a waiver is outstanding;

(e) Schedule 3.08(e) sets forth a schedule of the Tax Returns referred to in Section 3.08(b) with respect to which neither the appropriate Governmental Entity has completed its examination (with all issues finally resolved) nor the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has expired;

(f) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened, in writing or otherwise to the Knowledge of the Company, with respect to Taxes for which the Group Companies may be liable;

(g) no Governmental Entity (whether within or without the United States) with respect to which a Group Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Group Company is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(h) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 3.08(b) have been paid in full or otherwise finally resolved;

(i) the charges, accruals and reserves for Taxes with respect to the Group Companies reflected on the books of the Group Companies (excluding any provision for deferred income Taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Group Companies have recorded items on their respective books, and since the end of the last period for which the Group Companies have recorded items on their respective books, none of the Group Companies has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business;

(j) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which a Group Company may be liable that could affect the Group Company’s liability for Taxes for any taxable period ending after the Closing Date;

(k) no Group Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof)

after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code;

(l) no election under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction of a Group Company after the Closing;

(m) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Group Companies (other than this Agreement) will terminate prior to the Closing Date and none of the Group Companies will have any Liability thereunder on or after the Closing Date;

(n) there are no liens for Taxes upon the assets of the Group Companies except liens relating to current Taxes not yet due;

(o) all Taxes which the Group Companies are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity;

(p) no Group Company has been a member of any Company Group other than each Company Group of which it is presently a member, and no Group Company currently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than Group Companies);

(q) no Group Company has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise;

(r) no Group Company has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Group Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law;

(s) any powers of attorney granted by the Group Companies prior to the Closing relating to Taxes will terminate and be of no effect following the Closing;

(t) the Company is disregarded as an entity separate from the Member for federal income tax purposes;

(u) Schedule 3.08(u) sets forth the federal income tax classification of each Group Company and discloses whether an election under Treasury Regulation § 301.7701-3 with respect to the federal income tax classification of such Group Company has been made;

(v) during the last three (3) years, no Group Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied;

(w) no attributes of a Group Company will be reduced or reattributed pursuant to Treasury Regulation § 1.1502-36;

(x) no Group Company is or during the past twelve (12)-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code);

(y) no Group Company has or has ever had a permanent establishment in any country other than the country of its organization;

(z) there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by a Group Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned;

(aa) no transaction contemplated by this Agreement is subject to withholding under Sections 1445 or 1446 of the Code (or similar provision of state, local or foreign law);

(bb) none of the Member, the Company or any other Group Company has established or has been required to establish a Subpart F income recapture account within the meaning of Treasury Regulation § 1.952-1(f) with respect to a Group Company; and

(cc) neither the Member nor any Group Company has taken any action and, to the Knowledge of the Company, there is no fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede (i) the Merger and the Contribution, taken together, from qualifying as a transaction described in Section 351 of the Code or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.09 Contracts.

(a) Schedule 3.09(a) sets forth a correct and complete list of the following Contracts to which any of the Group Companies is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i) each lease or agreement under which a Group Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000, which lease or agreement cannot be cancelled by such Group Company upon thirty (30) days or less notice without penalty to any Group Company;

(ii) each Contract or group of related Contracts that involves future payments, performance or services or delivery of goods or materials to or by any of the Group Companies of any amount or value reasonably expected to exceed $250,000 in the 2018 fiscal year or the 2019 fiscal year, which Contract or group of related Contracts cannot be cancelled by the applicable Group Company upon thirty (30) days or less notice without penalty to any Group Company;

(iii) each Contract requiring or providing for any capital expenditure by the Group Companies in excess of $250,000;

(iv) each joint venture, partnership or strategic alliance with a third party;

(v) each Contract that prohibits any Group Company from competing in any line of business, in any field of use or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee;

(vi) each Contract with any Affiliate or current or former director, officer, employee or equity holder of any Group Company (other than Contracts relating to any person’s employment with a Group Company, Company Employee Benefit Plans and Contracts solely among Group Companies);

(vii) each Contract under which any Group Company has made advances or loans to another Person, other than with respect to employee advances for business expenses in the Ordinary Course of Business;

(viii) each Contract relating to the incurrence, assumption or guarantee of any Indebtedness;

(ix) each Contract for the sale of products by any Group Company that (A) contains “most favored nation” pricing or similar pricing terms or any exclusive or preferential rights to provide, sell or distribute any product of such Group Company to any Person or any other exclusive provisions running in favor or against any of the Group Companies or (B) contains any terms providing for a special or extended warranty;

(x) each Contract relating to an acquisition, sale, merger or divestiture, by any Group Company, of all or substantially all of the equity interests or assets of any Person or business that contains any ongoing covenants or indemnification obligation by or for the benefit of a Group Company (an “M&A Contract”);

(xi) each Contract with a Governmental Authority;

(xii) each Contract with a physician owned distributorship;

(xiii) each Contract with a Material Customer or Material Supplier (excluding standard confidentiality agreements and purchase orders);

(xiv) each Contract with any labor union or collective bargaining association representing any employee of a Group Company, including any foreign equivalent thereof; and

(xv) each Real Property Lease.

(b) With respect to each Material Contract, and except as set forth in Schedule 3.09(b), (i) such Material Contract is the legal and valid obligation of the Group Company party thereto, and, to the Knowledge of the Company, of each other party thereto, enforceable against each of the Group Companies party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and the Group Company party thereto has performed all material obligations required to have been performed by it under the Material Contracts and no Company is in breach of, or default under, any Material Contract in any material respect, and to the Knowledge of the Company no other party to any Material Contract is in breach or default thereunder in any material respect, and (iii) no Group Company has received or given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments, waivers or other changes to such Material Contracts.

3.10 Intellectual Property.

(a) To the Knowledge of the Company, the Group Companies own, or are licensed or otherwise possess legal rights to all patents, design registrations, patent applications, trademarks, trade names, service marks, trade dress, copyrights, domain names, mask works, schematics, technology, know-how, trade secrets, confidential information, customer lists, technical information, technical data, process technology, plans, drawings and blue prints, inventions, algorithms, devices, systems, processes, computer software programs and applications to the extent the same are used in and are material to the respective businesses of the Group Companies.

(b) Schedule 3.10(b) lists all: (i) pending applications and registrations or issued patents for patents and design rights (“Company Patent Rights”), pending applications and registrations for trademarks and service marks and pending applications and registrations for copyrights owned by the Group Companies (collectively “Scheduled Company Intellectual Property”), including whether each such item of Intellectual Property is solely owned or co-owned and, where applicable, the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) written licenses, sublicenses and other agreements as to which any Group Company is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by any Group Company, other than Standard Outbound IP Agreements; (iii) written licenses, sublicenses and other agreements to which any Group Company is a party and pursuant to which such Group Company is authorized to use any third party’s Intellectual Property that is incorporated or used in any product of such Group Company or which is material to its respective operations, and royalties owed under any such agreement, other than Standard Inbound IP Agreements; and (iv) all agreements to which any Group Company is a party that provide for an optional or contingent license, sublicense or other agreement as described in clauses (ii) or (iii) above in this paragraph.

(c) No Group Company is obligated to pay any material royalties and/or fees to any third party with respect to any Intellectual Property license, other than under those licenses listed in Schedule 3.10(c). None of the Company Patent Rights were developed under a funding agreement with the Government of the United States of America or with any state governments, pursuant to which the government of the United States of America or any state governments has rights relative thereto.

(d) Except as set forth on Schedule 3.10(d), to the Knowledge of the Company, no Group Company has received (i) any notice from, or demand or claim by, any third party that any of the Scheduled Company Intellectual Property, including any Company Patent Rights, are not solely owned by the Group Companies, except as identified in Schedule 3.10(d), or that the Company Patent Rights are subject to a compulsory license, or (ii) any notice challenging the validity or enforceability of any of the Company Patent Rights.

(e) To the Knowledge of the Company, no allowable or allowed subject matter of the Company Patent Rights listed in Schedule 3.10(b) as being solely owned is subject to any competing or interfering claims by any third party. Except as set forth on Schedule 3.10(e), no allowable or allowed subject matter of such Company Patent Rights has been the subject of any interference, re-examination or opposition proceedings.

(f) To the Knowledge of the Company, except as set forth on Schedule 3.10(f), each of the Group Companies has taken all action necessary to maintain the enforceability and registration of all Scheduled Company Intellectual Property material to the operation of the respective businesses of the Group Companies. Except as set forth on Schedule 3.10(f), all annuities, maintenance fees or other fees necessary to maintain the pendency or right to assert the Company Patent Rights due on or before the date hereof have been paid according to proper entity status in the relevant jurisdiction. The registrations to Company Patent Rights are in good standing and none of the Company Patent Rights have lapsed, been disclaimed or been dedicated to the public other than as indicated in Schedule 3.10(f).

(g) Each of the Group Companies have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of such Group Company. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made.

(h) Except as set forth in Schedule 3.10(h), to the Knowledge of the Company, within the three (3) years preceding the date of this Agreement, no Group Company has received any written invitation to license or written charge, complaint, claim, demand, or notice that any Group Company has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by any third party. There is no actual, pending or, to the Knowledge of the Company, threatened litigation relating to any Intellectual Property that, individually or in the aggregate, has resulted in a Material Adverse Effect, except as set forth in Schedule 3.10(h). To the Knowledge of the Company, no Group Company is in violation or infringement of any Intellectual Property of any third party.

(i) Except as disclosed on Schedule 3.10(i), to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Scheduled Company Intellectual Property, or any third party Intellectual Property rights to the extent licensed to any Group Company, by any third party. Except as disclosed on Schedule 3.10(i), no Group Company has, in the three (3) years preceding the date of this Agreement, sent to any third Person any written charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by such Group Company.

(j) Subject to any necessary notices and consents, to the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment, or breach of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any Scheduled Company Intellectual Property that is, individually or in the aggregate, material to the Group Companies, except as identified in Schedule 3.10(j).

(k) Each Group Company has entered into written confidentiality agreements with all employees and third parties to whom such Group Company has disclosed material confidential Intellectual Property, except where a failure to do so would not have a Material Adverse Effect.

3.11 Legal Proceedings. Except as set forth in Schedule 3.11, as of the date hereof, there are no, and since January 1, 2016 there have not been any, Legal Proceedings pending, nor, to the Knowledge of the Company, is there any Legal Proceeding threatened against any of the Group Companies (excluding any negotiations with Contract counterparties in the ordinary course of business).

3.12 Orders. Except as set forth in Schedule 3.12, there is no judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Entity, or by arbitration) against any Group Company or by which any Group Company is bound that involves a material unsatisfied monetary obligation or otherwise materially affects the ongoing business or any material assets or properties of any Group Company, and no Group Company is in breach of any such judgment, order, writ, injunction, decree or similar award in any material respect; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.15).

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth an accurate, current, and complete list of all Company Employee Benefit Plans.

(b) There has been made available to Parent, with respect to each Company Employee Benefit Plan in effect as of the date hereof, the following (in each case, as applicable): (i) a copy of the current plan document for each Company Employee Benefit Plan (or in the case of an unwritten Company Employee Benefit Plan, a written description thereof) and related agreements (including trusts, insurance contracts and policies) and all amendments thereto; (ii) a copy of each current annual report (Form 5500 series) and actuarial report, with respect to each such plan (including all schedules and attachments); (iii) a copy of each current summary plan description, together with each summary of material modification required under ERISA with respect to such plan; (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable opinion, advisory, or determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan; and (v) all correspondence to and from any Governmental Entity relating to each such plan during the prior six (6) years.

(c) Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, and all applicable Legal Requirements, including ERISA and the Code. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. Except as may be required by applicable Legal Requirements, each Company Employee Benefit Plan can be amended, terminated, or otherwise discontinued, in each case without Liability to any Group Company, other than normal administrative costs. No fiduciary (within the meaning of Section 3(21) of ERISA) has committed a breach of fiduciary duty that could subject any Group Company to any material Liability (including on account of an indemnification obligation). No Group Company nor any ERISA Affiliate thereof has any Liability (i) on account of any violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code or the Affordable Care Act or (ii) under Section 502(i), 502(l) or Section 4975 of the Code. No Group Company has incurred any material excise Taxes under Chapter 43 of the Code with respect to any Company Employee Benefit Plan and nothing has occurred with respect to any Company Employee Benefit Plan that could reasonably be expected to subject a Group Company to any such Tax.

(d) Except as would not reasonably be expected to adversely affect the Group Companies in any material respect, all contributions and payments and obligations (including premiums, fees and expenses) in respect of a Company Employee Benefit Plan that are due and required under the terms of such Company Employee Benefit Plan, Contract, or applicable Legal Requirements have been fully and timely made and all contributions and payments or other obligations that have accrued but are not yet due have either been made or have been reflected in full on the Company Financial Statements.

(e) No Company Employee Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Group Companies nor any ERISA Affiliate of any Group Company sponsor, maintain, contribute to or have any Liability (contingent or current) with respect to a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (or done so or had any such Liability at any time within the six (6) years prior to the Closing Date). None of the Group Companies nor any ERISA Affiliate of any Group Company contributes to or has an obligation to contribute to, nor at any time within the six (6) years prior to the Closing Date contributed to, had an obligation to contribute to, or was a participating employer in any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) No Company Employee Benefit Plan provides welfare benefits (including retiree life insurance, retiree health benefits, and other retiree employee welfare benefits) to any Person for any reason after such Person terminates employment with a Group Company, other than as required by Section 4980B of the Code. No Group Company has any Liability to provide, or ever represented, promised, or contracted (whether in oral or written form) to any Person that such Person would be provided with, post-termination welfare benefits, other than as required by Section 4980B of the Code. No Company Employee Benefit Plan provides, or has any obligation to provide, welfare benefits to any Person who is not a current or former employee of a Group Company, or a beneficiary thereof. No Company Employee Benefit Plan is, and no Group Company has any Liability with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(g) There are no claims or Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, against any of the Company Employee Benefit Plans, assets of any of the Company Employee Benefit Plans, or any administrator or fiduciary of any Company Employee Benefit Plan with respect to the operation of such Company Employee Benefit Plan, and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to form the basis for any such claims or Legal Proceedings.

(h) Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code, and no Group Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No Group Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(i) Except as set forth in Schedule 3.13(i), neither the execution, delivery, nor performance of this Agreement nor the consummation of the Contribution or any other transaction contemplated by this Agreement will or can reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former employee, officer, director, or consultant or independent contractor of any Group Company, as such, to any payment (including severance pay or similar compensation), cancellation of Indebtedness, or increase in compensation; (ii) result in the acceleration of the time of payment, funding, or vesting under any Company Employee Benefit Plan; or (iii) result in any increase in benefits payable under any Company Employee Benefit Plan. No amount paid or payable (whether in cash, property, or the form of benefits) in connection with the Contribution or any other transaction contemplated by this Agreement to any employee, officer or director of any of the Group Companies or any of their respective Affiliates who is a “disqualified individual” (within the meaning of Section 280G of the Code) will or may (either alone or upon the occurrence of any additional or subsequent events) be an “excess parachute payment” (within the meaning of Section 280G of the Code), or would constitute an “excess parachute payment” if such amount was subject to the provisions of Section 280G of the Code. No Group Company has any obligation to make a “gross-up” or similar payment with respect to any Taxes that may become payable under Section 4999 of the Code.

3.14 Insurance. Schedule 3.14 sets forth a list of all policies of insurance maintained by, or for the benefit of, each Group Company (specifying the insurer and type of insurance) and also lists each insurance claim (other than a claim that resulted in coverage of less than $50,000) made by a Group Company since January 1, 2016 (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14, all insurance coverage maintained with respect to the Group Companies is occurrence-based. With respect to each insurance policy listed in Schedule 3.14, no Group Company or, to the Knowledge of the Company, insurer, is in breach or default (including with respect to the payment of premiums or the giving of notices), under such policy in any material respect. All such policies are in full force and effect (except for policies that have expired under their terms in the ordinary course and have been replaced by insurance policies with substantially similar coverage) and no written or, to the Knowledge of the Company, oral, notice of early cancellation or early termination has been received by any Group Company with respect to any such policy.

3.15 Legal Requirements and Permits.

(a) Each of the Group Companies is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Legal Requirements and Orders, including all Health Care Laws. No Group Company has received written or, to the Knowledge of the Company, oral, notice that it is, and to the Knowledge of the Company no Group Company is, under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements. To the Knowledge of the Company, since January 1, 2016, no Group Company has received any subpoena, written demand, inquiry, information request, complaint, allegation or notice of non-compliance with or violation of any Legal Requirements, including any Health Care Laws, in any material respect.

(b) The Group Companies have been granted all licenses, permits, Device Permits, consents, approvals, franchises and other authorizations under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits are valid and in full force and effect. Each Group Company is in compliance in all material respects with all of its Material Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit.

3.16 Environmental Matters.

(a) Each of the Group Companies is, and at all times since January 1, 2013 has been, in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Group Companies holds and is, and at all times since January 1, 2013 has been, in compliance in all material respects with all Environmental Permits required to operate at the Company Real Property and to carry on their respective businesses as now conducted, all such Environmental Permits are in full force and effect, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permit.

(c) As of the date hereof, there is no material Environmental Claim pending or, to the Knowledge of the Company, threatened against any of the Group Companies.

(d) There has been no Release of, or exposure to, any Hazardous Materials at any Company Real Property or any Former Real Property or, to the Knowledge of the Company, at any third Person site to which Hazardous Materials generated by any Group Company were sent for treatment, recycling, storage or disposal.

(e) No Group Company has entered into or is subject to any Order relating to compliance with, or the Release or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(f) Except as set forth in Schedule 3.16, none of the Group Companies has assumed or provided indemnity against any material Liability of any other Person under any Environmental Laws.

(g) The Member has made available to Parent complete and correct copies of all environmental site assessments, compliance audits, notices of violation, consent orders, and other material environmental reports possessed or under the control of a Group Company and that relate to any Group Company’s environmental compliance, the environmental condition of any Company Real Property or Former Real Property, the investigation of any Hazardous Materials under applicable Environmental Laws or to comply with any Environmental Law.

3.17 Relationships with Related Persons. Except as set forth in Schedule 3.17, the Group Companies are not parties to any Contracts with any Affiliate, shareholder, employee, officer or director of any Group Company other than Contracts governing an individual’s provision of services to the Group Companies and employee benefits and other than Contracts solely among Group Companies. No Group Company has loaned any amounts that remain outstanding to any director, officer, shareholder, member, manager or employee of any Group Company, and no Group Company has borrowed funds from any of the foregoing that remains outstanding. There are no loans, advances or Indebtedness incurred by any Group Company from any director, officer, shareholder, member, manager, employee or Affiliate of any Group Company. Except as set forth on Schedule 3.17, no Affiliate (other than a Group Company) of a Group Company, (i) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (ii) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company.

3.18 Employees; Employment Matters and Independent Contractors.

(a) None of the Group Companies domiciled in the United States is bound by or subject to any collective bargaining agreement or other Contract with any labor union. To the Knowledge of the Company, except as set forth in Schedule 3.18(a), as of the date hereof, no labor union has requested or has sought to represent any of the employees of the Group Companies in the United States. As of the date hereof and within the twelve (12) months prior to the date hereof, there is no, nor has there been any strike, lockout, work stoppage, slowdown, picketing or other labor dispute involving the employees of the Group Companies in the United States pending or, to the Knowledge of the Company, threatened against any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the Latest Balance Sheet Date that would violate or require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, and no Group Company has any outstanding Liability under any such Law.

(b) Except as set forth in Schedule 3.18(b), each Group Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees (as exempt or non-exempt for overtime purposes), workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. Since January 1, 2016, each Group Company has properly completed and retained a Form I-9 with respect to each of its current and past employees in the United States and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its U.S. employees and has provided to Parent complete and accurate copies of all such requested Form I-9s, together with copies of the U.S. employees’ supporting documentation evidencing that such employees have valid work authorization to be employed by the Group Companies. All material payments due from any Group Company on account of wages have been paid or properly accrued as a liability on the books of such Group Company. Except as set forth on Schedule 3.18(b), there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company that could reasonably be expected to result, individually or in the aggregate, in any material Liability to any Group Company.

(c) To the Knowledge of the Company, no senior executive or other key employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with any Group Company or the ability of any Group Company to conduct its business.

(d) Except as set forth in Schedule 3.18(d), no collective labor agreement, works council or employee representative bodies or similar agreement is applicable to the Group Companies domiciled outside the United States or any of their employees, and there are no agreements with any trade union, staff association or staff works council or other organization of employees or workers. As of the date hereof and within the twelve (12) months prior to the date hereof, there is not, nor has there been, any material labor dispute involving the employees of the Group Companies outside the United States pending or, to the Knowledge of the Company, threatened against any Group Company.

(e) The Group Companies have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(f) Except as would not reasonably be expected to result in any material Liability to the Group Companies, the Group Companies have correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

(g) To the Knowledge of the Company, no Group Company has any material Liability under any applicable Law, including under or on account of any Company Employee Benefit Plan, arising out of the misclassification of any person as a consultant, independent contractor or temporary employee, as applicable, and no such person is entitled to any compensation or benefits in any amount from any Group Company under any applicable Law or Company Employee Benefit Plan that he or she has not received and that has not been properly accrued as a Liability on the books of such Group Company.

3.19 Material Customers and Suppliers. Schedule 3.19 sets forth a true and complete list of (a) the 20 largest customers of the Group Companies on a consolidated basis (based on aggregate gross revenues) (each, a “Material Customer”) and (b) the 20 largest suppliers of the Group Companies on a consolidated basis (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”), in each case, for the twelve (12)-month period ended December 31, 2017. To the Knowledge of the Company, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Material Contract with a Material Customer or Material Supplier. Since January 1, 2017, no Material Customer has notified any Group Company in writing of any complaint concerning the products and services provided to such Material Customer (excluding any negotiations with such Material Customers in the ordinary course of business) and no Material Customer or Material Supplier has notified any Group Company in writing that it intends to terminate, discontinue or materially and adversely change its relationship with any Group Company.

3.20 Brokers’ Fees. Except as set forth in Schedule 3.20, no Group Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or any of the Group Companies (following the Closing).

3.21 Compliance with Anti-Corruption Laws; Absence of Certain Payments.

(a) To the Knowledge of the Company, no employee, agent, or representative of the Group Companies has at any time since January 1, 2013: (i) violated or engaged in any activity, practice or conduct which would violate the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable anti-bribery or anti-corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Law; or (iii) directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of

(A) influencing any official act or decision of such official, party or candidate, (B) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (C) securing any improper advantage, in the case of (A), (B) and (C) above in order to assist the Group Companies in obtaining or retaining business for or with, or directing business to, any Person.

(b) The Group Companies have maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law.

(c) To the Knowledge of the Company, no employee, agent, or representative of the Group Companies is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

(d) The Group Companies have since January 1, 2013 complied with all Laws relating to export control and trade sanctions or embargoes.

3.22 Device Regulatory Matters.

(a) Except as set forth on Schedule 3.22(a), each of the Group Companies, is, and since January 1, 2016, has been, in compliance, in all material respects, with all applicable Device Regulatory Laws. Except as set forth in Schedule 3.22(a), each of the Group Companies has not, at any time since January 1, 2016, received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to its business alleging any failure to so comply with applicable Device Regulatory Law. Except as set forth on Schedule 3.22(a), the Group Companies have not received, since January 1, 2016, any written notice of inspectional observations or adverse findings, establishment inspection reports, “warning letters,” “untitled letters,” recalls, field notifications, seizure or similar correspondence or notice from any Governmental Entity alleging or asserting material non-compliance with any applicable Device Regulatory Laws or Device Permits, and there is no such action or proceeding pending or, to the Knowledge of the Company, threatened.

(b) All manufacturing operations for the Group Companies conducted by or on behalf of the Group Companies have, at all times since January 1, 2016, been conducted in compliance in all material respects with the Quality System Regulation (21 CFR Part 820) and equivalent requirements applicable in the European Union pursuant to the Device Regulatory Laws. No Group Company’s product that was manufactured or sold since January 1, 2016, is or was adulterated within the meaning of 21 U.S.C. § 351, misbranded within the meaning of 21 U.S.C. § 352, seized, detained, subject to a suspension of manufacturing, distribution, or marketing, was deemed to compromise the health and/or safety of patients, users or, where applicable, other persons within the meaning of Directive 90/385/EEC, Directive 93/42/EEC or Directive 98/79/EC or has been recalled, is subject to a recall, or is subject to imminent plans to issue a recall and to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to cause: (i) any such product to become adulterated or misbranded; (ii) the seizure, detention, or suspension of manufacturing, distribution, or marketing of any such product; (iii) a change in the labeling or classification of any such product; (iv) the termination, seizure or suspension of marketing of any such product; or (v) a recall of any such product.

(c) (i) The Group Companies, have, at all times since January 1, 2016, obtained, possessed, and maintained in good standing all material Device Permits from any Governmental Entity necessary for their businesses or operations, (ii) none of the Group Companies is in material violation of or default under any such Device Permits, and (iii) no such Device Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement. The Group Companies have at all times since January 1, 2016, held and been in material compliance with all Device Permits that are required for the conduct and operation of their businesses and have made all required filings with, or notifications to, all Governmental Entities pursuant to the Device Regulatory Laws. To the Knowledge of the Company, each third party that is a supplier or contractor for the Group Companies holds and is in compliance in all material respects with all Device Permits required by

Device Regulatory Laws insofar as they reasonably pertain to the products or services the third party provides to the Group Companies in connection with its business. There is no materially false or misleading information or significant omission in any product application or other submission or statement related to any Device Permits submitted by the Group Companies to any Governmental Entity administering Device Regulatory Laws in connection with, or in the conduct or operation of their businesses. Neither the Group Companies nor, to the Knowledge of the Company, any of their employees or agents, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the U.S. Food and Drug Administration to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Schedule 3.22(c) sets forth a true and complete list of each material Device Permit necessary for the conduct of the Group Companies’ businesses as conducted on the date hereof.

(d) Except as would not reasonably be expected to adversely affect the Group Companies in any material respect, (i) the Group Companies have not, with respect to the Group Companies’ businesses, received written notice of any demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity or other Person relating to any product of the businesses, or claim or lawsuit involving a product of the Group Companies’ businesses which is currently pending or, to Knowledge of the Company, threatened, by any Person, (ii) no product recall or post-sale warning is ongoing or under consideration by the Group Companies with respect to any of their products, and (iii) all products of the Group Companies comply with applicable Laws, industry standards and warranties and other specifications provided to customers and other third parties. Since January 1, 2016, except as set forth in Schedule 3.22(d), no customer or other Person has made a material claim relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of, or refund of the purchase price of, any product of the Group Companies’ businesses.

3.23 Healthcare Regulatory Matters.

(a) No Group Company, nor, any of their respective officers, directors, or employees, nor to the Knowledge of the Company, any of the their respective Affiliates or any third parties, in each case, acting on behalf of a Group Company, has (i) knowingly presented or caused to be presented a claim for reimbursement for services to any state or federal Governmental Entity, including any Federal Health Care Program, that is for an item or service that is known or should be known to be: (A) not provided as claimed; (B) not provided in accordance with applicable Health Care Laws; or (C) false or fraudulent; (ii) knowingly offered, paid, solicited, or received any remuneration (including any kickback, bribe, rebate, or fee), overtly or covertly, in cash or in kind: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program or (B) to secure any improper advantage or to obtain or retain business that would cause the Group Company to be in violation of any Health Care Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); (iii) otherwise given, received, offered to pay to or solicited any remuneration from, in cash or kind, directly or indirectly, any past or present patient, customer, physician, other healthcare provider, supplier, vendor, contractor, Federal Health Care Program, other government program, or other Person in violation of any Health Care Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); or (iv) knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein) in order that any past or present patient, customer, physician, other healthcare provider, supplier, vendor, or contractor may receive reimbursement from a Federal Health Care Program or government program or in order that a Group Company may collect reimbursement from a Governmental Entity or Federal Health Care Program.

(b) The reimbursement support provided through Coflex Connect and any other similar programs, including insurance coverage benefits investigations, coding advice, prior authorization and appeals support provided by each of the Group Companies has complied and currently complies with all Health Care Laws.

(c) No Group Company, nor, any of their respective officers, directors, or employees, nor to the Knowledge of the Company, any of the their respective Affiliates or any third parties, in each case, acting on behalf of a Group Company, is or in the last five (5) years has been: (i) under or subject to any pending or threatened investigation, subpoena, civil investigative demand, inquiry, corporate integrity agreement, deferred or non-prosecution agreement, or similar instrument or obligation, or request for documents or information by any Governmental Entity (including the Department of Justice, the U.S. Department of Health and Human Services (“HHS”), the HHS Office of Inspector General (“OIG”), the Centers for Medicare and Medicaid Services, any other HHS agency, any state Medicaid agency, or any state Attorney General); (ii) excluded, suspended or debarred by OIG or the General Services Administration (“GSA”) from participating in any federal healthcare program (as such term is defined at 42 U.S.C. § 1320a-7b(f) and its implementing regulations); (iii) debarred under 21 U.S.C. § 335a or excluded pursuant to 42 U.S.C. § 1320a-7; (iv) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7; (v) a party to an agreement or settlement with any Governmental Entity with regard to any alleged non-compliance with, or violation of, any Law, or (vi) the subject or target of U.S. or other economic sanctions or export restrictions.

3.24 Title, Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 3.24(a) or as would not reasonably be expected to adversely affect the Group Companies in any material respect, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Liens, except for items that have been sold or disposed of subsequent to the date hereof in the Ordinary Course of Business consistent with past practices.

(b) The buildings, plants, structures, and equipment owned or leased by the Group Companies are in all material respects in good operating condition and repair, and adequate for the uses to which they are being put, and, except as described on Schedule 3.24(b), to the Knowledge of the Company, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance conducted in the Ordinary Course of Business that is not material in nature or cost, individually or in the aggregate.

(c) Except as reflected in the Company Financial Statements or as set forth in Schedule 3.24(c), the assets and properties of the Group Companies constitute in all respects all of the assets and properties reasonably necessary to operate the business as conducted by the Group Companies on the date hereof, other than assets that, individually or in the aggregate, are not material to the business.

3.25 Data Protection and Privacy.

(a) Each Group Company has, since January 1, 2016: (i) complied in all material respects with applicable Company Privacy Policies and Data Protection Laws, including through adopting all appropriate technical and organizational security measures to protect Personal Data against a Data Breach; (ii) except as would not reasonably be expected to adversely affect the Group Companies in any material respect, (A) obtained and maintained all registrations and notifications required under applicable Data Protection Laws, and (B) any processing of personal data by or on its behalf has been in accordance with such registrations and notifications; (iii) duly provided data subjects with relevant information notices and acquired any necessary consent of data subjects to the processing of their data, as required under applicable Data Protection Laws, and any processing of Personal Data by or on its behalf has been in accordance with such notices and consents; and (iv) in place written agreements with any third party which it has authorized to have access to Personal Data, including processors, to ensure that the third party respects and maintains the confidentiality and security of the Personal Data and complies at all times with applicable Data Protection Laws and such written agreements with such processors include processing provisions as required under Data Protection Laws.

(b) As at the date hereof: (i) each Group Company is in compliance in all material respects with the terms of all Contracts to which it is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Data); (ii) no Group Company has received a written notice (including any enforcement notice), letter or complaint from a supervisory authority or any data subject alleging breach by it of any Data Protection Laws nor has it been involved in any litigation with respect to its processing of Personal Data; (iii) no data subject has been awarded compensation by a supervisory authority or by a court of law from any Group Company under any Data Protection Laws; (iv) no written request has been made by a data subject to, or order has been made by a supervisory authority or a court of law against, any Group Company for access to, the rectification, restriction, blocking, erasure or destruction of any Personal Data under any Data Protection Laws; and (v) no Group Company has transferred Personal Data outside of the European Economic Area other than in compliance with Data Protection Laws in all material respects.

(c) Following the Closing Date, Holdco and the Group Companies will be entitled to process the Personal Data comprised in the information of the Group Companies created prior to the Closing Date that are in the control or possession of the Holdco and/or the Group Companies after the Closing Date in the manner in which that Personal Data was processed by the Group Companies in the course of business in the three (3) years immediately prior to the Closing Date, including adaptations made due to the introduction of EU-Regulation 2016/679 (General Data Protection Regulation) in May 2018, in compliance with Data Protection Laws.

(d) Neither the execution, delivery or performance of this Agreement or any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor the Member’s provision to Parent, Holdco and Merger Sub, or Parent’s, Holdco’s or Merger Sub’s possession or use of, Personal Data or any other data or information in the databases of the Group Companies, will result in any violation of the Member’s or any Group Company’s Privacy Policy, contract, or any Data Protection Laws or other Laws pertaining to privacy, Personal Data, data security, or spyware.

(e) Each Group Company has established and is in material compliance with an information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of the Information Technology Systems and the data hosted therein; (ii) is designed to protect against unauthorized access to the Information Technology Systems and the systems of any third party service providers that have access to the Information Technology Systems and the data hosted therein; and (iii) complies with applicable Data Protection Laws in all material respects.

(f) Since January 1, 2016, no Group Company has suffered a Data Breach with respect to the Information Technology Systems and no breach or violation of any security program described above has occurred or is threatened, and, to the Knowledge of the Company, there has been no unauthorized or illegal use of or access to the Information Technology Systems and the data hosted therein. No third party service provider working on behalf of a Group Company has notified any Group Company that the third party service provider has had, and, to the Knowledge of the Company, no third party service provider working on behalf of a Group Company has had, a Data Breach with respect to any data collected or used in connection with the operation of the business. No Group Company has notified, nor been required to notify, any data subject or supervisory authority of any Data Breach.

For purposes of this Section 3.25, the words “data subject”, “processing” and “processor” shall have the meaning given to them under Data Protection Laws.

3.26 Warranty. Except as set forth on Schedule 3.26, each product that has been sold or put into trade inventory by the Group Companies since January 1, 2016, conformed and complied in all material respects with all express and implied warranties, except where the failure to conform and comply with such warranties would not reasonably be expected to exceed the reserve for warranty claims set forth on the Latest Balance Sheet. No products manufactured and/or sold by the Group Companies since January 1, 2016, have been the subject of any recall by the Group Companies or any Governmental Entity or other similar action. Schedule 3.26 provides a true, accurate and complete list of the standard terms and conditions for each of the products of the Group Companies, complete and correct copies of which have been made available to Parent. Except as set forth in Schedule 3.26, no product manufactured, sold or delivered by the Group Companies is subject to any guarantee, warranty, or other indemnity, express or implied, beyond the listed standard terms and conditions. No Liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any finished products sold or delivered by the Group Companies in connection with the operation of their business at any time on or prior to the Closing Date beyond the amounts reserved for warranty expense reflected in the Latest Balance Sheet or expected to be reflected in the consolidated balance sheet of the Group Companies as of the Closing Date.

3.27 Company Information. None of the information supplied or to be supplied by the Member or any of the Group Companies or any of their respective Affiliates expressly for inclusion in filings with the SEC, including the Parent SEC Reports, mailings to Parent’s stockholders or the Unitholders with respect to the transactions contemplated by this Agreement, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Joint Proxy and Consent Solicitation Statement/Prospectus and the Registration Statement), will, at the date of filing and/or mailing, as the case may be, or, with respect to the Joint Proxy and Consent Solicitation Statement/Prospectus and the Registration Statement, at the time of any meeting of Parent’s stockholders to be held in connection with the Merger, including the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Member or any Group Company or that are included in such filings and/or mailings). No representation or warranty is made by the Member or any of its respective Affiliates with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied or to be supplied by, or on behalf of, Parent or any of its Affiliates.

3.28 Vote Required. The approval of the Unitholders holding two-thirds (2/3) of the outstanding Member Units, other than Class C Preferred Member Units, Class D Preferred Member Units and Class E-2 Preferred Member Units, given in writing or by vote at a meeting, consenting or voting as a single class, is the only approval of the Unitholders required under the Delaware Limited Liability Company Act (the “DLLCA” ) and the Member’s Governing Documents to approve this Agreement and the transactions contemplated hereby.

3.29 No Other Representations or Warranties. Except for the representations and warranties of Parent, Holdco and Merger Sub set forth in this Agreement or in a certificate delivered pursuant to this Agreement, the Member hereby acknowledges and agrees that neither Parent nor any of its Subsidiaries, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to Parent, any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to the Member or the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND THE MERGER SUB

Except as disclosed in the Parent SEC Reports filed with or furnished to the SEC after January 1, 2017 and prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” section of such Parent SEC Reports and any forward-looking statements or other statements that are similarly predictive or forward-looking in nature), or in the Parent Disclosure Schedule, each of Parent, Holdco and the Merger Sub hereby represents and warrants to the Company as follows:

4.01 Existence and Good Standing. Each of Parent, Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Holdco and

Merger Sub has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, except where failure to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent, Holdco and Merger Sub is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Member an accurate and complete copy of each Governing Document of Parent, Holdco and Merger Sub, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect. There is no pending, or to Parent’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of Parent, Holdco or the Merger Sub.

4.02 Authority; Enforceability. Each of Parent, Holdco and Merger Sub has the full requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and, subject to receipt of the Required Parent Vote, the adoption of this Agreement by Holdco in its capacity as the sole stockholder of Merger Sub and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Holdco, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party (or is contemplated to be a party at the Closing), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent, Holdco or Merger Sub is a party (or is contemplated to be a party at the Closing), by Parent, Holdco and the Merger Sub, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, other than the Required Parent Vote, the adoption of this Agreement by Holdco in its capacity as the sole stockholder of Merger Sub and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Holdco, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and such Transaction Documents. This Agreement and each of the other Transaction Documents to which Parent, Holdco or Merger Sub is a party (or is contemplated to be a party at the Closing) has been (or, with respect to the Transaction Documents that are not contemplated to be executed and delivered as of the date hereof, will be prior to Closing) duly executed and delivered by Parent, Holdco and the Merger Sub, as applicable, and, assuming that this Agreement is a valid and binding obligation of the Member, this Agreement and each of the other Transaction Documents that is a Contract to which Parent, Holdco or Merger Sub is a party (or is contemplated to be a party at the Closing) constitutes (or, with respect to such Transaction Documents that are not contemplated to be executed and delivered as of the date hereof, will constitute at the Closing) a valid and binding obligation of Parent, Holdco and the Merger Sub, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The shares of Holdco Common Stock and Holdco Preferred Stock to be issued as a result of the Merger and the shares of Holdco Stock constituting the Stock Consideration and the Earnout Shares have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights, and will be issued in compliance with all applicable U.S. federal and state securities Laws. As of the date hereof, the Board of Directors of Parent has unanimously (a) determined that it is in the best interests of Parent and Parent’s stockholders, and declared it advisable, to enter into this Agreement, (b) approved the Merger and (c) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the stockholders of Parent adopt this Agreement and to submit this Agreement to the stockholders of Parent for adoption. The Board of Directors of Holdco has unanimously (i) determined that it is in the best interests of Holdco and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the Merger, and the issuance of shares of Holdco Common Stock and Holdco Preferred Stock in connection with the Merger and Contribution and (iii) resolved to submit this Agreement to its sole stockholder for adoption. The Board of Directors of Merger Sub has unanimously (x) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (y) approved the Merger and (z) resolved to submit this Agreement to its sole stockholder for adoption.

4.03 No Violations; Required Filings and Consents.

(a) Except as set forth on Schedule 4.03, the execution and delivery of this Agreement by Parent, Holdco and Merger Sub and the execution and delivery of the other Transaction Documents to which Parent, Holdco or Merger Sub is or is contemplated to be a party does not and will not, and, subject to the receipt of the Required Parent Vote, the adoption of this Agreement by Holdco in its capacity as the sole stockholder of Merger Sub and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Holdco, the performance and compliance with the terms and conditions hereof and thereof by Parent, Holdco and Merger Sub, as applicable, and the consummation of the transactions contemplated hereby and thereby by Parent, Holdco and Merger Sub, as applicable, will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination, modification or cancellation or loss of right under, payment of additional fees under, result in a violation of, result in the creation of any Encumbrance under any assets of Parent, Holdco or Merger Sub or, assuming that the consents, approvals, authorizations, notices, reports and other filings described in Section 4.03(b) have been made or obtained, as applicable, and any waiting periods thereunder have terminated or expired, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under:

(i) the Governing Documents of Parent, Holdco or Merger Sub;

(ii) any Law or Order applicable to Parent, Holdco or Merger Sub, or by which any property or asset of Parent, Holdco or Merger Sub is bound or affected; or

(iii) any Contract binding upon Parent or any of its Subsidiaries that is material to the Parent and its Subsidiaries, taken as a whole, including each contract binding upon Parent or any of its Subsidiaries that is required to be filed by Parent as an exhibit to a Parent SEC Report pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Except (i) for the applicable requirements of the HSR Act, (ii) for compliance with the federal securities Laws and any applicable U.S. state securities or “blue sky” Laws and foreign securities Laws, (iii) for compliance with the rules and regulations of Nasdaq, (iv) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) as would not have a Parent Material Adverse Effect, neither Parent, Holdco nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any other Transaction Document to which it is or is contemplated to be a party or the consummation of the transactions contemplated hereby or thereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by Parent, Holdco or the Merger Sub in connection with its execution, delivery and performance of this Agreement or any other Transaction Document to which it is or is contemplated to be a party or the consummation of the transactions contemplated hereby or thereby.

4.04 Capitalization.

(a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. As of October 29, 2018 (the “Parent Capitalization Date”), 63,461,700 shares of Parent Common Stock were issued and outstanding, and 50,000 shares of Parent Preferred Stock were issued and outstanding. As of the Parent Capitalization Date, there were 4,380,552 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options, 30,212 shares of Parent Common Stock subject to outstanding Parent Restricted Stock Awards (assuming achievement of the applicable performance goals at the maximum level), 15,152,761 shares of Parent Common Stock issuable upon the conversion of issued and outstanding shares of Parent Preferred Stock and 1,221,180 shares of Parent Common Stock were held in treasury. From the Parent Capitalization Date to the date of this Agreement, (i) Parent has not issued any shares of Parent Common Stock or Parent Preferred Stock except pursuant to the exercise of Parent Stock Options and the Settlement of Parent Restricted Stock Awards outstanding as of the Parent Capitalization Date in accordance with their terms and (ii) Parent has not issued any Parent Stock Options or Parent Restricted Stock Awards, except to directors, employees and contractors of Parent and its Subsidiaries in the Ordinary Course of Business.

(b) The authorized capital stock of Holdco consists of 1,000 shares of Holdco Common Stock. As of October 29, 2018, 1,000 shares of Holdco Common Stock were issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, all of the issued and outstanding capital stock of Holdco is, and immediately prior to the Effective Time all of the issued and outstanding capital stock of Holdco will be, owned, beneficially and of record, directly by Parent.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 of which are issued and outstanding. All such shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time all of the issued and outstanding capital stock of Merger Sub will be, owned, beneficially and of record, directly by Holdco.

(d) Except as set forth above in Section 4.04(a), as of the Parent Capitalization Date no shares of capital stock of Parent are issued and outstanding and Parent does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent; and Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Parent. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in Section 4.04(a), as of the Parent Capitalization Date there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries), that are convertible into or exercisable for a share of Parent Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of capital stock of Parent. Except as set forth in Schedule 4.04(d), there are no outstanding contractual obligations of Parent (i) affecting the voting rights of, (ii) containing any right of first refusal with respect to or (iii) granting any preemptive or similar antidilutive rights with respect to Parent Common Stock, Parent Preferred Stock or any other equity interests in Parent.

(e) The issued and outstanding shares of Parent Common Stock and Parent Preferred Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws. Parent has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in its Governing Documents that is, or at the Effective Time shall be, applicable to Parent, the Parent Common Stock, the Parent Preferred Stock, the Merger, the Contribution or the other transactions contemplated by this Agreement.

4.05 Subsidiaries. Parent and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than (a) their Subsidiaries or (b) investments in marketable securities acquired in the Ordinary Course of Business in accordance with Parent’s investment policy or that constitute cash or cash equivalents. Schedule 4.05 sets forth, as of the date of this Agreement, each of Parent’s material Subsidiaries and the ownership interest of Parent in each such material Subsidiary. The outstanding shares of capital stock, or membership interests or other ownership interests of, each material Subsidiary of Parent, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent, directly or indirectly. Parent owns, beneficially and of record, directly or indirectly, all of the shares of capital stock of, or membership interests or other ownership interests in, Holdco, Merger Sub and each material Subsidiary of Parent, free and clear of any Encumbrances other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, Holdco, Merger Sub and each material Subsidiary of Parent, as applicable, are the sole outstanding securities of such Subsidiaries. Except for the Holdco Common Stock, Holdco Preferred Stock, stock options in respect of shares of Holdco Common Stock and restricted stock awards relating to Holdco Common Stock, in each case, to be issued as a result of the Merger and the shares of Holdco Stock constituting the Stock Consideration and the Earnout Shares, Holdco, Merger Sub and the material Subsidiaries of Parent do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and none of Parent, Holdco, Merger Sub or any of Parent’s material Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent, other than the registration under the Securities Act of the securities of Holdco to be issued pursuant to Sections 1.01(b), 1.04(a), 1.04(b), 2.06(a).

4.06 Legal Proceedings. Except as set forth in Schedule 4.06, there are no material Legal Proceedings pending or, to Parent’s Knowledge, threatened, that (a) challenge the validity or enforceability of Parent’s, Holdco’s or Merger Sub’s obligations under this Agreement or the other Transaction Documents to which Parent, Holdco or the Merger Sub is or is contemplated to be a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Parent, Holdco or the Merger Sub of the transactions contemplated herein or therein or (c) would have, individually or in the aggregate, a Parent Material Adverse Effect.

4.07 SEC Filings and Financial Statements.

(a) Parent and its Subsidiaries have filed or furnished, as applicable, on a timely basis, each registration statement, prospectus, form, statement, certification, report and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any of its Subsidiaries pursuant to the Exchange Act or the Securities Act with the SEC since January 1, 2016 (as such documents have since the time of their filing been amended or supplemented and to the extent publicly available, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent SEC Reports, and, to Parent’s Knowledge, none of the Parent SEC Reports is subject to ongoing SEC review. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules thereto) included or incorporated by reference in the Parent SEC Reports (i) at the time they were filed or furnished (A) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly set forth in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (ii) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments which would not be material individually or in the aggregate and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries for the respective periods then ended. Parent has heretofore furnished to the Member complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

4.08 Internal Controls. Parent has designed and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent (a) any significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls over financial reporting or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Member, prior to the date of this Agreement, either materials relating to or a summary of any disclosure of matters described in clauses (a) or (b) in the immediately preceding sentence made by management of Parent to Parent’s auditors or the audit committee of the Board of Directors of Parent.

4.09 Absence of Certain Changes. During the period from June 30, 2018 to the date hereof, Parent and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business (except with respect to the negotiation of and entry into this Agreement) and there has not been a Parent Material Adverse Effect.

4.10 No Undisclosed Liabilities. Except as set forth in Schedule 4.10, there are no Liabilities (whether accrued, absolute, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than any such Liabilities (i) incurred in the Ordinary Course of Business since June 30, 2018, (ii) reflected or reserved against on the financial statements in the Parent SEC Reports that have been filed with or furnished to the SEC as of the date hereof, (iii) arising or incurred in connection with a transaction or agreement contemplated by this Agreement (excluding the obligations set forth in Section 6.05) or (iv) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.11 Legal Requirements. Except as set forth in Schedule 4.11 or as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and its Subsidiaries is, and since January 1, 2016 has been, in compliance with all applicable Legal Requirements and Orders. Except as set forth in Schedule 4.11 or as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received written notice that it is, and to Parent’s Knowledge, neither Parent nor any of its Subsidiaries is, under investigation by any Governmental Entity with respect to any alleged violation of any applicable Legal Requirements. To Parent’s Knowledge, except as set forth in Schedule 4.11 or as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any subpoena, written demand, inquiry, information request, complaint, allegation or notice of non-compliance with or violation of any Legal Requirements.

4.12 Orders. There is no judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Entity, or by arbitration) against

Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries is bound that would have a Parent Material Adverse Effect.

4.13 Tax Matters. Parent has not taken any action and, to Parent’s Knowledge, there is no fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede (i) the Merger and the Contribution, taken together, from qualifying as a transaction described in Section 351 of the Code or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14 Intellectual Property.

(a) To Parent’s Knowledge, Parent and its Subsidiaries own, or are licensed or otherwise possess legal rights to all patents, design registrations, patent applications, trademarks, trade names, service marks, trade dress, copyrights, domain names, mask works, schematics, technology, know-how, trade secrets, confidential information, customer lists, technical information, technical data, process technology, plans, drawings and blue prints, inventions, algorithms, devices, systems, processes, computer software programs and applications to the extent the same are used in and are material to the respective businesses of Parent and its Subsidiaries.

(b) Parent and its Subsidiaries have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of their Trade Secrets. To Parent’s Knowledge, no unauthorized disclosure of any material Trade Secrets, including Trade Secrets relating to Parent and its Subsidiaries’ BIOCLEANSE and TUTOPLAST processes, has been made.

(c) Except as set forth in Schedule 4.14(c), to Parent’s Knowledge, within the three (3) years preceding the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written invitation to license or written charge, complaint, claim, demand, or notice that Parent or any of its Subsidiaries has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by any third party.

(d) There is no actual, pending or, to Parent’s Knowledge, threatened litigation, now or within the three (3) years preceding the date of this Agreement, relating to any Intellectual Property that would, individually or in the aggregate, result in a Parent Material Adverse Effect, except as set forth in Schedule 4.14(d).

4.15 Healthcare Regulatory Matters. Neither Parent, nor any of its officers, directors, or employees, in each case, acting on behalf of Parent, is or in the last five (5) years has been: (i) under or subject to any pending or threatened investigation, subpoena, civil investigative demand, inquiry, corporate integrity agreement, deferred or non-prosecution agreement, or similar instrument or obligation, or request for documents or information by any Governmental Entity (including the Department of Justice, HHS, the OIG, the Centers for Medicare and Medicaid Services, any other HHS agency, any state Medicaid agency, or any state Attorney General); (ii) excluded, suspended or debarred by OIG or the GSA from participating in any federal healthcare program (as such term is defined at 42 U.S.C. § 1320a-7b(f) and its implementing regulations); (iii) debarred under 21 U.S.C. § 335a or excluded pursuant to 42 U.S.C. § 1320a-7; (iv) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7; or (v) a party to an agreement or settlement with any Governmental Entity with regard to any alleged non-compliance with, or violation of, any Law.

4.16 Brokerage. Except for Parent’s obligations to Piper Jaffray & Co., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent, Holdco, the Merger Sub or any of Parent’s other Subsidiaries.

4.17 Financing.

(a) Parent has delivered to the Member true, complete and correct copies of (i) the executed debt commitment letter from Ares Capital Management LLC (“Ares”), including all exhibits, schedules, annexes and amendments thereto, and (ii) the consent letter from JPMorgan Chase Bank, N.A. (together with Ares, collectively, the “Lenders”), and each fee letter associated therewith (each of which such letters may be redacted as set forth in such commitment letters) (as each may be amended, modified, supplemented, replaced or extended from time to time in accordance with Section 6.03, collectively, the “Commitment Letters”) providing the terms and conditions on which the Lenders have committed to provide or continue to provide, as applicable, to Parent debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (such debt financing, as may be amended, modified, supplemented or replaced from time to time in accordance with Section 6.03, the “Financing”). As of the date hereof, except for (i) the Commitment Letters and as expressly set forth in the Commitment Letters and (ii) customary engagement letters and non-disclosure agreements with the Lenders or their respective Affiliates which do not impact the conditionality or amount of the Financing, there are no side letters or Contracts, understandings or arrangements to which Parent or any of its Subsidiaries is party relating to the Financing that would adversely affect the availability of all or any portion of the Financing.

(b) As of the date hereof, (i) the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligation of Parent, and, to Parent’s Knowledge, each of the Lenders party thereto, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Legal Requirements relating to or affecting creditors’ rights generally or equitable principles (regardless of whether enforcement is sought at law or in equity); (ii) the Commitment Letters have not been amended or modified in any respect and, to Parent’s Knowledge, no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letters that are permitted by Section 6.03) as of the date hereof; and (iii) the commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect. Parent has paid in full any and all fees required to be paid under the Commitment Letters that are due and payable on or prior to the date hereof.

(c) There are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Commitment Letters or otherwise) related to the funding of the full amount (or any portion) of the Financing nor any contingencies that would allow the Lenders to reduce the total amount of the Financing, except as expressly set forth in the Commitment Letters. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III, the satisfaction of the conditions precedent to Parent’s obligations under this Agreement set forth in Section 8.01 and the compliance and performance by the Member of its covenants and agreements set forth in this Agreement, to Parent’s Knowledge, there is no fact or occurrence existing as of the date hereof that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate or that causes the Commitment Letters to be ineffective with respect to Parent or that precludes the satisfaction of the conditions under Parent’s control set forth in the Commitment Letters.

(d) Assuming the Financing is funded in accordance with the Commitment Letters, based on the terms and the compliance and performance by the Member of its covenants and agreements set forth in this Agreement, Holdco and its Subsidiaries will have at and as of the Closing Date funds sufficient to pay any of each of Holdco’s and its Subsidiaries’ respective obligations under this Agreement (other than any obligation to make a cash payment to the Member pursuant to Section 2.06) or the Commitment Letters, including (i) the Cash Purchase Price, (ii) the Closing Indebtedness Amount, (iii) the amount of unpaid Company Transaction Expenses, (iv) all fees and expenses required to be paid by Holdco or any of its Subsidiaries in connection with the Financing, (v) any repayment or refinancing of any outstanding Indebtedness of the Company and its Subsidiaries contemplated by the Commitment Letters and (vi) all fees, expenses and other payments (other than cash payments to the Member pursuant to Section 2.06) required to be paid by Holdco or any of its Subsidiaries pursuant to this Agreement (the amount so required to make such payments, excluding Parent’s other sources of funds, the “Required Amount”).

4.18 Purpose. Holdco and Merger Sub are each newly organized corporations, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Neither Holdco nor Merger Sub has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Each of Holdco and Merger Sub is a wholly owned Subsidiary of Parent.

4.19 Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Group Companies.

4.20 Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion in the Parent SEC Reports or any other filings with the SEC, mailings to Parent’s stockholders or the Unitholders with respect to the transactions contemplated by this Agreement, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Joint Proxy and Consent Solicitation Statement/Prospectus and the Registration Statement), will, at the date of filing and/or mailing, as the case may be, or, with respect to the Joint Proxy and Consent Solicitation Statement/Prospectus and the Registration Statement, at the time of any meeting of Parent’s stockholders to be held in connection with the Merger, including the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the applicable filings). No representation or warranty is made by Parent, Holdco or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied or to be supplied by, the Company or any of its Affiliates.

4.21 State Takeover Laws. The Board of Directors of each of Parent and Holdco has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law, including Section 203 of the DGCL, will apply with respect to or as a result of the execution of this Agreement or the Parent Stockholder Support Agreements or the consummation of the Merger and the Contribution or the other transactions contemplated hereby.

4.22 No Other Representations or Warranties. Except for the representations and warranties of the Member set forth in this Agreement or in a certificate delivered pursuant to this Agreement, Parent, Holdco and Merger Sub each hereby acknowledge and agree that neither the Member nor any of its Subsidiaries, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to the Member, any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to the Parent, Holdco or Merger Sub.

ARTICLE V

COVENANTS OF THE MEMBER

5.01 Conduct of the Business.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (1) as set forth in Schedule 5.01, (2) if Parent will have consented (such consent, solely to the extent set forth in Section 5.01(b), not to be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law, (4) with respect to an Interim Financing or (5) as otherwise expressly contemplated by this Agreement, the Member will cause the Group Companies to conduct their business, in all material respects, in the Ordinary Course of Business, and the Member shall cause the Group Companies to use their respective commercially reasonable efforts to preserve intact the current business organization and ongoing operations of the Group Companies, maintain relations and goodwill with suppliers, customers, landlords, employees and creditors with whom such Group Company has a relationship, and maintain the properties and assets of the Group Companies in their current state of repair and condition (excluding normal wear and tear).

(b) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (v) as set forth in Schedule 5.01, (w) if Parent will have consented (such consent not to be unreasonably withheld, conditioned or delayed in respect of clauses (ix), (x), (xi), (xiv), (xvi), (xvii)(A),

(xx), (xxi) and (xxii) (solely to the extent relating to one of the preceding clauses)), (x) as required by applicable Law, (y) with respect to an Interim Financing or (z) as otherwise expressly contemplated by this Agreement, the Member will not, and will not permit any of the Group Companies to:

(i) issue, sell or deliver any of the Company’s or any other Group Company’s equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of the Company’s or any other Group Company’s equity securities;

(ii) recapitalize, reclassify, combine, split, subdivide or redeem, declare any stock or equity dividend, purchase or otherwise acquire or otherwise make any change in, directly or indirectly, any Group Company’s equity interests or make any other change with respect to any Group Company’s capital structure;

(iii) amend its Governing Documents;

(iv) in the case of any Group Company, make any redemption or purchase of its equity interests;

(v) create any new Subsidiary;

(vi) (A) sell, assign or transfer any material portion of its tangible assets (other than sales of inventory in the Ordinary Course of Business), or (B) mortgage, encumber, pledge, or impose any Encumbrance upon any of its assets, other than Permitted Liens;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of any of the Group Companies;

(viii) sell, assign, transfer or exclusively license any material patents, trademarks, trade names or copyrights;

(ix) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof (other than a renewal or replacement of any existing Material Contract that is expiring by its terms, so long as the terms and conditions of such renewal or replacement contract, agreement or arrangement, in the aggregate, are not materially less favorable to the Company or its applicable Subsidiary than the existing Material Contract);

(x) terminate, cause the termination of, amend or modify any Material Contract (other than the Credit Agreement, the ERA and the other Contracts contemplated thereby) in any material respect (other than in the Ordinary Course of Business), or waive or release any rights or claims thereunder;

(xi) pay, discharge or satisfy any material claims or liabilities other than in the Ordinary Course of Business, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable, in each case, other than liabilities or obligations due and payable under the Credit Agreement, the ERA or any other Contract contemplated thereby;

(xii) directly or indirectly, merge with or into, consolidate with or acquire any material asset out of the Ordinary Course of Business;

(xiii) make any capital contributions to, or investments in, or any advance or loan to, or acquire the securities of, any Person other than a wholly owned Subsidiary of the Company;

(xiv) make any capital expenditures or commitments therefor other than those reflected in the Company’s budget as of the date hereof as listed on Schedule 5.01(a)(xiv) hereto or in an amount not to exceed $250,000;

(xv) in the case of any Group Company, enter into any transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(xvi) except as required under the terms of any written agreement or Company Employee Benefit Plan as in effect on the date hereof, (A) increase salaries, bonuses or other compensation or remuneration and benefits payable by a Group Company to any of its employees, officers, directors or other service providers other than increases in base compensation in the Ordinary Course of Business; (B) increase the benefits provided to any Person under any Company Employee Benefit Plan; (C) hire or engage the services of any Person with annual base compensation in excess of $200,000; or (D) terminate or amend any Company Employee Benefit Plan or adopt any new arrangement for the benefit or welfare of any officer or employee, director or other service provider of any Group Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof (other than in conjunction with agreements or arrangements that are entered into in the Ordinary Course of Business with new hire employees);

(xvii) settle any Legal Proceeding if (A) the amount payable by any Group Company in connection therewith would exceed $200,000 or (B) would be reasonably likely to have a material effect on the post-Closing operations of the business of any Group Company or agree to any injunctive or other equitable relief;

(xviii) cancel any material third-party Indebtedness owed to any Group Company;

(xix) recognize any labor union or enter into, modify, or amend any collective bargaining agreement or engage in any substantive communications with any labor union regarding any Party’s anticipated actions on or after the Closing with respect to such union;

(xx) in the case of any Group Company, prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position or adopt any method that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods, settle or compromise any claim relating to Taxes, or otherwise settle any dispute relating to Taxes;

(xxi) in the case of any Group Company, make, modify or revoke any income or other material election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes payable by any Group Company, file any amended Tax Returns or fail to file for or otherwise surrender any refund claim on behalf of any Group Company; or

(xxii) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(c) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, without the prior written approval of Parent (which approval may be given or denied in Parent’s sole discretion), except as set forth in Schedule 5.01 or with respect to an Interim Financing, the Member shall not permit any Group Company to, directly or indirectly, declare or pay any cash dividend on, or make any cash payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other cash distribution in respect thereof, either directly or indirectly.

(d) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct any Group Company’s operations prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.

5.02 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Member will provide Parent and its authorized representatives (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Group Companies in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Parent and the Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Group Company. Notwithstanding anything contained herein to the contrary, the foregoing shall not require any Group Company to permit any Phase I or Phase II environmental site assessments or any other invasive or intrusive sampling activities, and no such access or examination will be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege or violate any applicable Law. Parent acknowledges that Parent is and remains bound by the Confidentiality Agreement between Parent and the Company dated April 24, 2018 (the “Confidentiality Agreement”).

5.03 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Member will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02), and will not take any action specifically intended to prevent the Closing. The Parties acknowledge and agree that nothing contained in this Section 5.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement. During the period prior to the earlier of the termination of this Agreement and the Closing Date, the Member shall, and shall cause the Group Companies to, act diligently and reasonably and shall, use its, and shall cause the Group Companies to use their, respective commercially reasonable efforts to secure any consents, waivers and approvals of any third party (other than with respect to any Regulatory Approvals, which shall be subject to Section 7.02) required to be obtained by the Member or any of the Group Companies to consummate the transactions contemplated by this Agreement.

5.04 Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, the Member shall not, and shall cause the Group Companies not to, take any action to directly or indirectly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and the Parent’s Representatives) concerning any purchase of any of the Company Units or any merger, sale of substantially all of the assets of the Group Companies or similar transactions involving the Group Companies (other than (i) assets sold in the Ordinary Course of Business or (ii) an Interim Financing) (each such transaction, an “Acquisition Transaction”). The Member will, and will cause the Group Companies to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than Parent and the Parent’s Representatives) conducted heretofore with respect to any Acquisition Transaction and (b) any such Person’s and its authorized representatives’ access to any electronic data room granted in connection with any Acquisition Transaction.

5.05 Payoff Letters and Lien Releases. At least three (3) Business Days prior to the anticipated Closing (or such shorter period of time as the Parent may reasonably agree), the Member will deliver to Parent a customary payoff letter or letters (collectively, the “Payoff Letters”) executed by or on behalf of the lenders of the Indebtedness described in clause (a) herein, which letter(s) will set forth (a) the total amount of cash and shares of Holdco Common Stock required to be paid at the Effective Time (i) pursuant to the Settlement Agreement and (ii) to satisfy in full the repayment of all Indebtedness under the Credit Agreement (including any applicable Interim Debt Financing (other than Interim Debt Financing covered by the Settlement Agreement)) and, in each case, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment in accordance with the Credit Agreement and the Settlement Agreement, as applicable (the “Payoff Amounts”), (b) upon receipt of the Payoff Amounts, the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) (including, in respect of the Indebtedness covered by the Settlement Agreement, prior to the Closing), and to terminate the other agreements contemplated thereby with respect to the Company and its Subsidiaries, and (c) wire transfer and stock issuance instructions for paying the applicable Payoff Amount.

5.06 Member Approval. The Member shall use its reasonable best efforts to, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, deliver to Parent a certified copy of the written consent of the Unitholders adopting this Agreement in accordance with the DLLCA and the Governing Documents of the Member (the “Written Consent”).

5.07 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Member becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Member in Article III or of any covenant that would cause the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, not to be satisfied as of the Closing Date, the Member will disclose in writing to Parent such breach. If the Member fails to notify Parent under this Section 5.07, (a) Parent shall only be entitled to seek indemnification for breach of this Section 5.07 if and to the extent Parent is otherwise entitled to indemnification pursuant to Section 9.02, for breach of a representation and warranty or covenant and (b) a failure to comply with this Section 5.07 shall not cause the failure of any condition set forth in Section 8.01(a) or Section 8.01(b) to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 8.01(a) or Section 8.01(b) to be satisfied. All information obtained by Parent pursuant to this Section 5.07 shall be governed by the terms of the Confidentiality Agreement.

5.08 Financing Cooperation.

(a) Prior to the Closing, at Parent’s sole expense, the Member shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to provide, and cause their respective Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the Financing and that is customary in connection with the arrangement of financings similar to those contemplated by the Commitment Letters, in a manner that does not unreasonably interfere with the business or ongoing operations of the Member and its Subsidiaries, including:

(i) participating and making the appropriate senior officers of the Company available to participate in a reasonable number of meetings (including customary one-on-one meetings with Financing Sources and potential financing sources and senior management and other Representatives of the Company), due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective rating agencies in connection with the Financing;

(ii) cooperating with the marketing efforts and due diligence efforts of Parent and its financing sources, including assisting with the preparation of customary offering memoranda, private placement memoranda, bank offering memoranda (including a bank information memorandum that does not include material non-public information), syndication memoranda, lender presentations and similar documents and other customary marketing materials (including causing the Company and its Subsidiaries to deliver customary representation letters, authorization letters, confirmations and undertakings, in each case as contemplated by the Commitment Letters) required in connection with the Financing;

(iii) providing Parent and its financing sources with the Required Information in a timely fashion such that Parent is able to comply with its obligations under the Commitment Letters with respect thereto and other pertinent information regarding the business of the Company and its Subsidiaries as may be reasonably requested in writing by Parent in order to consummate the Financing and supplementing the same to the extent any such Required Information or other information, to the knowledge of the Member, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as reasonably practicable after obtaining knowledge thereof;

(iv) executing and delivering any credit agreements, notes, guarantees, pledge and security documents, hedging arrangements and other definitive financing documents or other requested certificates or documents (including a certificate with respect to solvency matters);

(v) taking such actions as are reasonably requested by Parent to assist with collateral audits and due diligence examination, including collateral eligibility criteria and other related criteria described in or contemplated by the Commitment Letters and granting any valuation agent acting on behalf of the Financing Sources, at reasonable times and on reasonable advance notice, access to the books and records of the Group Companies for the preparation of a valuation report with respect to the assets of the Group Companies to be included in the collateral contemplated by the Financing;

(vi) assisting with the preparation of the borrowing base certificate contemplated by the Commitment Letters and facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the Financing; and

(vii) at least five (5) Business Days prior to Closing, providing all documentation and other information about the Group Companies that the Financing Sources have reasonably determined is required to comply with applicable Law to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (provided, that if the Member does not provide such documentation at least five (5) Business Days prior to Closing, the Member shall not be deemed to be in breach of this Section 5.08(a)(vii) if such documentation or information was not requested, in writing, from the Member by Parent or a Financing Source at least five (5) Business Days prior to the Closing);

provided, that nothing in this Agreement, (including this Section 5.08) shall (x) require any such cooperation to the extent that it would (A) require the Member or any of its Subsidiaries to enter into or approve any agreement or other documentation that would be effective at any time before the time that will be immediately prior to the Closing or the effectiveness of which is not conditioned on the Closing (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above), (B) require the Member, or any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing (provided, that the Member and its Subsidiaries shall reasonably cooperate with Parent to appoint Parent’s designees to the respective boards of directors (or equivalent bodies) of the Group Companies as of immediately prior to Closing for purposes of approving resolutions, the effectiveness of which is to be conditioned upon the Closing, related to the Financing), (C) cause any condition to the Closing set forth in Section 8.01 or Section 8.02 to not be satisfied or otherwise cause any breach of this Agreement that would provide Parent the right to terminate this Agreement or seek indemnity under the terms hereof (unless, in each case, waived by Parent) or (D) conflict with or violate the Member’s or its Subsidiaries’ respective Governing Document or any applicable Law or (y) require the Member, any of its Subsidiaries or any Representative thereof to cause the delivery of legal opinions, reliance letters or any certificates that would be effective at any time before the time that will be immediately prior to the Closing or that the effectiveness of which is not conditioned on the Closing (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above).

(b) Parent shall, promptly upon the request of the Member, reimburse the Member for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Member and its Subsidiaries in connection with the cooperation contemplated by Section 5.08(a) and Parent and Holdco shall, on a joint and several basis, indemnify and hold harmless the Member and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, interest, awards, judgments, penalties and reasonable and documented out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Financing (including any actions under this Section 5.08) and any information utilized in connection therewith (other than any information prepared or provided by the Member or any of its Subsidiaries or any of their respective Representatives) except, in each case with respect to the foregoing indemnity, to the extent resulting from bad faith, gross negligence or willful misconduct of the Member or any of its Subsidiaries or any of their respective Representatives.

5.09 Update of Financial Statements. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article X, the Member shall cause the Company to prepare in the ordinary course of business consistent with past practice, and deliver to Parent promptly upon completion, but in any event no later than fifteen (15) days after the end of the applicable fiscal month, consolidated financial statements for the Company and its Subsidiaries for each fiscal month ending after September 30, 2018, consisting of a balance sheet as of the end of such month and statements of operations for that month and for the portion of the year then ended.

5.10 Unitholder Support Agreements. The Member shall not register the transfer of any Covered Units (as defined in the Unitholder Support Agreements) made or attempted to be made in violation of the Unitholder Support Agreements.

5.11 Commercial Arrangements. Prior to Closing, the Member shall use its reasonable best efforts to cause the Company to negotiate and enter into a written master consulting agreement, including statements of work, with Musculoskeletal Clinical Regulatory Advisors, LLC (“MCRA”), in substantially the same form, and for substantially the same terms and conditions, and, in each case, in a form and substance reasonably satisfactory to Parent, as set forth in that certain Amended and Restated Consulting Agreement between MCRA and the Company or its applicable Affiliate, dated as of November 1, 2013, including any amendments or addenda thereto (the “MCRA Agreement”); provided that the consideration to be paid by the Company for any services rendered under the new master consulting agreement with MCRA shall be equal to in all material respects the consideration paid for the same or similar services set forth in the MCRA Agreement.

5.12 Termination of Certain Benefit Plans. The Member shall cause the Group Companies to take (or cause to be taken) all actions necessary or appropriate, effective no later than the day immediately preceding the Closing Date, to (i) terminate each Company Employee Benefits Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (a “401(k) Plan”) and (ii) terminate each Group Company’s participation in all 401(k) Plans sponsored by a professional employer organization (“PEO”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain any such 401(k) Plan by providing the Member with written notice of such election (an “Election Notice”) at least five (5) Business Days prior to the Closing Date. Unless Parent provides an Election Notice to the Member, the Member shall cause the applicable Group Company to deliver to Parent, at least three (3) Business Days prior to the Closing Date, evidence that the applicable Group Company’s board of directors has validly adopted resolutions to (a) terminate each Company Employee Benefit Plan that is a 401(k) Plan and (b) terminate the applicable Group Company’s participation in any 401(k) Plan sponsored by a PEO (with the form and substance of such resolutions to be subject to review and approval of Parent), in each case effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a terminated 401(k) Plan (or a 401(k) Plan sponsored by a PEO in which a Group Company has terminated participation) is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated 401(k) Plan or upon any Group Company, then the Member shall cause the Group Companies to take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent prior to the Effective Time.

ARTICLE VI

COVENANTS OF PARENT, HOLDCO AND MERGER SUB

6.01 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Member such breach. If Parent fails to notify the Member under this Section 6.01, a failure to comply with this Section 6.01 shall not cause the failure of any condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied.

6.02 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent, Holdco and the Merger Sub will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII), and will not take any action specifically intended to prevent the Closing. The Parties acknowledge and agree that nothing contained in this Section 6.02 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s, Holdco’s and/or the Merger Sub’s

respective obligations under this Agreement. During the period prior to the earlier of the termination of this Agreement and the Closing Date, Parent shall use its, and shall cause its Subsidiaries to use their respective, commercially reasonable efforts to secure any consents, waivers and approvals of any third party (other than with respect to any Regulatory Approvals, which shall be subject to Section 7.02) required to be obtained by Parent or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

6.03 Financing.

(a) Parent shall use reasonable best efforts to consummate the Financing on a timely basis to facilitate the Closing when required by Section 2.01 on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) ensure the accuracy of all representations and warranties of Parent set forth in the Commitment Letters, (iii) comply with all covenants of Parent set forth in the Commitment Letters, (iv) satisfy (or obtain waivers to satisfy) on, or prior to, the Closing Date (and, in any event, prior to the Outside Date), all conditions to funding in the Commitment Letters and such definitive agreements to be entered into pursuant thereto applicable to Parent that are within Parent’s control, (v) negotiate and enter into definitive agreements with respect to the Financing on terms and conditions described in the Commitment Letters in all material respects and (vi) enforce its rights under the Commitment Letters. In the event that all conditions precedent in the Financing Commitments have been satisfied, or upon funding will be satisfied, Parent will use its reasonable best efforts to cause the Financing Sources party to such Commitment Letters to fund on the Closing Date the full amount of the Financing.

(b) If all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in the applicable Commitment Letter (other than as a result of (i) a breach by Member of this Agreement which prevents or renders impracticable the consummation of the Financing or (ii) the termination of the Commitment Letters pursuant to the terms thereof): (x) Parent shall notify the Member in writing as soon as reasonably practicable; and (y) Parent shall use reasonable best efforts to arrange to obtain any such unavailable portion from alternative sources (the “Alternative Financing”) (such alternative sources, together with the Lenders and any other parties to any joinder agreements, credit agreements or other definitive agreements with respect to the Commitment Letters, the “Financing Sources”), which Alternative Financing (A) shall be on terms that are not materially less favorable, taken as a whole, to Parent than those in the applicable Commitment Letter (including flex provisions) as in effect on the date hereof and (B) shall not contain any terms that would not be permitted to be effected by an amendment, modification or waiver of the applicable Commitment Letter pursuant to Section 6.03(c). Notwithstanding anything to the contrary in this Agreement, in no event shall the “reasonable best efforts” of Parent be deemed or be construed to require Parent to, and Parent shall not be required to (i) pay any fees in the aggregate in excess of those contemplated by the Commitment Letters as in effect on the date hereof (including any flex provisions contained therein) or (ii) agree to conditionality or economic terms of the Financing (or any Alternative Financing) that are materially less favorable than those contemplated by the Commitment Letters as in effect on the date hereof (including any flex provisions contained therein).

(c) Parent shall keep the Member informed on a reasonably current basis in reasonable detail with respect to the Financing (and any Alternative Financing), and shall provide the Member with prompt notice if it becomes aware of any material adverse change with respect to the availability of the Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall notify the Member as promptly as reasonably practicable, and in any event within five (5) Business Days, (i) if there exists any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter or any definitive document related to the Financing, in each case, of which Parent obtains knowledge, (ii) of the receipt by Parent of any written notice or other written communication from any Person with respect to (x) any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter or any definitive document related to the Financing or (y) a material dispute or disagreement between or among Parent, on the one hand, and any parties to any Commitment Letter, or any definitive document related to the Financing, on the other hand, in each case, with respect to the obligation to fund the Financing at Closing in an amount, together with Parent’s other sources of funds, at least equal to the Required Amount on the terms and conditions set forth in the applicable Commitment Letters; provided that in no event will Parent be under any obligation to disclose any information pursuant to this Section 6.03 that is subject to (I) attorney-client or similar privilege or (II) a binding confidentiality obligation that would prohibit the disclosure of such information to the Member pursuant to its terms. Parent may amend, replace, supplement, modify or waive any provision of any Commitment Letter or definitive agreements relating to any Financing to (A) add and/or replace lenders, arrangers, bookrunners, agents or similar entities, as applicable, if the addition and/or replacement of such Persons would not, individually or in the aggregate, prevent, significantly delay or materially impair the availability of the Financing or the consummation of the transactions contemplated by this Agreement, (B) modify pricing and/or implement or exercise any of the flex provisions contained in the Commitment Letters or (C) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Commitment Letters. Parent shall not permit, and shall not permit Holdco or Merger Sub to make, any amendment, replacement, supplement, modification or waiver of any provision of any Commitment Letter or any definitive agreement relating to the Financing, without the prior written consent of the Member, if such amendment, replacement, supplement, modification or waiver would (x) decrease the aggregate amount of the Financing below an amount that, when combined with Parent’s other sources of funds, is less than the Required Amount or (y) impose new or additional conditions or otherwise expand any of the conditions to the receipt of any of the Financing in a manner that would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement as and when required by Section 2.01. Parent shall request that each of the Financing Sources provide, at least thirty (30) days prior to the Closing Date, a list of each document and other item of information about the Group Companies that the Financing Sources have reasonably determined (as of such date) is required to comply with applicable Law to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(d) Notwithstanding anything to the contrary in this Agreement, a violation of Section 6.03(a), (b) and/or (c) shall not give rise to a termination right in favor of the Member or otherwise permit the Member to decline to consummate the Closing on the terms and conditions set forth in this Agreement if Parent, Holdco and Merger Sub each satisfy its obligations to consummate the Closing as and when required pursuant to this Agreement.

6.04 Listing. Holdco and Parent shall use their reasonable best efforts to cause the shares of Holdco Common Stock to be issued in connection with the Merger, the shares of Holdco Common Stock to be issued in respect of the Stock Consideration and the shares of Holdco Common Stock to be reserved upon settlement or exercise of equity awards in respect of Holdco Common Stock to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.05 Operations of Parent Prior to the Closing. Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (a) as otherwise expressly contemplated by this Agreement, (b) required by applicable Law or (c) with the prior approval of the Member, Parent shall, and shall cause its Subsidiaries, to conduct their business, in all material respects, in the Ordinary Course of Business and in compliance with applicable Law. Without limiting the generality of the foregoing, except as (w) as otherwise expressly contemplated by this Agreement, (x) set forth on the Parent Disclosure Schedule or in the Parent SEC Reports filed with or furnished to the SEC after January 1, 2017 and prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” section of such Parent SEC Reports and any forward-looking statements or other statements that are similarly predictive or forward-looking in nature), (y) required by applicable Law or (z) with the prior approval of the Member, neither Parent nor any of its Subsidiaries shall take any of the following actions between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Closing:

(a) make any amendment or modification to any of the Parent Governing Documents;

(b) issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (A) grants of Parent Equity Awards in the Ordinary Course of Business, or (B) shares of Parent Common Stock issuable upon settlement or exercise, as applicable, of outstanding Parent Equity Awards in accordance with their terms;

(c) declare, set aside or pay dividends or other distributions (whether payable in cash, stock, property or a combination thereof) in respect of the capital stock of Parent;

(d) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent or any of its Subsidiaries, other than (A) in connection with (x) required Tax withholding in connection with the vesting and/or exercise of Parent Equity Awards and (y) forfeitures of Parent Equity Awards pursuant to their terms as in effect on the date of this Agreement or (B) purchases or acquisitions of Parent Common Stock to offset dilution from Parent Stock Options and other Parent Equity Awards;

(e) adopt a plan of complete or partial liquidation or dissolution, or acquire another business, in each case, to the extent such action would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement;

(f) adopt a plan of merger or consolidation, enter into any binding share exchange, business combination or similar transaction with another Person or restructure or reorganize, in each case, to the extent (i) such action is not an action contemplated by Section 6.05(e), (ii) such action would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement and (iii) the Board of Directors of Parent has not effected a Parent Change in Recommendation pursuant to Section 6.11 in connection with such action; or

(g) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

6.06 Parent Stockholder Support Agreements. Parent shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in the Parent Stockholder Support Agreements) made or attempted to be made in violation of the Parent Stockholder Support Agreements.

6.07 Approval by Sole Stockholders of Holdco and Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties, (a) Parent, as sole stockholder of Holdco, shall adopt this Agreement and approve the issuance of shares of Holdco Common Stock and Holdco Preferred Stock in connection with the Merger and Contribution, in accordance with Section 228 of the DGCL, by written consent, and (b) Holdco, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Section 228 of the DGCL, by written consent.

6.08 Employee Benefits.

(a) Holdco agrees that, for a period of not less than one (1) year following the Closing, it shall, or it shall cause its applicable Subsidiary to, provide all individuals who are employees of any Group Company (including employees who are not actively at work on account of illness, disability or leave of absence) as of the Closing (the “Affected Employees”), while employed by Holdco, or any of its Subsidiaries, with salaries, annual bonus opportunities (excluding equity and long-term incentive awards) and employee benefits that are substantially comparable in the aggregate to those provided to such Affected Employees immediately prior to the Closing. From and after the Closing, Holdco shall cause each Group Company to comply with the terms (including terms which provide for or permit amendment or termination) of all contracts, agreements, plans and commitments of such Group Company as in effect immediately prior to the Closing that are applicable to any employees or current or former directors or managers of such Group Company.

(b) Holdco shall cause each Affected Employee to receive full credit for service accrued, or deemed accrued, as of immediately prior to the Closing with the applicable Group Company for all purposes (including for purposes of eligibility, vesting and benefit accrual, but excluding benefit accrual under any defined benefit pension plan), under any employee benefit plan, program or arrangement established or maintained by Holdco or any of its Subsidiaries under which such Affected Employee may be eligible to participate from or after the Closing to the same extent recognized by the applicable Group Company immediately prior to the Closing (except to the extent that it would result in a duplication of benefits).

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Holdco or any of its Subsidiaries (the “Holdco Welfare Benefit Plans”) in which an Affected Employee may become eligible to participate from or after the Closing, Holdco shall use commercially reasonable efforts to (i) cause to be waived all limitations as to at-work conditions, if any, with respect to participation and coverage requirements applicable to each such Affected Employee and his or her eligible dependents under any Holdco Welfare Benefit Plan to the same extent waived under an analogous Company Employee Benefit Plan, (ii) cause any eligible expenses incurred by any Affected Employee and his or her eligible dependents under a Company Employee Benefit Plan during the plan year in which such individuals transition their coverage to an analogous Holdco Welfare Benefit Plan to be taken into account under such Holdco Welfare Benefit Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such Affected Employee and his or her eligible dependents as if such amounts had been paid in accordance with such Holdco Welfare Benefit Plan and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Affected Employee and his or her eligible dependents from or after the Closing during the plan year in which such individuals transition their coverage to an analogous Holdco Welfare Benefit Plan.

(d) Without limiting the generality of the foregoing, nothing contained in this Section 6.08 will create any third party beneficiary rights in any Person not a Party hereto, including any employee of a Group Company or beneficiary or dependent thereof. Nothing contained in this Section 6.08, express or implied, (i) shall be construed to establish, amend or modify any Company Employee Benefit Plan or other benefit plan, program or arrangement, (ii) require Holdco or any of its Subsidiaries to continue any Company Employee Benefit Plan or other benefit plan, program or arrangement, or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and applicable Law, following the Closing or (iii) guarantee employment for any period of time or preclude the ability of Holdco or any of its Subsidiaries to terminate any employee for any reason.

6.09 Indemnification; Directors’ and Officers’ Insurance.

(a) To the fullest extent permitted by Law, from and after the Closing, all rights to indemnification, as provided in the Governing Documents of the Group Companies as of the date hereof, in favor of the current or former employees, directors, managers and/or officers of the Group Companies (the “Group Company Indemnified Parties”) with respect to their activities on behalf of the Group Companies prior to the Closing, shall survive the Closing and shall continue in full force and effect (without amendment adverse to such Group Company Indemnified Parties) for a period of not less than six (6) years following the Closing, and Holdco shall not, and shall cause each of the Group Companies not to, derogate such rights.

(b) Prior to the Closing, the Member shall cause the Company to purchase, at Parent’s sole cost and expense as a Parent Transaction Expense, a six (6) year prepaid “tail policy,” with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereof as provided in the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance Policies”) as of the date hereof, with respect to matters existing or occurring at or prior to the Closing, covering, without limitation, the transactions contemplated hereby (the “D&O Tail Policy”); provided, however, that the Company may not purchase a D&O Tail Policy with an aggregate annual premium in excess of 200% of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance Policies (and if the aggregate annual premium for such D&O Tail Policy exceeds such amount, the Company shall purchase a D&O Tail Policy with the greatest coverage available for a cost not exceeding such amount). Following the Closing, Holdco shall not, and shall cause each of the Group Companies not to, terminate or amend the D&O Tail Policy. Following the Closing, Holdco shall cause the Group Companies to use commercially reasonable efforts to recover amounts under the D&O Tail Policy.

(c) If Holdco or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any Person or (iii) cease to exist for any reason, then, and in each such case, proper provisions shall be made so that the successors and assigns of Holdco shall assume all of the obligations of Holdco set forth in this Section 6.09.

(d) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each of the Group Company Indemnified Parties and their respective heirs and legal representatives, who are third party beneficiaries of this Section 6.09, with full rights of enforcement against Holdco as if a party hereto. The rights of each Group Company Indemnified Party under this Section 6.09 shall be in addition to any rights such Group Company Indemnified Party may have under any applicable indemnification agreement to which such Group Company Indemnified Party is a party. The obligations set forth in this Section 6.09 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Group Company Indemnified Party, or an heir or legal representative thereof, without the prior written consent of such affected Group Company Indemnified Party or other Person.

6.10 Designated Director. Following the Closing, until the later of (a) December 31, 2022, and (b) the time at which the Ownership Percentage is less than ten percent (10%), the Member shall be entitled to nominate one director to the Board of Directors of Holdco (the “Designated Director”), which Designated Director shall be Jeffrey C. Lightcap, Anthony G. Viscogliosi or any other person mutually agreed by Holdco and the Member. In accordance with the provisions of this Section 6.10, at each meeting of Holdco’s stockholders at which the election of directors is to be considered, Holdco shall nominate the Designated Director designated by the Member for election to the Board of Directors of Holdco by the holders of Holdco voting stock and solicit proxies from Holdco’s stockholders in favor of the election of such Designated Director. Holdco shall use its reasonable best efforts to cause such Designated Director to be elected to the Board of Directors of Holdco (including voting all unrestricted proxies in favor of the election of such Designated Director and including recommending approval of such Designated Director’s election to the Board of Directors of Holdco) and shall not take any action designed to diminish the prospects of such Designated Director being elected to the Board of Directors of Holdco. Each Designated Director elected pursuant to this Section 6.10 shall continue to hold office until the next annual meeting of the stockholders of Holdco and until his or her successor is elected and qualified in accordance with this Section 6.10 and the Governing Documents of Holdco, unless such Designated Director is earlier removed from office by the Member or at such time as such Designated Director’s death, resignation, retirement or disqualification. Holdco shall use its reasonable best efforts to ensure that any Designated Director is removed only if so directed in writing by the Member, unless otherwise required by this Section 6.10 or applicable Law. In the event of a vacancy on the Board of Directors of Holdco resulting from the death, disqualification, resignation, retirement or termination of the term of office of a Designated Director, Holdco shall use its reasonable best efforts to cause the Board of Directors of Holdco to fill such vacancy or new directorship with a new Designated Director, as provided hereunder, to serve until the next annual meeting of the stockholders of Holdco (and at such meeting, such new Designated Director, or another Designated Director designated by the Member, will be nominated to be elected to the Board in the manner set forth in this Section 6.10). If the Member fails or declines to fill the vacancy, then the directorship shall remain open until such time as the Member elects to fill it with a Designated Director hereunder. Each Designated Director shall be entitled to compensation (including committee and committee chair compensation), reimbursement of expenses incurred in such capacity and indemnification and advancement of expenses on the same basis as Holdco provides such compensation, reimbursement, indemnification and advancement to the other non-management members of its Board of Directors. From the Closing Date until the date on which Holdco has no further obligation pursuant to Section 2.06 to issue any Earnout Shares or make any cash payment pursuant to

Section 2.06(a)(i) or 2.06(a)(iii), Holdco shall (i) provide the Designated Director with access to the business of Holdco and its Subsidiaries sufficient to provide information with respect to the strategic direction and performance of Holdco’s spine business and (ii) keep the Designated Director informed and keep the Designated Director involved with respect to the search and interview process for any business unit leader of Holdco’s spine business unit following the Closing.

6.11 Parent Change in Recommendation.

(a) Except as permitted by Section 6.11(b), the Board of Directors of Parent and each committee of the Board of Directors of Parent shall not change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to the Member, the Parent Recommendation.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the time the Required Parent Vote is obtained, the Board of Directors of Parent may change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify) the Parent Recommendation in a manner adverse to the Member (a “Parent Change in Recommendation”) if, and only if, Parent’s Board of Directors determines in good faith, after consultation with outside counsel and, if Parent’s Board of Directors reasonably determines, after consultation with outside counsel, it to be necessary in connection with its fulfillment of its fiduciary duties under applicable Law, a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law as a result of an Intervening Event; provided that no Parent Change in Recommendation may be made until after 5:00 p.m., New York City time, on the fifth (5th) Business Day following the Member’s receipt of written notice from Parent advising that Parent’s Board of Directors intends to take such action and specifying the reasons therefor, which notice shall include a reasonably detailed description of the applicable Intervening Event. After providing such notice and prior to effecting such Parent Change in Recommendation, (i) Parent shall, during such five (5) Business Day period, negotiate in good faith with the Member and its Representatives, to the extent the Member wishes to negotiate, with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by the Member, and (ii) in determining whether it may still under the terms of this Agreement make a Parent Change in Recommendation, the Board of Directors of Parent shall take into account any changes to the terms of this Agreement proposed by the Member and any other information provided by the Member in response to such notice during such five (5) Business Day period.

6.12 Post-Closing Sales Leadership. Except as may be otherwise provided for herein, from the Closing Date until December 31, 2022, Holdco shall use its reasonable best efforts to cause the Sales Leader to be Bill Pfost. Holdco shall use its reasonable best efforts to cause progress meetings to be conducted, and progress reports to be prepared, on a monthly basis (or on such other frequency as agreed by Holdco’s Chief Executive Officer, Marc Viscogliosi and the leader of the sales force for coflex® and SImmetry products (the “Sales Leader”)). Holdco’s Chief Executive Officer, the Sales Leader, and Marc Viscogliosi shall each be entitled to attend such meetings (which, for the avoidance of doubt, may include additional individuals) and Holdco shall use its commercially reasonable efforts to cause such meetings to be scheduled so that such individuals may participate in person or remotely. In the event of a vacancy in the Sales Leader position, Holdco shall use its reasonable best efforts to fill such vacancy within a reasonable period of time.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING

The respective Parties hereto covenant and agree to take the following actions:

7.01 The Joint Proxy and Consent Solicitation Statement/Prospectus and Registration Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, Parent, Holdco and the Member shall jointly prepare and Parent shall file with the SEC a joint proxy and consent solicitation statement/prospectus (the “Joint Proxy and Consent Solicitation Statement/Prospectus”), and Holdco shall prepare and cause to be filed with the SEC a registration statement on Form S-4 (the “Registration Statement”), in which the Joint Proxy and Consent Solicitation Statement/Prospectus will be included as a prospectus, in each case, in connection with the transactions contemplated by this Agreement, which Joint Proxy and Consent Solicitation Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the DGCL, the DLLCA and the Nasdaq rules, for the purpose of (i) soliciting proxies from Parent Stockholders for the purpose of obtaining the Required Parent Vote at the Parent Stockholder Meeting to be called and held for such purpose, (ii) soliciting written consents from the Unitholders for the purpose of obtaining the Written Consent and (iii) registering the issuance of the securities of Holdco to be issued pursuant to Sections 1.01(b), 1.04(a), 1.04(b), 2.03 and 2.06(a). Parent, Holdco and the Member will use their respective reasonable best efforts to (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Joint Proxy and Consent Solicitation Statement/Prospectus or the Registration Statement, (y) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (z) keep the Registration Statement effective for so long as is necessary under applicable federal securities Laws to complete the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act (but in no event earlier than the Parent Record Date), Parent shall cause a copy of the Joint Proxy and Consent Solicitation Statement/Prospectus to be delivered to each Parent Stockholder who was a Parent Stockholder as of the Parent Record Date. As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Parent shall use its reasonable best efforts to duly call, give notice of and hold the Parent Stockholder Meeting for the purpose of voting on (i) the adoption of this Agreement and (ii) the other proposals submitted to the vote of the Parent Stockholders in the Joint Proxy and Consent Solicitation Statement/Prospectus (collectively, the “Parent Voting Matters”), and, except to the extent that the Board of Directors of Parent shall have effected a Parent Change in Recommendation pursuant to Section 6.11, shall use its reasonable best efforts to solicit from each Parent Stockholder a proxy or vote in favor of the Parent Voting Matters. Without the prior written consent of the Member, the adoption of this Agreement, matters of procedure and matters required by applicable Law to be voted on by the Parent Stockholders in connection therewith shall be the only matters that Parent shall propose to be acted upon by the Parent Stockholders at the Parent Stockholder Meeting. Parent shall not, without the consent of the Member, adjourn or postpone, cancel, recess or reschedule the Parent Stockholder Meeting; provided, that Parent may, without the consent of (but after consultation with) the Member, adjourn or postpone the Parent Stockholder Meeting (A) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy and Consent Solicitation Statement/Prospectus), there are insufficient shares of Parent Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, (B) if the failure to adjourn or postpone the Parent Stockholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Joint Proxy and Consent Solicitation Statement/Prospectus or (C) to solicit additional proxies if Parent reasonably determines that it is necessary to do so in order to obtain the Required Parent Vote; provided, further, that the date of the Parent Stockholder Meeting may not be postponed or adjourned for more than an aggregate of thirty (30) days in connection with any postponements or adjournments in reliance on the immediately preceding proviso. Except to the extent that the Board of Directors of Parent shall have effected a Parent Change in Recommendation pursuant to Section 6.11, Parent shall, through Parent’s Board of Directors, recommend to its stockholders that they vote in favor of the Parent Voting Matters (the “Parent Recommendation”) and shall include such recommendation in the Joint Proxy and Consent Solicitation Statement/Prospectus. Parent shall, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, set a record date (the “Parent Record Date”) for determining the Parent Stockholders entitled to attend a meeting of the Parent Stockholders to vote on the Parent Voting Matters (the “Parent Stockholder Meeting”).

(c) As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, the Member shall cause a copy of the Joint Proxy and Consent Solicitation Statement/Prospectus to be delivered to each of the Unitholders. Subject to the other provisions of this Agreement, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, the Member shall use its reasonable best efforts to solicit approval by written consent from the Unitholders for the purpose of obtaining the Written Consent. The Member shall, through the Member’s Board of Managers, recommend to the Unitholders that they provide their written consent to the adoption of this Agreement (the “Member Recommendation”) and shall include such recommendation in the Joint Proxy and Consent Solicitation Statement/Prospectus and the Member Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolutions by the Board of Managers of the Member or any committee thereof to withdraw such recommendation or modify such recommendation in a manner adverse to Parent shall be adopted.

(d) No filing of, or amendment or supplement to, the Joint Proxy and Consent Solicitation Statement/Prospectus or the Registration Statement, or response to SEC comments with respect thereto, will be made by Parent or Holdco without the approval of the Member (such approval not to be unreasonably withheld, conditioned or delayed) or without providing the Member a reasonable opportunity to review and comment thereon. If at any time there shall be discovered by any Party any information that should be set forth in an amendment or supplement to the Joint Proxy and Consent Solicitation Statement/Prospectus or the Registration Statement, so that the Joint Proxy and Consent Solicitation Statement/Prospectus or the Registration Statement would not include a misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly notify Parent, Holdco and the Member, and each of Parent, Holdco and the Member shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Parent Stockholders or the Unitholders. Parent and Holdco will promptly notify the Member upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Joint Proxy and Consent Solicitation Statement/Prospectus or the Registration Statement, and will, as promptly as practicable after receipt thereof, provide the Member with copies of all material correspondence between them and their Representatives, on the one hand, and the SEC and its staff, on the other hand, and all written comments with respect to the Joint Proxy and Consent Solicitation Statement/Prospectus or the Registration Statement received from the SEC or its staff and advise the Member on any oral comments with respect to the Joint Proxy and Consent Solicitation Statement/Prospectus or the Registration Statement received from the SEC or its staff. Holdco will advise the Member, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Holdco Common Stock or Holdco Preferred Stock issuable in connection with the transactions contemplated hereby for offering or sale in any jurisdiction. Parent and Holdco will also take any other reasonable actions required to be taken (if any) under state securities or “blue sky” laws in connection with the transactions contemplated hereby, and the Member will use its reasonable best efforts to furnish all information concerning the Member and the Group Companies as Parent or Holdco may reasonably request in connection with any such actions.

7.02 Regulatory Filings.

(a) Within ten (10) Business Days after the date hereof, with respect to the Merger, the Contribution and the other transactions contemplated by this Agreement, the Parties shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act. The Parties hereto shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval or other filings under Antitrust Laws as set forth in Schedule 3.03(b). The Parties hereto shall: (i) cooperate and coordinate with the other Parties in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement; (ii) respond promptly to any requests for additional information made by any Governmental Entity; (iii) upon the terms and subject to the conditions set forth in this Agreement, use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under any applicable Laws as soon as reasonably practicable; (iv) provide the other Parties with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Entity, and such receiving Party shall consider any such received comments in good faith; (v) advise the other Parties (and, where applicable, provide a copy) of any written or oral communications that it receives from any Governmental Entity regarding such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (vi) provide the other Party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular Party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity; and (vii) furnish to the other Parties or their outside counsel all information reasonably required or requested in connection with any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, (A) each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information required to be shared under this Section 7.02, in which event disclosure of such material may be limited to the other Party’s external counsel, and (B) no Party shall be required to share with any other Party any documents or information to the extent that such material reveals that Party’s negotiating objectives, strategies, or consideration expectations. The Parties shall not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent.

(b) Without limiting the generality of the foregoing, in connection with the efforts referenced in Section 7.02(a) to obtain all necessary consents, approvals, waivers and authorizations of any Governmental Entity required, each Party to this Agreement shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the transactions contemplated by this Agreement, including if necessary to obtain clearance by any Governmental Entity before the Outside Date, but subject to the remainder of this Section 7.02(b) (including the limitations set forth below), committing, agreeing or submitting (or offering to commit, agree, or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Encumbrance, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights, or interest therein of Parent or its Subsidiaries, or the Company or its Subsidiaries, and any other actions that limit the freedom of action with respect to, or the ability to retain, any business or assets of Parent or its Subsidiaries or the Company or its Subsidiaries (all of the foregoing, a “Divestiture Action” ); provided, that, notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, (x) commit, agree, submit (or offer to commit, agree or submit) to any Divestiture Action, if doing so would, individually or in the aggregate, reasonably be expected to be material to (1) Parent and its Subsidiaries or (2) the Company and its Subsidiaries (in each case of (1) and (2), as measured on a scale relative to the Company and its Subsidiaries, taken as a whole) or (y) commit, agree, or submit (or offer to commit, agree, or submit) to any Divestiture Action not conditioned on the consummation of the Merger and the Contribution. In addition, each Party shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any

Person in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing.

7.03 State Takeover Laws. In the event that any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law is or becomes applicable to any of the transactions contemplated by this Agreement, any Unitholder Support Agreement or any Parent Stockholder Support Agreement, the Parties shall use their reasonable best efforts to ensure that the transactions contemplated by this Agreement, the Unitholder Support Agreements and the Parent Stockholder Support Agreements may be consummated as promptly as reasonably practicable on the terms and subject to the conditions set forth in this Agreement and otherwise eliminate or minimize the effects of such Law on this Agreement, the Unitholder Support Agreements and the Parent Stockholder Support Agreements and the transactions contemplated hereby and thereby.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01 Conditions to Parent’s, Holdco’s and the Merger Sub’s Obligations. The obligations of Parent, Holdco and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent, Holdco and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) The representations and warranties set forth in Section 3.04(a) shall be true and correct, subject only to de minimis inaccuracies, at and as of the date hereof and the Closing Date as though made at and as of the Closing Date, (ii) the other Member Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (iii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.06(a)) at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than with respect to Section 3.06(a))) has not had a Material Adverse Effect;

(b) The Member will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Member shall have obtained the Written Consent;

(d) The Required Parent Vote shall have been obtained;

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(f) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Order or Law that is in effect and that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(g) There will not have been a Material Adverse Effect pursuant to clause (b) of the definition thereof since the date hereof;

(h) The amount of the Cash Purchase Price set forth in the Consideration Certificate shall be equal to or greater than zero dollars ($0);

(i) The shares of Holdco Common Stock issuable pursuant to the Merger and the shares of Holdco Common Stock representing the Stock Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(j) The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC unless subsequently withdrawn;

(k) Parent shall have received representations of an officer of Parent, Holdco, and the Member made substantially in the form attached hereto as Exhibit F; provided that this condition shall be deemed not to be satisfied if (i) Sidley Austin LLP, tax counsel to Parent, has delivered an opinion (the “Parent Change in Law Opinion”) that, as a result of a change in law occurring after the date of this Agreement, and based on the representations of officers of Parent, Holdco, Merger Sub, and the Member made substantially in the form attached hereto as Exhibit F, it is or would be unable to provide an opinion to the effect that (A) the Merger and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code or (B) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Parent Tax-Free Opinion”) and (ii) Parent is unable to obtain the Parent Tax-Free Opinion from an alternative tax counsel pursuant to Section 11.02(g)(ii);

(l) Neither Marc Viscogliosi nor Francis Magee shall have rescinded his obligations under his applicable Consulting Agreement;

(m) None of Viscogliosi Brothers, LLC, HealthCor Paradigm Blocker Company Two, Inc. and HealthCor AIV, L.P. shall have rescinded its obligations under its applicable Non-Competition Agreement;

(n) None of the parties to the Settlement Agreement shall have rescinded their obligations under the Settlement Agreement, the Settlement Agreement shall be in full force and effect and shall not have been amended in any manner adverse to Holdco, Parent or Merger Sub and the transactions contemplated by the Settlement Agreement shall have been performed in accordance with the terms of the Settlement Agreement; and

(o) The Member will have delivered to Parent a certificate of an authorized officer of the Member in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a), Section 8.01(b) and Section 8.01(g) have been satisfied (the “Company Closing Certificate”).

8.02 Conditions to the Member’s Obligations. The obligation of the Member to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Member in writing) of the following conditions as of the Closing Date:

(a) (i) The representations and warranties set forth in Sections 4.04(a), (b), (c) and (d) shall be true and correct, subject only to de minimis inaccuracies, at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), (ii) the other Parent Fundamental Representations will be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (iii) all other representations and warranties contained in Article IV of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, other than with respect to Section 4.09) at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein (other than with respect to Section 4.09)) has not had a Parent Material Adverse Effect;

(b) Parent, Holdco and Merger Sub will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Member shall have obtained the Written Consent;

(d) The Required Parent Vote shall have been obtained;

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(f) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Order or Law that is in effect and that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(g) There will not have been a Parent Material Adverse Effect pursuant to clause (b) of the definition thereof since the date hereof;

(h) The shares of Holdco Common Stock issuable pursuant to the Merger and the shares of Holdco Common Stock representing the Stock Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(i) The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC unless subsequently withdrawn;

(j) The Member shall have received representations of an officer of the Member and Holdco made substantially in the form attached hereto as Exhibit G; provided that this condition shall be deemed not to be satisfied if (i) D&W, tax counsel to the Member, has delivered an opinion (the “Member Change in Law Opinion”) that, as a result of a change in law occurring after the date of this Agreement, and based on the representations of officers of the Member and Holdco made substantially in the form attached hereto as Exhibit G, it is or would be unable to provide an opinion to the effect that the Merger and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code (the “Member Tax-Free Opinion”) and (ii) the Member is unable to obtain the Member Tax-Free Opinion from an alternative tax counsel pursuant to Section 11.02(g)(ii); and

(k) Parent shall not have rescinded its obligations under its Consulting Agreement with Marc Viscogliosi or Francis Magee;

(l) Parent will have delivered to the Member a certificate of an authorized officer of Parent in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(g), have been satisfied.

ARTICLE IX

INDEMNIFICATION

9.01 Survival.

(a) General Survival. Subject to Section 9.01(a) through Section 9.01(c), the representations and warranties made by the Member in this Agreement and the representations and warranties set forth in the Company Closing Certificate (in each case other than the Member Fundamental Representations and the representations and warranties made by the Member in Section 3.21) shall survive the Effective Time until 11:59 pm (Central time) on the date that is eighteen (18) months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Parent

Indemnitee delivers to the Member a Claim Notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such Claim Notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b) Specified Representations.

(i) Notwithstanding anything to the contrary contained in Section 9.01(a), the representations and warranties made by the Member in Section 3.21 shall survive the Effective Time until 11:59 pm (Central time) on the date that is five (5) years following the Closing Date (the “Anti-Corruption Laws Expiration Date”); provided, however, that if, at any time on or prior to the Anti-Corruption Laws Expiration Date, any Parent Indemnitee delivers to the Member a Claim Notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Member in Section 3.21 and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such Claim Notice shall survive the Anti-Corruption Laws Expiration Date until such time as such claim is fully and finally resolved.

(ii) Notwithstanding anything to the contrary contained in Section 9.01(a), the Member Fundamental Representations shall survive the Effective Time until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof); provided, that, to the extent any of the foregoing survival periods is limited by Section 8106(c) of Title 10 of the Delaware Code, such survival period will be limited to the maximum period permitted by such section.

(c) Fraud. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Section 9.01(a) and Section 9.01(b) shall not apply with respect to any Fraud on the part of the Member or any Group Company. For purposes of this Article IX, “Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III or pursuant to the Company Closing Certificate.

(d) Parent Representations. All representations and warranties made by Parent, Holdco and Merger Sub shall terminate and expire as of the Effective Time, and any Liability of Parent, Holdco and Merger Sub with respect to such representations and warranties shall thereupon cease.

9.02 Indemnification.

(a) Indemnification. From and after the Closing (but subject to Section 9.01, the other limitations set forth in this Article IX and Section 1.08(d)), the Member shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Member in this Agreement as of the date of this Agreement;

(ii) any inaccuracy in or breach of any representation or warranty made by the Member: (A) in this Agreement as if such representation or warranty was made on and as of the Closing; or (B) in the Company Closing Certificate;

(iii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information set forth in the Consideration Certificate, including any failure to properly calculate the Company Transaction Expenses, the Closing Indebtedness Amount, and the Cash Purchase Price;

(iv) any breach of any covenant or obligation of the Member in this Agreement required to be performed prior to the Closing, or any breach of any covenant or obligation of the Member in this Agreement required to be performed at or after the Closing; and

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, the Designated Liabilities.

(b) Damage to Holdco. The Parties acknowledge and agree that, if any Group Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation or warranty made by the Member or breach of any covenant or obligation of the Member, then (without limiting any of the rights of Group Companies as Parent Indemnitees (except as otherwise set forth in this Section 9.02(b))) Holdco shall also be deemed, by virtue of its ownership of the Group Companies, to have incurred Damages as a result of and in connection with such inaccuracy or breach; provided, however, that the Parent Indemnitees shall only be entitled to recover any Damages in connection with an inaccuracy or breach once and, in the event a Parent Indemnitee has recovered for such Damages, or such Damages are specifically and actually included in the calculation of the Cash Purchase Price, no Parent Indemnitee shall be entitled to recover again for such Damages already recovered.

9.03 Limitations.

(a) Basket. Subject to Section 9.03(b), the Member shall not be required to make any indemnification payment pursuant to Section 9.02(a)(i) or Section 9.02(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement or in the Company Closing Certificate until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, in each case, arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties, exceeds $850,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Parent Indemnitees shall only be entitled to be indemnified against and compensated and reimbursed for the portion of such Damages exceeding the Basket Amount.

(b) Applicability of Basket. The limitations set forth in Section 9.03(a) shall not apply: (i) to any Fraud; (ii) to inaccuracies in or breaches of any of the Member Fundamental Representations or any of the representations or warranties set forth in Section 3.21; or (iii) to any of the matters referred to in Sections 9.02(a)(iii) through Section 9.02(a)(v), inclusive.

(c) Cap. Subject to Section 9.03(d), the Parent Indemnitees sole and exclusive remedy under this Agreement for monetary Damages resulting from the matters referred to in Sections 9.02(a)(i) and 9.02(a)(ii) shall be to take the actions set forth in Section 2.06(e), up to an aggregate value of $15,000,000 worth of Earnout Shares (or, if applicable, cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)), assuming, for purposes of any withholding, set off or reduction of the Earnout Shares, that each Earnout Share is equal in value to the Indemnification Price.

(d) Applicability of Cap. The $15,000,000 limitation set forth in Section 9.03(c) shall not apply, and the Parent Indemnitees shall be entitled to reduce the amount of any issuance of Earnout Shares (or, if applicable, cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)) by the amount of applicable Damages, up to the total value of the Earnout Shares (or, if applicable, cash payment pursuant to Section 2.06(a)(i) or 2.06(a)(iii)) to be issued to the Member (assuming, for purposes of any reduction of the Earnout Shares, that each Earnout Share is equal in value to the Indemnification Price): (i) to any Fraud; (ii) to inaccuracies in or breaches of any of the Member Fundamental Representations; or (iii) to any of the matters referred to in Sections 9.02(a)(iii) through Section 9.02(a)(v), inclusive; provided, however, that prior to reducing the amount of any cash payment pursuant to Section 2.06(a)(iii) or Earnout Shares available to be issued (or paid) to the Member, Holdco must first reduce the full amount of the cash payment earned but not yet paid to the Member pursuant to Section 2.06(a)(i). The Parent Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages resulting from the matters referred to in clauses (i), (ii) and (iii) above shall be to take the actions set forth in this Section 9.03(d).

9.04 Claim Procedures. Any Parent Indemnitee seeking indemnification hereunder shall promptly give to the Member a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any Legal Proceeding by or against a third Person as to which indemnification will be sought shall be given promptly after the Legal Proceeding is commenced. The failure to give notice as provided in this Section 9.04 shall not relieve the Member of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

9.05 Determination of Amount.

(a) In calculating any Damage, such amounts shall be net of any third-party insurance, indemnification or other proceeds which have actually been recovered by the Parent Indemnitee, net of reasonable expenses incurred by the Parent Indemnitee in obtaining such recovery (including any applicable increases in premiums or deductibles in respect of any third-party insurance). If a Parent Indemnitee receives a payment required by this Article IX from the Member in respect of any Damages and subsequently receives insurance, indemnification or other proceeds from a third Person in respect of such Damages for which a payment has been received from the Member, Holdco shall, subject to the other terms and conditions of this Agreement, make a cash payment to the Member equal in value to such insurance, indemnification or other proceeds (such amount not to exceed the amount of Damages paid by the Member), net of the actual expenses incurred by the Parent Indemnitee in obtaining such recovery and any other applicable increases in premiums or deductibles in respect of any third party insurance.

(b) For the sole purpose of determining Damages (and not for determining whether any inaccuracies in or breaches of representations or warranties have occurred), the representations and warranties made by the Member in this Agreement and the representations and warranties set forth in the Company Closing Certificate shall not be deemed qualified by any references to materiality, Material Adverse Effect or any other similar qualification limiting the scope of such representation or warranty.

(c) After the giving of any Claim Notice pursuant to Section 9.04, the amount of indemnification to which a Parent Indemnitee shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Parent Indemnitee and the Member; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Parent Indemnitee and the Member shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

9.06 Third Person Claims.

(a) Any Parent Indemnitee seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Parent Indemnitee shall notify the Member in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Parent Indemnitee of written notice of the third Person claim (including personal service of process). Thereafter, the Parent Indemnitee shall deliver to the Member, promptly after the Parent Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Parent Indemnitee relating to the third Person claim. The failure to give notice as provided in this Section 9.06 shall not relieve the Member of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b) In the event of the initiation of any Legal Proceeding against the Parent Indemnitee by a third Person for which Parent Indemnitee is seeking indemnification provided for under this Agreement prior to the time at which (i) the Member has earned any Earnout Shares or cash payment pursuant to Section 2.06 or (ii) the Company and its Subsidiaries have achieved 85% satisfaction of the revenue target set forth in the Company’s then-current annual operating plan as reviewed by the board of directors of Holdco, Parent Indemnitee shall then have the right, using counsel reasonably satisfactory to the Member, to investigate, contest, or settle such third Person claim. The Member may thereafter participate in (but not control) the defense of any such third Person claim with its own counsel at its own expense. Parent Indemnitee may not settle any such third Person claim without the consent of the Member, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Parent Indemnitee may settle any such third Person claim without such consent if such settlement contains an unconditional release by the Person or Persons asserting such third Person claim to the Member from all Liability with respect to such third Person claim without requiring payment of any amounts in connection therewith or imposing any future restrictions on the conduct of the Member.

(c) In the event of the initiation of any Legal Proceeding against a Parent Indemnitee by a third Person for which such Parent Indemnitee is seeking indemnification provided for under this Agreement after the earlier of (i) the time at which the Member has earned any Earnout Shares or cash payment pursuant to Section 2.06 or (ii) the time at which the Company and its Subsidiaries have achieved 85% satisfaction of the revenue target set forth in the Company’s then-current annual operating plan as reviewed by the board of directors of Holdco, and (A) that relates solely to the payment of money damages, (B) does not contemplate any injunctive or other non-monetary relief, (C) does not involve criminal allegations, and (D) is a Legal Proceeding in which the Member does not have conflicting or adverse interests to the Parent Indemnitee, the Member shall have twenty (20) days following receipt of a Claim Notice to deliver to the Parent Indemnitee a written acknowledgement that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to the Parent Indemnitee) and at its own expense, the investigation, contestation or settlement thereof; provided, that the Parent Indemnitee may participate in such investigation, contestation or settlement through counsel chosen by the Parent Indemnitee and paid at its own expense. The Member shall not, except with the consent of the Parent Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that (I) is not exclusively monetary, (II) shall not be paid entirely by the Member and (III) does not include as an unconditional term thereof the giving by the Person or Persons asserting such third Person claim to all Parent Indemnitees of an unconditional release from all Liability with respect to such third Person claim. If the Member does not notify the Parent Indemnitee that it will undertake, conduct and control (in accordance with the terms hereof) the investigation, contestation or settlement of such third Person claim within the applicable period set forth in this Section 9.06(c), expressly declines in writing to undertake, conduct and control the investigation, contestation or settlement of such claim or is not eligible pursuant to this Section 9.06(c) to conduct and control the investigation, contestation or settlement of such claim, the Parent Indemnitee shall then have the right, using counsel reasonably satisfactory to the Member, to investigate, contest, or settle such third Person claim. The Member may thereafter participate in (but not control) the investigation, contestation and settlement of any such third Person claim with its own counsel at its own expense. Parent Indemnitee may not settle any such third Person claim without the consent of the Member, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Parent Indemnitee may settle any such third Person claim without such consent if such settlement contains an unconditional release by the Person or Persons asserting such third Person claim to the Member from all Liability with respect to such third Person claim without requiring payment of any amounts in connection therewith or imposing any future restrictions on the conduct of the Member.

(d) Whether the Member or the Parent Indemnitee undertakes, conducts or controls the investigation, contestation or settlement of any such third Person claim, the Member and the Parent Indemnitee shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the investigation, contestation and settlement of such third Person claim pursuant to this Section 9.06.

9.07 Duty to Mitigate. Each Parent Indemnitee shall use its commercially reasonable efforts to mitigate the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to indemnification or reimbursement pursuant to this Article IX, including by pursuing recovery under available insurance policies of the Group Companies (or, if the Group Companies do not have any insurance policies of their own following the Closing, under available insurance policies of Holdco and its Subsidiaries); provided, that that the foregoing shall not be deemed to impose any obligation or duty on such Parent Indemnitee to initiate any legal proceeding or incur any out of pocket costs or expenses (other than de minimis costs or expenses); provided, further, that the failure of such Parent Indemnitee to successfully mitigate or otherwise reduce such Damages shall not affect such Parent Indemnitee’s right to seek indemnification with respect to such Damages so long as such Parent Indemnitee shall have used its commercially reasonable efforts to mitigate.

9.08 Tax Treatment of Indemnification Claims. Parent and the Member agree to report each indemnification payment made in respect of Damages as an adjustment to the Stock Consideration for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance).

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Member;

(b) by Parent by written notice to the Member, if the Written Consent shall not have been provided to Parent within five (5) Business Days following the effectiveness of the Registration Statement;

(c) by Parent by written notice to the Member, if any of the representations or warranties of the Member set forth in Article III will not be true and correct, or if the Member has failed to perform any covenant or agreement on the part of the Member set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within thirty (30) days after written notice thereof is delivered to the Member; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 10.01(c) if Parent, Holdco or Merger Sub is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement in a manner such that the conditions to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied;

(d) by the Member by written notice to Parent, if any of the representations or warranties of Parent, Holdco or Merger Sub set forth in Article IV will not be true and correct, or if Parent, Holdco or Merger Sub has failed to perform any covenant or agreement on the part of Parent, Holdco or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within thirty (30) days after written notice thereof is delivered to Parent; provided, however, that the Member will not be permitted to terminate this Agreement pursuant to this Section 10.01(d) if the Member is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in a manner such that the conditions to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied;

(e) by Parent or the Member by written notice to the Member or Parent, as applicable, if the Closing has not occurred on or prior to January 31, 2019 (such date, as may be extended pursuant to this clause (e), the “Outside Date”); provided, however, that if the Closing has not occurred on or prior to January 31, 2019, the Outside Date may be extended by Parent until February 28, 2019 by written notice delivered to the Member on or after January 22, 2019, but on or before January 31, 2019; provided, further, that if the

Closing has not occurred on or prior to February 28, 2019, the Outside Date may be extended by Parent until March 31, 2019 by written notice delivered to the Member on or after February 19, 2019, but on or before February 28, 2019; provided, further, that the Party seeking to terminate this Agreement pursuant to this Section 10.01(e) will not have (provided that if such Party is Parent, neither Parent nor Holdco nor Merger Sub will have) breached in any material respect this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(f) by Parent or the Member if the Required Parent Vote shall not have been obtained at the Parent Stockholders Meeting duly convened therefor (as such meeting may have been adjourned or postponed in accordance with this Agreement);

(g) by Parent or the Member if any Law or Order enacted, issued, promulgated or entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or the Contribution shall become final and non-appealable and the Party seeking to terminate this Agreement pursuant to this Section 10.01(g) shall not have (provided that if such Party is Parent, neither Parent nor Holdco nor Merger Sub shall have) breached in any material respect this Agreement in any manner that will have proximately caused such Law or Order to be enacted, issued, promulgated or entered;

(h) by the Member by written notice to Parent, if the Board of Directors of Parent shall have made a Parent Change in Recommendation; provided, however, that the Member shall not have a right to terminate this Agreement pursuant to this Section 10.01(h) if the Required Parent Vote has been obtained; and

(i) by the Member by written notice to Parent, if (a) all of the conditions set forth in Section 8.01 (other than any conditions that by their terms are to be satisfied at the Closing (but subject to such conditions being satisfied if the Closing would have occurred) and other than any conditions that have not been satisfied (or would not have been satisfied at the Closing) as a result of Parent, Holdco or Merger Sub’s breach of, or failure to perform any of their respective covenants or agreements contained in, this Agreement) have been satisfied or validly waived by Holdco, Parent and Merger Sub, (b) the Member has provided notice to Parent in writing that the Member is prepared, ready, willing and able to consummate the Closing and (c) Holdco, Parent and Merger Sub fail to consummate the Closing within three (3) Business Days after delivery of such notice and Member stood ready, willing and able to consummate the Closing throughout such period.

10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, all obligations of the Parties hereunder will terminate without any Liability of any Party to any other Party; provided, that, notwithstanding the foregoing (a) the indemnification and reimbursement provisions of Section 5.08(b), this Section 10.02, Section 10.03, Section 11.01, Article XII and Article XIII hereof shall survive the termination of this Agreement and (b) no termination of this Agreement will relieve a Party from any Liability arising from or relating to any willful and material breach of a representation or a covenant by such Party prior to such termination; provided, that a failure by Parent to consummate the Closing due to a Financing Failure shall not be a willful and material breach.

10.03 Parent Fee.

(a) In the event that this Agreement is terminated pursuant to (a) Section 10.01(h) or (b) Section 10.01(e) or Section 10.01(f) at a time when the Member had a right to terminate this Agreement pursuant to Section 10.01(h), Parent will pay to the Member, prior to or concurrent with such termination, in the case of a termination by Parent, or within three (3) Business Days thereafter, in the case of a termination by the Member, $4,500,000 (the “Parent Intervening Event Fee”).

(b) In the event that this Agreement is terminated pursuant to (a) Section 10.01(i) or (b) Section 10.01(e) at a time when the Member had a right to terminate this Agreement pursuant to Section 10.01(i), Parent will pay to the Member, prior to or concurrent with such termination, in the case of a termination by Parent, or within three (3) Business Days thereafter, in the case of a termination by the Member, $9,000,000 (the “Parent Financing Failure Fee”).

(c) Notwithstanding anything to the contrary in this Section 10.03, if the Parent Intervening Event Fee becomes payable at a time when Parent, Holdco or Merger Sub is in breach of its obligations pursuant to Section 6.03 such that the Member would have the right to terminate this Agreement pursuant to Section 10.01(d), Parent shall instead pay the Member the Parent Financing Failure Fee (or, if Parent has already paid the Parent Intervening Event Fee, an amount equal to the Parent Financing Failure Fee minus the Parent Intervening Event Fee).

(d) All payments under this Section 10.03 shall be made by wire transfer of immediately available funds to the account designated by the recipient thereof. The Parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Parent fails to promptly pay any amount due pursuant to this Section 10.03, and, in order to obtain such payment, the Member commences a suit that results in a judgment against Parent for such amount, Parent shall pay to the Member (i) its reasonable costs and expenses (including reasonable attorneys fees) in connection with such suit and (ii) interest on the amount payable pursuant to such judgment, at the prime rate as published in the Wall Street Journal in effect on the date such payment was originally required to be made pursuant to this Section 10.03, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to this Section 10.03 through the date of payment. In the event that the Member shall receive payment of the Parent Intervening Event Fee or Parent Financing Failure Fee, the receipt of such fee, together with any reimbursement, indemnification or interest owed pursuant to Section 5.08(b) or this Section 10.03, shall be deemed to be liquidated damages and the sole and exclusive remedy of the Member and its Subsidiaries and Unitholders against Parent, Holdco, Merger Sub, the Financing Sources, any other financing source of Parent and any of their respective former, current or future equity holders, controlling Persons, directors, managers, officers, employees, agents, Affiliates or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Parent Related Parties”), and no Parent Related Party shall have any other Liability for any or all losses or damages suffered or incurred by the Member or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof), the Financing, the Commitment Letters or any matter forming the basis for the termination of this Agreement, and none of the Member, any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Holdco, Merger Sub or any other Parent Related Party arising out of this Agreement, the Financing, the Commitment Letters or any of the transactions contemplated hereby, or any matters forming the basis for the termination of this Agreement. Under no circumstances shall Parent be required to pay both the Parent Intervening Event Fee and the Parent Financing Failure Fee, it being understood and agreed that, except as set forth in Section 10.03(c), only one payment of either the Parent Intervening Event Fee and the Parent Financing Failure Fee shall ever be payable hereunder.

ARTICLE XI

ADDITIONAL COVENANTS

11.01 Disclosure Schedules. All schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of the Member’s, Parent’s, Holdco’s or Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein or (c) constitute, or be deemed to constitute, an admission to any third Person concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

11.02 Tax Matters.

(a) Liability for Taxes.

(i) The Member shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of or are directly or indirectly connected with (A) Taxes imposed on any Group Company, or for which any Group Company is otherwise liable, as a result of having been a member of a Company Group during any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (B) Taxes imposed on a Group Company, or for which a Group Company is otherwise liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (C) Taxes imposed on a Parent Group Member as a result of such Parent Group Member being a United States shareholder (within the meaning of Section 951(b) of the Code) of any Group Company, to the extent such amounts are attributable to Subpart F income (within the meaning of Section 952(a) of the Code) of such Group Company arising in (or that, but for the limitation under 952(c) of the Code, would have arisen in) a taxable year of the Group Company ending on or prior to the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (D) Taxes imposed on any cancellation of indebtedness income arising as a result of the transactions contemplated by this Agreement; provided, however, that the Member shall not be liable for any Tax liability to the extent such Tax liability is taken into account in computing the Net Working Capital Amount, as finally determined pursuant to Section 1.08.

(ii) For purposes of Section 11.02(a)(i), whenever it is necessary to determine the Liability for Taxes of a Group Company for a Straddle Period, the determination of the Taxes of the Group Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Group Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Group Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise based solely on capital, and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the Closing Date or a Straddle Tax Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill . For purposes of Section 11.02(a)(i), whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of

Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Section 951 of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Closing Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code.

(b) Tax Returns.

(i) Member shall prepare or cause to be prepared and timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to the Group Companies on a combined, consolidated or unitary basis with the Member, (y) all income Tax Returns of or with respect to the Group Companies for any taxable year or period that ends on or before the Closing Date and (z) all other Tax Returns that are required to be filed by or with respect to the Group Companies on or prior to the Closing Date. In each case the Member shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. To the extent that any such Taxes due in respect to such Tax Returns are taken into account in computing the Net Working Capital amount as finally determined pursuant to Section 1.08, Parent shall remit the amount of such Taxes to the Member no later than five (5) days prior to the due date (including extensions) for filing such Tax Returns. To the extent permitted by Law, all Tax Returns required to be filed by the Member shall be signed by the Member (or its designee that is reasonably acceptable to Parent); provided that Parent and Holdco shall reasonably cooperate with the Member to provide appropriate authorization to the Member to sign such Tax Returns, or to make available an officer or other authorized person of the relevant Group Company to sign such Tax Returns, if and to the extent required by Law. Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Group Companies after the Closing Date and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii) All Tax Returns of or with respect to the Group Companies for any taxable year or period that ends on or before the Closing Date, that Member is required to file or cause to be filed in accordance with this Section 11.02(b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. With respect to any Tax Return to be filed by the Member pursuant to clause (y) of the first sentence of Section 11.02(b)(i), not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), the Member shall provide Parent with a draft copy of such Tax Return for Parent’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(iii) All Tax Returns of or with respect to the Group Companies for any taxable year or period that ends on or before the Closing Date and for any Straddle Period that Parent is required to file or cause to be filed in accordance with this Section 11.02(b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, in each case except as required by applicable Law.

(c) Contest Provisions.

(i) Parent shall notify the Member in writing upon receipt by Parent, any of its Affiliates or, after the Closing Date, any of the Group Companies of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments of any of the Group Companies relating to any taxable period ending on or before the Closing Date or to any Straddle Period.

(ii) The conduct of any Tax audit or administrative or court proceeding relating to a Tax liability for which the Member would be required to indemnify Parent Group Members pursuant to Section 11.02(a) and that relates solely to a taxable year or period ending on or before the Closing Date (a “Tax Proceeding”) shall be governed as follows:

A) Prior to the time at which (i) the Member has earned any Earnout Shares or cash payment pursuant to Section 2.06 or (ii) the Company and its Subsidiaries have achieved 85% satisfaction of the revenue target set forth in the Company’s then-current annual operating plan as reviewed by the board of directors of Holdco, Parent shall have the sole right to represent the Group Companies’ interests in any Tax Proceeding, and to employ counsel of Parent’s choice; provided, however, that the Member and its Representatives shall be permitted, at the Member’s expense, to be present at, and participate in, any such audit or proceeding; and

B) After the earlier of (i) the time at which the Member has earned any Earnout Shares or cash payment pursuant to Section 2.06 and (ii) the time at which the Company and its Subsidiaries have achieved 85% satisfaction of the revenue targets set forth in the Company’s then-current annual operating plan as reviewed by the board of directors of Holdco, the Member shall have the right, upon written notice to Parent, to elect to represent the Group Companies’ interests in any Tax Proceeding, and to employ counsel of the Member’s choice, at the Member’s expense; provided, however, that (y) Parent and its representatives shall be permitted to be present at, and participate in, any such audit or proceeding and (z) the Member shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes for which the Group Companies may be liable without the prior written consent of Parent.

(iii) Parent shall have the sole right to represent any Group Company’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which the Member has exercised such right pursuant to paragraph (c)(ii)(B) of this Section 11.02 and to employ counsel of Parent’s choice. Parent shall have the sole right to defend any Group Company with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent Parent shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(d) Tax Refunds. Subject to Section 2.06(e), the Member shall be entitled to receive from any Group Company all refunds (or credits for overpayments) of Taxes of any Group Company (including any interest thereon) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, to the extent such refund (or credit for overpayment), plus interest, is not taken into account in computing the Net Working Capital Amount, as finally determined pursuant to Section 1.08 (a “Pre-Closing Tax Refund”). Subject to Section 2.06(e), upon receipt by Parent or any of its Affiliates (including any Group Company) of any Pre-Closing Tax Refund, Parent will, and will cause its applicable Affiliate to, deliver and pay over, by wire transfer of immediately available funds, the amount of such Pre-Closing Tax Refund (less any amounts taken into account in computing the Net Working Capital Amount) to the Member. Such payment shall be made to the Member no later than thirty (30) days following the actual receipt by Parent or its applicable Affiliate (including any Group Company) of such Pre-Closing Tax Refund or, in the case of a Tax credit, no later than thirty (30) days after such Tax credit is applied to actually reduce Taxes of Parent or its Affiliates (including any Group Company).

(e) Assistance and Cooperation. After the Closing Date, each of the Member and Parent shall (and shall cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 13.03 (relating to sales, transfer and similar Taxes);

(ii) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 11.02(b), and in connection therewith, provide the other Party with any necessary powers of attorney;

(iii) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Group Company;

(iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Group Companies; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Group Companies; provided, that Parent shall only be obligated to furnish copies of such correspondence to the Member to the extent such audit or information request relates to Taxes for which the Member may be liable under the terms of this Agreement.

(f) Termination of Tax Allocation Arrangements. Any Tax Sharing Arrangement entered into by the Member or any Affiliate of the Member, on the one hand, and a Group Company, on the other hand, shall be terminated as to the Group Companies on or prior to the Closing, and after the Closing the Group Companies shall not have any Liability thereunder.

(g) Transaction Tax Treatment.

(i) None of Parent, Holdco, Merger Sub, the Member, or any Group Company shall take, or omit to take, any action that would, or would reasonably be expected to, prevent or impede (i) the Merger and the Contribution, taken together, from qualifying as a transaction described in Section 351 of the Code or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) If either (i) Parent obtains the Parent Change in Law Opinion from Sidley Austin LLP, it shall use reasonable best efforts to obtain a Parent Tax-Free Opinion from an alternative tax counsel of similar standing; or (ii) the Member receives the Member Change in Law Opinion from D&W, it shall use reasonable best efforts to obtain a Member Tax-Free Opinion from an alternative tax counsel of similar standing.

(iii) Parent and the Member acknowledge and agree that the payment of cash pursuant to Section 2.06 shall be treated as property described in Section 351(b) of the Code and the issuance of Earnout Shares pursuant to Section 2.06 shall be treated as transfer of stock described in Section 351(a) of the Code.

(iv) Parent and the Member acknowledge and agree that for federal and any applicable state, local or foreign Tax purposes, any Indebtedness outstanding under the Credit Agreement or any applicable Interim Debt Financing shall be treated as Indebtedness of the Member which was not assumed by Holdco in connection with the Contribution, and any cancellation of indebtedness income resulting from the repayment of such Indebtedness shall be treated as income of the Member for such Tax purposes.

(h) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in this Section 11.02 shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

(i) Sole and Exclusive Remedy. Notwithstanding anything in this Section 11.02 to the contrary, Parent Indemnitees’ and Parent Group Members’ sole and exclusive remedy under this Agreement for monetary Damages (including, for the avoidance of doubt, Taxes) resulting from the matters referred to in this Section 11.02 shall be to take the actions set forth in Section 2.06(e).

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accounts Receivable” means all accounts and notes receivable of the Group Companies included in the Net Working Capital Amount.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Business Day” means a day that is neither a Saturday nor a Sunday nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, as of any time of determination, all cash and cash equivalents held by any Group Company and marketable securities with a maturity of ninety (90) days or less when purchased by the Group Companies held by any Group Company at such time and determined in accordance with GAAP. For avoidance of doubt, Cash will (a) be calculated net of issued but uncleared checks and drafts written or issued by any Group Company and (b) exclude any Restricted Cash.

“Cash Election Amount” means the amount in cash (rounded to the nearest whole U.S. Dollar) equal to (i) $45,000,000, multiplied by (ii) the quotient of (A) (1) the Giants/Zyga Revenue for the applicable LTM Period, minus (2) $105,000,000, divided by (B) $20,000,000, which amount shall be subject to reduction as set forth in Section 2.06(e); provided, however, that if the Giants/Zyga Revenue for the applicable LTM Period is greater than $125,000,000, for purposes of this calculation the Giants/Zyga Revenue shall be deemed to equal $125,000,000, it being understood that under no circumstances shall the Cash Election Amount exceed $45,000,000.

“Cash Purchase Price” means: (A) $100,000,000; plus (B) the Closing Cash Amount; minus (C) the Closing Indebtedness Amount; minus (D) the aggregate amount of all Company Transaction Expenses; minus (E) the amount, if any, by which the Net Working Capital Amount is less than the Target Working Capital.

“Change of Control Transaction” means any of the following: (a) consummation of a merger or consolidation of Holdco with or into any other corporation or other entity in which holders of Holdco’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to (i) hold at least a majority of the outstanding voting securities of Holdco and (ii) have the right to appoint or designate a majority of the board of directors of Holdco; (b) the acquisition by any unrelated person or any group of unrelated persons, acting together in any transaction or related series of transactions, of such quantity of Holdco’s voting securities as causes such person, or group of persons, to (i) own beneficially, directly or indirectly, as of the time immediately after such transaction or related series of transactions, 50 percent or more of the combined voting power of the voting securities of Holdco and (ii) have the right to appoint or designate a majority of the board of directors of Holdco; or (c) consummation of the sale, transfer, conveyance or other disposition (by merger, consolidation, sale of equity interests or assets or otherwise), in one or a series of related transactions, of all or substantially all the assets of the Coflex Business to any third Person.

“Closing Cash Amount” means the aggregate amount of outstanding Cash as of the Effective Time.

“Closing Indebtedness Amount” means: (A) the aggregate amount of outstanding Indebtedness as of the Effective Time; minus (B) any outstanding Indebtedness as of the Effective Time to be paid to the lenders under the Credit Agreement or any applicable Interim Debt Financing at the Closing by the issuance of Holdco Common Stock, as set forth in the Payoff Letters.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coflex Business” means the business of developing, manufacturing, marketing and selling coflex® spinal fixation products.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other retirement, welfare, equity and equity-based, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, pension, employee loan, fringe benefit, and other benefit or compensation plan, agreement, program, practice, arrangement, or policy, whether written or unwritten, sponsored, maintained, contributed to, or required to be contributed to, by any of the Group Companies for the benefit of any current or former officer, employee, director, consultant, other service provider, or beneficiary or dependent thereof, of the Group Companies, to which a Group Company is a party or for which any of the Group Companies have or could reasonably be expected to have any Liability.

“Company Group” means any group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included a Group Company or any direct or indirect predecessor of a Group Company.

“Company Privacy Policy” means each external or internal privacy policy, as of the date hereof, of the Company or any of its Subsidiaries, including any policy relating to: (a) the privacy of individuals in connection with any Company website or product of the Group Companies; (b) the collection, storage, disclosure, and transfer of any Personal Data; and (c) any employee information.

“Company Transaction Expense” means a Transaction Expense which the Company is obligated to pay and which remains unpaid as of the Closing; provided, however, that, notwithstanding anything in this Agreement to the contrary, any Transaction Expense included in the Closing Indebtedness Amount shall not be a Company Transaction Expense.

“Contract” means any agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“Credit Agreement” means that certain Amended and Restated Credit Agreement and Guaranty, dated as of November 1, 2017, among the Company, the Subsidiaries of the Company party thereto, the lenders party thereto and Hayfin Services LLP, as administrative agent for the lenders, as amended.

“D&W” means Dorsey & Whitney LLP.

“Damages” means any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, notwithstanding anything in this Agreement to the contrary, Damages shall not include any punitive damages, except to the extent payable to any third Person pursuant to a claim by a third Person described in Section 9.06.

“Data Breach” means the unauthorized access, use, disclosure, acquisition, or modification of Personal Data or any other data security incident requiring notification to impacted Persons or regulators under applicable Data Protection Laws.

“Data Protection Laws” means any and all applicable data protection and privacy laws in force from time to time in those parts of the world in which a Group Company is established, operates or processes Personal Data (either directly or via a third party), including the provisions of the following that set forth privacy or data security requirements that apply to Personal Data: the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; laws governing the privacy or security of health or medical information, including biometric information, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and HITECH implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information, codified at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart A and C, Notification in the Case of Breach of Unsecured Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart D, and the Standards for Electronic Transactions and Code Sets, codified at 45 C.F.R. Parts 160 and 162; laws governing notification to consumers, employees or other individuals and regulatory authorities following Data Breaches, including Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local laws governing data security, including Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; local, state, and federal, and privacy, data protection, information security, or related laws relating to the collection, processing, storage, disclosure, disposal, or other handling of Personal Data; international laws, including the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), as implemented by countries in the European Economic Area and the United Kingdom.

“Designated Liabilities” means any of the following: (a) the amount, if any, by which the amount of all Liabilities of the Group Companies to indemnify or hold harmless any director, manager, officer or employee of the Group Companies for claims that relate to periods prior to the Closing exceeds the amount of all insurance proceeds received from the D&O Tail Policy by the Group Companies on account of such Liabilities; and (b) any Liability arising from the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 26, 2018, among the Company, the Member and PS Merger, LLC, including the merger of the Company with and into PS Merger, LLC, with the Company being the surviving entity in such merger.

“Device Permits” means all applications, permits, approvals, clearances, authorizations, licenses, registrations, certificates, concessions, variances, permissions and exemptions issued or recognized by the U.S. Food and Drug Administration or any other equivalent Governmental Entity to the Group Companies (including investigational device exemptions, device premarket approvals, device pre-market clearances, establishment registrations and product listings, manufacturing, distribution or wholesaling approvals and authorizations, labeling approvals, or their foreign equivalents), that are required for the research, development, testing, manufacture, distribution, importation, exportation, licensing, marketing, processing, storage, transportation, use, promoting or sale of the Group Companies’ products or components thereof, including any authorizations, applications, approvals, clearances, licenses, permits, certificates or exemptions held by a third party contract manufacturer or development partner that are intended to be transferred to the Group Companies pursuant to a Contract between any third party and the Group Companies.

“Device Regulatory Laws” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq. and all other applicable Laws (domestic or foreign) relating to the procurement, design, research, development, testing, studying, manufacture, production, processing or handling, storage, distribution, importation, exportation, licensing, labeling or packaging, advertising, use, quality, sale, marketing or promotion of medical device products (including any component of the foregoing products) of the Group Companies, including any implementing regulations of each such Law promulgated under Title 21, Code of Federal Regulations, and analogous state laws and regulations, consumer product safety laws or analogous Laws of other Governmental Entities.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, title defect, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and other applicable securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, Legal Proceeding, cause of action, investigation or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the actual or alleged presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) any actual or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Legal Requirements (including common law) or Orders of any Governmental Entity relating to pollution or protection of human health and safety as it relates to exposure to any Hazardous Substance or the protection, investigation or restoration of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials.

“Environmental Permit” means any permit, license, authorization, registration, exemption, exception, certification or other governmental consent required by or from a Governmental Entity under Environmental Laws.

“ERA” means that certain Amended and Restated Economic Rights Agreement, dated as of November 1, 2018, by and between the Company, the Member, Key Unitholders (as defined therein), SOF II Paradigm Cayco Limited, and Hayfin Services LLP, as representative for the Holders (as defined therein).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Group Companies.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Health Care Program” means any “federal health care program” as such term is defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs, TRICARE and similar or successor programs that are funded, in whole or in part, by the government of the United States of America.

“Final Earnout Shares” means the (a) number of shares (rounded to the nearest whole share) of Holdco Common Stock with an aggregate value of $45,000,000 based on the volume weighted average closing trading price of the Holdco Common Stock on Nasdaq (or any other national stock exchange or quotation system on which Holdco Common Stock is then listed or quoted) for (i) the last five (5) trading days in the applicable fiscal period in which such shares are earned, in the case of Final Earnout Shares to be issued pursuant to Section 2.06(a)(iii), or (ii) the five (5) trading day period ending three (3) Business Days prior to a Change of Control Transaction, in the case of Final Earnout Shares to be issued pursuant to Section 2.06(a)(iv), in each case, as reported by the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Member, multiplied by (b) the quotient of (i) (A) the Giants/Zyga Revenue for the applicable LTM Period, minus (B) $105,000,000, divided by (ii) $20,000,000, which number of shares shall be subject to reduction as set forth in Section 2.06(e); provided, however, that if the Giants/Zyga Revenue for the applicable LTM Period is greater than $125,000,000, for purposes of this calculation the Giants/Zyga Revenue shall be deemed to equal $125,000,000.

“Financing Failure” means a failure by Holdco, Parent and/or Merger Sub to receive the proceeds from the Financing or any Alternative Financing.

“Former Real Property” means all real property formerly owned, leased or operated by any Group Company.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Giants Revenue” means, for the applicable calculation period, the net revenue of Holdco and its Subsidiaries in respect of the products set forth on Exhibit H, calculated in accordance with GAAP as consistently applied by Holdco.

“Giants/Zyga Revenue” means, for the applicable calculation period, the net revenue of Holdco and its Subsidiaries in respect of the products set forth on Exhibit I, calculated in accordance with GAAP as consistently applied by Holdco.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a Delaware limited partnership are its partnership agreement and certificate of limited partnership and the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Group Companies” means the Company and each of its direct and indirect Subsidiaries.

“Hazardous Materials” means: (i) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or for which Liability or standards of care are imposed, in each case, under any Environmental Law; (ii) petroleum or petroleum products; and (iii) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.

“Health Care Laws” means all applicable Legal Requirements relating to the regulation, provision, or administration of, sale or marketing of, or payment for health care items or services, including: (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Physician Self-Referral Prohibition (commonly referred to as the “Stark Law”) (42 U.S.C. §§ 1395nn and 1396b(s)), the federal False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), the federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-8), the federal Beneficiary Anti-Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the HIPAA All Payor Fraud Statute (18 U.S.C. § 1347), the federal Exclusion Laws (42 U.S.C.§ 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), or any regulations promulgated pursuant to each of the foregoing statutes, or similar state or local statutes or regulations; (ii) HIPAA, as amended by HITECH, any regulations promulgated thereunder, and similar state or local statutes or regulations governing the privacy or security of patient information; (iii) the Medicare statute (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) the Medicaid statute (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the Children’s Health Insurance Program (CHIP) statute (Title XXI of the Social Security Act) and the regulations promulgated thereunder; (vi) TRICARE (10 U.S.C. §1071 et seq.) and the regulations promulgated thereunder; (vii) the U.S. Department of Veterans Affairs (including 38 U.S.C. § 1701 et seq.), and the regulations promulgated thereunder; (viii) federal or state Legal Requirements relating to billing, or claims for, reimbursement of items or services submitted to any third party payor (including a Federal Healthcare Program), employer or similar entity, or patient; (ix) any other federal or state Legal Requirements relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of health care items or services; (x) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), its implementing regulations, and similar state transparency reporting Legal Requirements; (xii) the Medicare Secondary Payer Laws (42 U.S.C. § 1395y et seq.) and implementing regulations; (xiii) each of (i) through (xii) as amended from time to time; and (xiv) the Advanced Medical Technology Association Code on Interactions with Health Care Professionals. “Health Care Laws” further includes all directives, regulations, decisions, guidelines and other regulatory framework with relevance for the business issued by the European Union, and any relevant national legal framework in European Union Member States, or any other international or national legal framework that is applicable to the business.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Indebtedness” means, as of any time of determination, without duplication, the aggregate consolidated indebtedness of the Group Companies, including, without duplication, (i) any obligations under any indebtedness for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any payment obligations in respect of banker’s acceptances or letters of credit or any other commitment by which a Person assures a financial institution against loss, (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been, in accordance with GAAP, recorded as capital leases, (vi) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations (including any applicable breakage costs), (vii) in respect of “earn-out” obligations and all other obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) any obligations referred to in the foregoing clauses (i) through (vii) of any Person which are either guaranteed or secured by any Encumbrance upon any of the Group Companies or any of their respective assets or properties and (ix) accrued and unpaid or declared and unpaid interest of any such foregoing obligation and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations. Notwithstanding the foregoing, “Indebtedness” does not include any intercompany obligations exclusively between or among the Group Companies.

“Indemnification Date” means, with respect to a claim for indemnification by a Parent Indemnitee pursuant to Article IX or Section 11.02, the date on which it is determined in accordance with this Agreement that such Parent Indemnitee is entitled to be indemnified for Damages pursuant to Article IX or Section 11.02, as applicable.

“Indemnification Price” means, with respect to an applicable Indemnification Date, the volume weighted average closing trading price of the Holdco Common Stock on Nasdaq (or any other national stock exchange or quotation system on which Holdco Common Stock is then listed or quoted) for the five (5) trading day period ending one (1) Business Day prior to such Indemnification Date, as reported by the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Member.

“Information Technology Systems” means all communications systems and computer systems used by a Group Company, including all hardware, software and websites (but excluding networks generally available to the public).

“Initial Earnout Shares” means the number of shares of Holdco Common Stock (rounded to the nearest whole share) equal to the sum of (i) (A) 10,729,614 shares of Holdco Common Stock, multiplied by (B) the quotient of (1) (I) the Giants/Zyga Revenue for the applicable LTM Period, minus (II) $85,000,000, divided by (2) $11,764,705.88 (provided, however, that if the Giants/Zyga Revenue for the applicable LTM Period is greater than $96,764,705.88, for purposes of the calculation set forth in this clause (i) only, the Giants/Zyga Revenue shall be deemed to equal $96,764,705.88) and (ii) the greater of (A) zero (0) shares of Holdco Common Stock and (B) (1) the number of shares (rounded to the nearest whole share) of Holdco Common Stock with an aggregate value of $35,000,000 based on the volume weighted average closing trading price of the Holdco Common Stock on Nasdaq (or any other national stock exchange or quotation system on which Holdco Common Stock is then listed or quoted) for (y) the last five (5) trading days in the applicable fiscal period in which such shares are earned, in the case of Initial Earnout Shares to be issued pursuant to Section 2.06(a)(ii), or (z) the five (5) trading day period ending three (3) Business Days prior to a Change of Control Transaction, in the case of Initial Earnout Shares to be issued pursuant to Section 2.06(a)(iv), in each case, as reported by the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Member, multiplied by (2) the quotient of (I) (a) the Giants/Zyga Revenue for the applicable LTM Period, minus (b) $96,764,705.88, divided by (II) $8,235,294.12 (provided, however, that if the Giants/Zyga Revenue for the applicable LTM Period is greater than $105,000,000, for purposes of this clause (ii) (B) only, the Giants/Zyga Revenue shall be deemed to equal $105,000,000), which number of shares shall be subject to reduction as set forth in Section 2.06(e).

“Intellectual Property” means all intellectual property, regardless of form, including: (i) patents and patent applications, inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (ii) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) confidential and proprietary information, and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret (“Trade Secrets”).

“Interim Debt Financing” means any Indebtedness incurred by any of the Group Companies between the date hereof and the earlier of the termination of this Agreement and the Closing Date; provided, that such Indebtedness (including all applicable prepayment penalties, premiums and breakage costs) is repaid in full at or prior to the Closing and any Encumbrance created thereunder is terminated upon such repayment.

“Interim Equity Financing” means any sale of Company Units, by the Company, to the Member for cash between the date hereof and the earlier of the termination of this Agreement and the Closing Date; provided, the cash used by the Member to purchase such Company Units must be equal to or less than the net cash proceeds received by the Member pursuant to an Interim Member Financing.

“Interim Financing” means an Interim Debt Financing or Interim Equity Financing.

“Interim Member Financing” means any sale of Member Units or other equity interests in the Member, by the Member, for cash between the date hereof and the earlier of the termination of this Agreement and the Closing Date; provided, that in connection with any Interim Member Financing, the purchaser of Member Units or other equity interests in the Member, in each case, with voting rights, must irrevocably consent to and agree to vote such Member Units or other equity interests in favor of the transactions contemplated by this Agreement (provided, that such irrevocable consent and agreement may terminate upon the earlier of (i) the termination of this Agreement and (ii) the Closing).

“Intervening Event” means any event, fact, circumstances, development or occurrence relating to or affecting Parent or its Subsidiaries, including the business, operations, assets or liabilities of Parent or its

Subsidiaries, and which was not known or reasonably foreseeable to the Board of Directors of Parent as of the date of this Agreement; provided, however, that neither an actual or anticipated Financing Failure nor the actual or anticipated consequences thereof shall be an Intervening Event.

“Knowledge of the Company” means the actual knowledge of Marc Viscogliosi, Francis Magee, Steve Ward, Alberto Jurado, René Pröll and Colleen Nelson as of the date hereof, after reasonable inquiry of their direct reports and, with respect to the references to “Knowledge of the Company” in Sections 3.15 (to the extent such references relate to Health Care Laws), 3.22 and 3.23 only, in addition to the direct reports referenced above, representatives of MCRA who support the Group Companies.

“Law” means any foreign, federal, state or local statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order enacted, adopted, issued, promulgated or enforced by any Governmental Entity.

“Legal Proceeding” means any claim, action, audit, hearing, investigation, litigation, suit, arbitration or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable Laws, agency guidance, Permits, bylaws, variances, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or any Group Company, as applicable, and the operations thereof.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency or guaranty of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or otherwise.

“LTM Period” means any consecutive twelve (12)-month period ending (a) on March 31, June 30, September 30 or December 31 of a particular year and (b) at least twelve (12) months after the Closing Date.

“Material Adverse Effect” means any event, change, occurrence, fact, development or effect that (a) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Member or the Group Companies to consummate the transactions contemplated hereby or (b) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole, other than any event, change, occurrence, fact, development or effect arising out of, attributable to or resulting from (i) general business or economic changes or developments in any of the industries in which the Group Companies operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) epidemics, pandemics, natural disasters, calamities or other force majeure events, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) any change or effect primarily caused by the announcement or pendency of the transactions contemplated hereby, including the impact thereof on any relationship of any Group Company with any of its customers, employees, financing sources, distributors or suppliers, (vi) any failure by the Group Companies to meet any projections or forecasts or estimates of revenues, earnings or other financial performance or results of operations for any period (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, occurrence, fact, development or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect), (vii) any actions expressly required by this Agreement, or the failure to take any specific action expressly prohibited by this Agreement (excluding any action prohibited under Section 5.01, unless the Member has requested, but has not received within a reasonable period of time after such request, Parent’s consent to such action) or (viii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates; provided, that in the case of each of the clauses (i) through (iv) set forth above, only to the extent that any such event, change, occurrence, fact, development or effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Group Companies relative to other companies in the Group Companies’ industry.

“Member Fundamental Representations” means the representations and warranties of the Member set forth in Section 3.01, Section 3.02, Section 3.04(a), Section 3.04(b), Section 3.08 and Section 3.20.

“Member Units” means units of the Member, which units represent interests in the profits, losses and distributions of the Member.

“Nasdaq” means The Nasdaq Global Market of The Nasdaq Stock Market LLC.

“Net Working Capital Amount” (which can be positive or negative) means (A) the consolidated current assets of the Group Companies (other than any asset in respect of Cash or Restricted Cash) minus (B) the consolidated current liabilities (other than any such liabilities to the extent included in the Closing Indebtedness Amount or Company Transaction Expenses), in each case, as of the Effective Time and as calculated in accordance with GAAP and the methodology illustrated on Exhibit J.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Ownership Percentage” means, at any time of determination, the percentage equal to (a) the number of shares of Holdco Common Stock issued and outstanding and issuable upon conversion of the Holdco Preferred Stock (with each share of Holdco Preferred Stock deemed to represent the number of shares of Holdco Common Stock issuable upon conversion of such share of Holdco Preferred Stock at such time of determination (without regard to any restrictions on conversion)) that the Member and the Unitholders that were Unitholders as of immediately prior to the Contribution beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act, including the sixty (60)-day provision in paragraph (d)(1)(i) thereof), divided by (b) the total number of shares of Holdco Common Stock issued and outstanding and issuable upon conversion of the Holdco Preferred Stock (with each share of Holdco Preferred Stock deemed to represent the number of shares of Holdco Common Stock issuable upon conversion of such share of Holdco Preferred Stock at such time of determination (without regard to any restrictions on conversion)).

“Parent Disclosure Schedule” means a Schedule referencing the appropriate section or clause of this Agreement and delivered by Parent, Holdco and Merger Sub to the Member on or prior to the date hereof.

“Parent Equity Awards ” means the Parent Stock Options and Parent Restricted Stock Awards.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 4.01, 4.02, 4.04 and 4.16.

“Parent Group Member” means Parent and each of its direct and indirect Subsidiaries.

“Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub, Holdco and, following the Contribution, the Group Companies); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Member shall not be deemed to be a “Parent Indemnitee.”

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (a) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent, Holdco or the Merger Sub to consummate the transactions contemplated hereby or (b) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, occurrence, fact, development or effect arising out of, attributable to or resulting from (i) general business or economic changes or developments in any of the industries in which Parent and its Subsidiaries operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war (whether or not declared) or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) epidemics, pandemics, natural disasters, calamities or other force majeure events, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) any change or effect primarily caused by the announcement or pendency of the transactions contemplated hereby, including the impact thereof on any relationship of Parent or any of its Subsidiaries with any of its customers, employees, financing sources, distributors or suppliers, (vi) any failure by Parent and its Subsidiaries to meet any projections or forecasts or estimates of revenues, earnings or other financial performance or results of operations for any period (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect), (vii) any decline in the price or trading volume of Parent Common Stock on Nasdaq (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect), (viii) any actions expressly required by this Agreement, or the failure to take any specific action expressly prohibited by this Agreement (excluding any action prohibited by Section 6.05, unless Parent has requested, but has not received within a reasonable period of time after such request, the Member’s consent to such action) or (ix) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Member or any of its Affiliates; provided, that in the case of each of the clauses (i) through (iv) set forth above, only to the extent that any such change, effect, event, occurrence, state of facts or development has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Parent and its Subsidiaries relative to other companies in Parent and its Subsidiaries’ industry.

“Parent Stockholders” means the holders of Parent Common Stock and Parent Preferred Stock.

“Parent Transaction Expense” means a Transaction Expense which Parent, Holdco or Merger Sub is obligated to pay.

“Parent’s Knowledge” or any similar phrase, with respect to Parent, means the actual knowledge of Camille I. Farhat, Jonathon M. Singer, Julius Avisa, Paul A. Montague, Enrico Sangiorgio, John N. Varela and Olivier M. Visa, after reasonable inquiry of their direct reports.

“Permitted Liens” means: (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Company Real Property that are not violated by the use and operation as of the date hereof or the proposed use of the Company Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Real Property that do not detract from the value or materially impair the occupancy or use of the Company Real Property for the purposes for which it is used as of the date hereof or proposed to be used in connection with the Group Companies’ businesses; (e) an Encumbrance created pursuant to the Credit Agreement that will be terminated at Closing upon payoff of the applicable Payoff Amount; (f) an Encumbrance created pursuant to an Interim Debt Financing that will be terminated at or prior to Closing; and (g) such imperfections of title and Encumbrances, if any, which are not material, individually or in the aggregate, in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present or intended use, of the property subject thereto or affected thereby.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means a natural person’s name, street address or specific geolocation information, date of birth, telephone number, e-mail address, online contact information, photograph, biometric data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier, any data that, if it were subject to a Data Breach, would require notification under Data Protection Laws, or any other piece of information that allows the identification of a natural person.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Company Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” shall mean (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal month ended after September 30, 2018 and at least thirty (30) days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter ended after June 30, 2018 and at least forty-five (45) days prior to the Closing Date, and (c) information reasonably required by Parent in order to prepare a pro forma consolidated balance sheet and related statements of income and cash flow of Parent as of the last day of the most recent fiscal month ended at least thirty (30) days prior to the Closing Date, prepared after giving effect to the transactions contemplated by this Agreement as if the transactions contemplated by this Agreement have occurred as of such date.

“Required Parent Vote” means (a) the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and Parent Preferred Stock (on a fully converted basis) entitled to vote thereon in favor of the adoption of this Agreement and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Parent Preferred Stock entitled to vote thereon, voting separately as a class, in favor of the adoption of this Agreement.

“Restricted Cash” means any Cash that is not freely accessible by the Group Companies, including any Cash posted to support letters of credit, performance bonds or other similar obligations or deposited with third parties as a security deposit.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Agreement” means that certain letter agreement, dated as of November 1, 2018, among the Member, the Company, Hayfin Services LLP, SOFII Paradigm Cayco Limited, Hayfin Special Opportunities Fund II (AIV I) LP, Hayfin Special Opportunities Fund II (AIV IB) LP, Hayfin Opal LuxCo 3 SARL, Hayfin SOF II Co-Invest LuxCo 2 SARL and Hayfin Topaz LuxCo 3 SCA.

“Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to any Group Company a limited right to use a third party’s confidential information entered into by the Group Company in the Ordinary Course of Business, (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that are not redistributed with the Company products, (iii) employment agreements and consulting agreements pursuant to which any Group Company obtains rights to use Intellectual Property created in the scope of such employment or provision of services for the Group Company, and (iv) agreements granting any Group Company a right to use third party Trademarks in connection with the Group Company’s marketing or advertising of Company products or such third party’s products.

“Standard Outbound IP Agreements” means (i) non-disclosure agreements granting to a third party a limited right to use any Group Company’s confidential information entered into by the Group Company in the Ordinary Course of Business, and (ii) agreements granting a third party a right to use any Group Company’s Trademarks in connection with such third party’s marketing or advertising of Company products.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Working Capital” means $7,000,000.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and

(ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Transaction Documents” means, collectively, this Agreement, the Lock-Up Agreement, the Confidentiality Agreement, the Consulting Agreements, the Non-Competition Agreements and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing pursuant to this Agreement, the Lock-Up Agreement, the Confidentiality Agreement, any Consulting Agreement or any Non-Competition Agreement.

“Transaction Expenses” means, with respect to each of the Company, on the one hand, and Parent, Holdco or Merger Sub, on the other hand, all of its costs and expenses incident to the negotiation and preparation of this Agreement and the other documents and agreements contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees required to consummate the Merger or the Contribution, the fees and expenses charged by a lender pursuant to the Payoff Letters, any severance payments, transaction bonuses, change in control payments and any other similar payments triggered as a result thereof (including the employer’s share of any payroll Taxes related thereto) and other costs and expenses associated with any of the foregoing.

“Unitholders” means the owners of Member Units.

12.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Member (which approval will not be unreasonably withheld, conditioned or delayed); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or the rules of a securities exchange upon which a Party’s securities are traded (in which case the disclosing Party will use its reasonable best efforts to allow the other Parties reasonable time to review and comment on such public disclosure in advance of its issuance (and will consider in good faith all such comments reasonably proposed)).

13.02 Expenses. Except as expressly provided herein, at the Closing, (a) the Member or the Company shall pay the Company Transaction Expenses and (b) Parent shall pay the Parent Transaction Expenses. Except as expressly provided herein, if this Agreement is terminated in accordance herewith, then the Member or the Company shall pay the Company Transaction Expenses and Parent shall pay the Parent Transaction Expenses.

13.03 Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid 50% by Parent as a Parent Transaction Expense and 50% by the Member or the Company as a Company Transaction Expense.

13.04 Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) immediately upon facsimile transmission (with a written or electronic confirmation of delivery) if sent during normal business hours of the recipient or, if not sent during normal business hours of the recipient, then on the next Business Day, and in each case addressed to the intended recipient as set forth below:

Notices to Parent, Holdco, the Surviving Corporation and/or Merger Sub:

RTI Surgical, Inc.

520 Lake Cook Road, Suite 680

Deerfield, Illinois 60015

Attn: Jonathon Singer

with a copy to (which will not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attn: Larry Barden and Seth Katz

Facsimile No.: (312) 853-7036

Notices to the Member:

PS Spine HoldCo, LLC

505 Park Avenue, 14th Floor

New York, New York 10022

Attn: Marc R. Viscogliosi

Facsimile No.: (212) 826-9509

with a copy to (which will not constitute notice):

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019

Attn: John B. Wade

Facsimile No.: (212) 953-7201

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.05 Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Parent, Holdco, the Merger Sub or the Member, without the prior written consent of the other Parties; provided, however, that Holdco or Parent may (a) assign its rights under this Agreement to any Affiliate of Holdco or Parent, if such assignment occurs prior to the mailing of the Joint Proxy and Consent Solicitation Statement/Prospectus to the Parent Stockholders or the Unitholders, (b) assign its rights under this Agreement to any Affiliate of Holdco or Parent or to any future purchaser of Holdco or Parent, if such assignment occurs after the Closing, or (c) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Parent or the Surviving Company, if such assignment occurs after the Closing; provided, further, that no such assignment shall release Holdco or Parent from its obligations hereunder. Any assignment in contravention of the preceding sentence shall be null and void.

13.06 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

13.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. Unless the context otherwise requires, any reference to a “clause” in any Section of this Agreement will be deemed to refer to a clause in such Section. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless otherwise specifically provided for herein, the word “or” will not be deemed to be exclusive. References to “written” or “in writing” include in electronic form. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. No summary of this Agreement prepared by a Party, in a Parent SEC Report or otherwise, shall affect the meaning or interpretation of this Agreement. A reference to any party to this Agreement or any other agreement shall include such party’s predecessors, successors and permitted assigns.

13.08 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.09 Amendment and Waiver. Except as otherwise set forth in this Agreement, any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Parent and the Member and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that (i) after the receipt of the Written Consent, no amendment to this Agreement will be made that by Law requires further approval by the Unitholders without the consent of the Unitholders and (ii) after the receipt of the Required Parent Vote, no amendment to this Agreement will be made that by Law requires further approval by the Parent Stockholders without such approval. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

13.10 Entire Agreement. This Agreement (together with the documents and agreements to be delivered pursuant hereto), the Confidentiality Agreement, the Consulting Agreements, the Non-Competition Agreements, the Lock-Up Agreement, the Unitholder Support Agreements and the Parent Stockholder Support Agreements constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

13.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and, except as provided in (i) Section 5.08(b) (with respect to which the Representatives described in such Section 5.08(b) shall be third party beneficiaries), (ii) Section 6.09 (with respect to which the Group Company Indemnified Parties and their respective heirs and legal representatives shall be third party beneficiaries, but only following the Closing), (iii) Article IX (with respect to which the Parent Indemnitees shall be third party beneficiaries, but only following the Closing), (iv) Section 10.03(d) (with respect to which the Parent Related Parties shall be third party beneficiaries), (v) Section 13.19 (with respect to which D&W shall be a third party beneficiary) and (vi) Section 13.20 (with respect to which the Financing Source Related Parties shall be third party beneficiaries), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the immediately preceding sentence, following the Effective Time, (a) the provisions of Article I relating to issuance of Holdco Common Stock upon the conversion of Parent Common Stock shall be enforceable by the holders of Parent Common Stock that does not constitute Parent Cancelled Shares, (b) the provisions of Article I relating to issuance of Holdco Preferred Stock upon the conversion of Parent Preferred Stock shall be enforceable by the holders of Parent Preferred Stock that does not constitute Parent Cancelled Shares, (c) the provisions of Article I relating to issuance of stock options in respect of Holdco Common Stock upon the conversion of Parent Stock Options shall be enforceable by the holders of Parent Stock Options and (d) the provisions of Article I relating to issuance of restricted stock awards relating to Holdco Common Stock upon the conversion of Parent Restricted Stock Awards shall be enforceable by the holders of Parent Restricted Stock Awards.

13.12 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.13 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

13.14 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement.

13.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.16 Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have subject matter jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.04 will be deemed effective service of process on such Party.

13.17 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.18 Specific Performance.

(a) Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy therefor. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent any other Party’s breach of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Party’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding Section 13.18(a), the Member shall be entitled to specific performance of Holdco’s obligations to pay the Cash Purchase Price and issue the Stock Consideration to the Member and to consummate the Closing solely in the event that each of the following conditions is satisfied: (i) all of the conditions set forth in Section 8.01 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being satisfied if the Closing would have occurred) have been satisfied or validly waived by Parent, Holdco and Merger Sub and this Agreement has not been terminated in accordance with Section 10.01, (ii) the Member has notified Holdco, Parent and Merger Sub in writing that (A) the Member is prepared to consummate the Closing and (B) if specific performance is granted and the Financing is funded, then it would take such actions required of it under this Agreement to cause the Closing to occur, (iii) Holdco, Parent and Merger Sub have not consummated the Closing by 12:00 p.m. New York City time on the second (2nd) Business Day following the date on which the Closing was required to occur pursuant to Section 2.01 and (iv) the Financing has been funded or will be funded at the Closing. For the avoidance of doubt, in no event shall the Member be entitled to enforce the obligation of, or seek to force, Holdco, Parent and/or Merger Sub to cause the Closing to occur if the Financing has not been funded (or will not be funded at the Closing).

13.19 Waiver of Conflicts Regarding Representation; Privilege.

(a) Recognizing that D&W has acted as legal counsel to the Member and the Group Companies, and that D&W intends to act as legal counsel to the Member and one or more of the Member’s Affiliates after the consummation of the Closing, each of the Parties hereby consents to and waives, on behalf of the Group Companies, and agrees to cause each of the Group Companies to consent to and waive, any conflicts that may arise in connection with D&W representing the Member or any of the Member’s Affiliates after the consummation of the Closing, whether in connection with this Agreement or otherwise. The Parties also agree that the fact that D&W may be deemed from time to time to have acted as legal counsel to the Member and the Group Companies prior to the consummation of the Closing shall not prevent D&W from representing the Member or the Unitholders or any of their Affiliates in connection with any matters, including any matter involving this Agreement or the transactions contemplated hereby or any disputes between any of the Parties hereto that may arise after the consummation of the Closing. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that it has consulted with counsel or has been advised they should do so. Any communications prior to the Closing with respect to this Agreement or the transactions contemplated hereby between any Group Company and D&W will become the property of the Member following the Closing and will not be disclosed to Holdco or any of its Subsidiaries without the consent of the Member.

(b) Notwithstanding the Closing, the Parties agree that neither Holdco nor any of its Subsidiaries, including the Group Companies, shall have the right to assert attorney-client privilege as to pre-Closing and post-Closing communications between the Member or the Group Companies (for the Group Companies, only with respect to pre-Closing communications), on one hand, and D&W, on the other hand, to the extent that the privileged communications relate to this Agreement or to the transactions contemplated hereby, other than to the extent necessary to protect against disclosure to any third party. The Parties agree that only the Member shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing. As of the consummation of the Closing and thereafter, (i) the client communications, work product and files generated and maintained by D&W as a result of D&W’s representation of the Member and the Group Companies in connection with this Agreement or any of the transactions contemplated hereby shall be and become the exclusive property of the Member, and any attorney-client privilege with respect thereto may be waived on behalf of the Member only by the Member, (ii) D&W shall have no duty whatsoever to reveal or disclose any such communications, work product or files to Holdco or any of its Subsidiaries (including, after the Closing, the Group Companies) by reason of any attorney-client relationship or otherwise and (iii) in the event any dispute arises between any of the Parties and/or any of the Group Companies, whether involving this Agreement or the transactions contemplated hereby or otherwise, each of Parent, Holdco and Merger Sub agrees, on behalf of itself and the Group Companies, that it and the Group Companies shall not offer into evidence or otherwise attempt to use or assert any attorney-client communications, files or work product in connection with such dispute and/or any suit, action or proceeding with respect thereto. The foregoing shall not extend to (A) any communication unrelated to this Agreement or the transactions contemplated, (B) communications among any of the Member or the Group Companies, on the one hand, and any Person other than D&W, on the other hand, or (C) any post-Closing communications between any Group Company and D&W or any other legal counsel. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Holdco, Merger Sub and/or any of the Group Companies, on the one hand, and a third party, on the other hand, Parent,

Holdco, Merger Sub and/or any of the Group Companies, may, with consent of the Member (which consent shall not be unreasonably withheld) access and use pre- or post-Closing communications to the extent it or they believes reasonably necessary to defend the dispute. Nothing in this Section 13.19 shall limit the professional obligation of confidentiality of D&W to the Member and the Group Companies or shall be deemed or construed as a waiver of any applicable privileges or protections that may be asserted as against any person other than the Parties.

13.20 No Recourse; Waiver of Claims. Notwithstanding anything to the contrary in this Agreement, the Member (on behalf of itself and each of its current or future direct or indirect equity holders, unitholders, managers, assignees, Affiliates and Representatives) hereby waives (i) any rights or claims against any Financing Source or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Financing Source Related Parties”) in connection with this Agreement, the Financing or the Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and (ii) any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating in any way to the Financing or the Commitment Letters, and the Member (on behalf of itself and each of its current or future direct or indirect equity holders, unitholders, managers, assignees, Affiliates and Representatives) agrees not to commence or support (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Financing Source Related Party in connection with this Agreement, the Financing or the Commitment Letters. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Member (or any of its current or future direct or indirect equity holders, unitholders, managers, assignees, Affiliates and Representatives) in connection with this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the Commitment Letters. Each party hereto agrees that, except as specifically set forth in the Commitment Letters, all claims or causes of action against any of the Financing Source Related Parties in any way relating to the Financing or the Commitment Letters, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Notwithstanding the foregoing, nothing in this Section 13.20 shall in any way limit, qualify or modify the rights and obligations of the parties to the Commitment Letters to each other thereunder or in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, the Financing Source Related Parties are intended third-party beneficiaries of, and shall be entitled to the protections of, this provision.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Master Transaction Agreement on the day and year first above written.

RTI SURGICAL, INC.

By:	/s/ Jonathon M. Singer
Name: Jonathon M. Singer
Its: Chief Financial and Administrative Officer, Corporate Secretary

[Master Transaction Agreement]

IN WITNESS WHEREOF, the Parties have executed this Master Transaction Agreement on the day and year first above written.

BEARS HOLDING SUB, INC.

By:	/s/ Jonathon M. Singer
Name: Jonathon M. Singer
Its: Chief Financial and Administrative Officer, Corporate Secretary

[Master Transaction Agreement]

IN WITNESS WHEREOF, the Parties have executed this Master Transaction Agreement on the day and year first above written.

BEARS MERGER SUB, INC.

By:	/s/ Jonathon M. Singer
Name: Jonathon M. Singer
Its: President

[Master Transaction Agreement]

IN WITNESS WHEREOF, the Parties have executed this Master Transaction Agreement on the day and year first above written.

PS SPINE HOLDCO, LLC

By:	/s/ Marc R. Viscogliosi
Name: Marc R. Viscogliosi
Its: Chairman & Chief Executive Officer

[Master Transaction Agreement]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[                    ]

* * *

FIRST: The name of the corporation is [                    ].

SECOND: The address of the registered office of the corporation in the State of Delaware is United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Kent County, DE 19904. The name of corporation’s registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code 1953, as amended (the “GCL”).

FOURTH: Capital Stock:

This corporation is authorized to issue 155,000,000 shares of capital stock, $0.001 par value, of which 150,000,000 shares shall be Common Stock, $0.001 par value and 5,000,000 shares shall be Preferred Stock, $0.001 par value.

(A)

Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B)

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, Bylaw Sections 2.04, 2.07 and paragraphs Ninth and Twelfth of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect, and no provision inconsistent therewith may be adopted by the stockholders unless such action is approved by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of all classes and series of the corporation entitled to vote generally in the election of the corporation’s directors.

SEVENTH: Directors shall be elected for a one-year term expiring at the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified, subject to his or her earlier death, resignation, retirement or removal from service as a director. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, or a sole remaining director and any directors so chosen shall hold office until the next annual meeting of the stockholders and until their successors shall be duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this paragraph Seventh in each case unless expressly provided by such terms.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. Upon consummation of the corporation’s initial public offering of its Common Stock, stockholder action may not be taken by written consent in lieu of a meeting. The books of the corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH: The corporation shall indemnify each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of this corporation or another enterprise at the request of the predecessor corporation to the fullest extent permitted by Section 145 of the GCL, as amended. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and such indemnification shall continue as to a person who has ceased to be such a person and shall inure to the benefit of the heirs, executors and administrators of such a person.

Any amendment, repeal or modification of the foregoing provisions of this paragraph Ninth shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

ELEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TWELFTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of the corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

Exhibit B

AMENDED AND RESTATED

BYLAWS

OF

[                    ]

Effective [●], 2018

ARTICLE I

OFFICES

SECTION 1.01 REGISTERED OFFICE. The registered office of the corporation in the State of Delaware shall be in the City of Dover, County of Kent, and the name of its registered agent shall be United Corporate Services, Inc.

SECTION 1.02 OTHER OFFICES. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.01 PLACE OF MEETING. All meetings of stockholders for the election of directors shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

SECTION 2.02 ANNUAL MEETING. The annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

SECTION 2.03 VOTING LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 2.04 SPECIAL MEETING. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board or by the President of the corporation or by the Board of Directors or by written order of a majority of the directors and shall be called by the President or the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purposes of the proposed meeting. The Chairman of the Board or the President of the corporation or directors so calling, or the stockholders so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 2.05 NOTICE OF MEETING. Written notice of the annual, and each special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, not less than 10 nor more than 60 days before the meeting.

SECTION 2.06 QUORUM. The holders of a majority of the shares of the corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the holders of a majority of the shares of the corporation’s capital stock entitled to vote thereat, present in person or represented by proxy, whether or not a quorum is present, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 2.07 VOTING. When a quorum is present at any meeting of the stockholders, the vote of the holders of a majority of the shares of the corporation’s capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes, of the Certificate of Incorporation or of these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder, bearing a date not more than three years prior to voting, unless such instrument provides for a longer period, and filed with the Secretary of the corporation before, or at the time of, the meeting. If such instrument shall designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he is of the proxies representing such shares.

SECTION 2.08 VOTING OF STOCK OF CERTAIN HOLDERS. Shares of the corporation’s capital stock standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the bylaws of such corporation may prescribe, or in the absence of such provision, as the Board of Directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator, or trustee may be voted by such fiduciary, either in person or by proxy, but no such fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent the stock and vote thereon.

SECTION 2.09 TREASURY STOCK. The corporation shall not vote, directly or indirectly, shares of its own capital stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares of the corporation’s capital stock.

SECTION 2.10 FIXING RECORD DATE. The Board of Directors may fix in advance a date, which shall not be more than 60 days nor less than 10 days preceding the date of any meeting of stockholders, nor more than 60 days preceding the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining a consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

SECTION 2.11 NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS

(a) To be properly brought before the annual meeting or special meeting, nominations of persons for election to the board of directors or other business must be either: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors; (ii) otherwise properly brought before the meeting by or at the direction of the board of directors or (iii) otherwise properly brought before the meeting by a stockholder of record.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 2.11(a) of these bylaws, (i) the subject matter thereof must be a matter which is a proper subject matter for stockholder action at such meeting; (ii) the stockholder must have been a stockholder of record of the corporation at the time the notice required by this Section 2.11 is delivered to the corporation and must be entitled to vote at the meeting; and (iii) the stockholder must have given timely written notice thereof by mail, courier or personal delivery to (A) the Nominating and Corporate Governance Committee of the board of directors, care of the corporate secretary of the corporation, for nominations, or (B) the corporate secretary of the corporation, for other business. To be considered timely, a stockholder’s notice must be delivered to or mailed and received by the secretary of the corporation at the principal executive offices of the corporation not more than 120 days and not less than 90 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. Notwithstanding the above, in the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the corporation’s proxy statement for the annual meeting of stockholders for the current year.

A stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that is required by Item 401 of the Securities and Exchange Commission’s (“SEC”) Regulation S-K; (B) the information required by Item 403 of SEC Regulation S-K; (C) the information required by Item 404 of SEC Regulation S-K; (D) a description of all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination; (E) a description of all relationships between the proposed nominee and any of the corporation’s competitors, customers, suppliers, labor unions or other persons or entities with special interests regarding the corporation known to the recommending stockholder or the nominee; (F) a statement by the stockholder supporting his, her or its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee of the board of directors for nominees or directors from time to time, including those that may be set forth in the corporation’s Corporate Governance Guidelines, and a brief description of the contributions that the nominee would be expected to make to the board of directors and to the governance of the corporation; (G) a statement whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the corporation; and (H) such nominee’s written consent to being interviewed by the Nominating and Corporate Governance Committee of the board of directors (including the nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the corporation; (ii) as to any other business the stockholder proposes to bring before the annual meeting, (A) a brief description of such business and the reasons for conducting such business at the annual meeting and (B) any material interest in such business of the stockholder and any beneficial owner on whose behalf the proposal or nomination is made; and (iii) as to the stockholder giving the notice (or, if submitted by a group of two or more stockholders, as to each stockholder in the group), (A) the name and address, including telephone number, of such stockholder; (B) the number of shares of the corporation that are beneficially owned and held of record by such stockholder and the time period for which such shares have been held; (C) if the stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4, or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and (D) a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the corporation’s next annual meeting of stockholders.

(c) Notwithstanding anything in Section 2.11(b) of these bylaws to the contrary, in the event that the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(d) Notwithstanding the foregoing provisions of this Section 2.11, a stockholder who seeks to have any proposal included in the corporation’s proxy materials must provide notice as required by and otherwise comply with the applicable requirements of the rules and regulations under the Securities Exchange Act of 1934. Nothing in this Section 2.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

Only persons nominated in accordance with the procedures set forth in this Section 2.11 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.11. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such business shall not be transacted at such meeting and such nomination shall be disregarded.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 POWERS. The business and affairs of the corporation shall be managed by its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

SECTION 3.02 NUMBER, ELECTION AND TERM. The number of directors that shall constitute the whole Board of Directors shall be not less than one. Such number of directors shall from time to time be fixed and determined by resolution of the Board of Directors and shall be set forth in the notice of any meeting of stockholders held for the purpose of electing directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The directors shall be appointed or elected as set forth in the Seventh Article of the Certificate of Incorporation and each director elected shall hold office for the period set forth in the Seventh Article of the Certificate of Incorporation. Directors need not be residents of Delaware or stockholders of the corporation.

SECTION 3.03 VACANCIES, ADDITIONAL DIRECTORS, AND REMOVAL FROM OFFICE. If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship; and a director so chosen shall hold office until the next annual meeting of stockholders and until his successor shall be duly elected and shall qualify, unless sooner displaced. Any director may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.

SECTION 3.04 REGULAR MEETING. A regular meeting of the Board of Directors shall be held each year, without other notice than this bylaw, at the place of, and immediately following, the annual meeting of stockholders; and other regular meetings of the Board of Directors shall be held each year, at such time and place as the Board of Directors may provide, by resolution, either within or without the State of Delaware, without other notice than such resolution.

SECTION 3.05 SPECIAL MEETING. A special meeting of the Board of Directors may be called by the Chairman of the Board of Directors or by the President of the corporation and shall be called by the Secretary on the written request of any two directors. The Chairman or President so calling, or the directors so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

SECTION 3.06 NOTICE OF SPECIAL MEETING. Written notice of special meetings of the Board of Directors shall be given to each director at least 48 hours prior to the time of such meeting. Any director may waive notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, except that notice shall be given of any proposed amendment to the bylaws if it is to be adopted at any special meeting or with respect to any other matter where notice is required by statute.

SECTION 3.07 QUORUM. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 3.08 ACTION WITHOUT MEETING. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof as provided in Article IV of these bylaws, may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

SECTION 3.09 COMPENSATION. Directors, as such, shall not be entitled to any stated salary for their services unless voted by the stockholders or the Board of Directors; but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors or any meeting of a committee of directors. No provision of these bylaws shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

COMMITTEES OF DIRECTORS

SECTION 4.01 DESIGNATION, POWERS AND NAME. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, including, if they shall so determine, an Executive Committee, each such committee to consist of two or more of the directors of the corporation. The committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the corporation as may be provided in such resolution. The committee may authorize the seal of the corporation to be affixed to all papers that may require it. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

SECTION 4.02 MINUTES. Each committee of directors shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

SECTION 4.03 COMPENSATION. Members of special or standing committees may be allowed compensation for attending committee meetings, if the Board of Directors shall so determine.

ARTICLE V

NOTICE

SECTION 5.01 METHODS OF GIVING NOTICE. Whenever under the provisions of applicable statutes, the Certificate of Incorporation or these bylaws, notice is required to be given to any director, member of any committee, or stockholder, such notice shall be in writing and delivered personally or mailed to such director, member, or stockholder; provided that in the case of a director or a member of any committee such notice may be given orally or by telephone or facsimile or other secure electronic means, such as encrypted e-mail. If mailed, notice to a director, member of a committee, or stockholder shall be deemed to be given when deposited in the United States mail first class in a sealed envelope, with postage thereon prepaid, or when delivered through reputable, recognized overnight courier service, addressed, in the case of a stockholder, to the stockholder at the stockholder’s address as it appears on the records of the corporation or, in the case of a director or a member of a committee, to such person at his business address. If sent by telegraph, notice to a director or member of a committee shall be deemed to be given when the telegram, so addressed, is delivered to the telegraph company. If sent by other secure electronic means, such as encrypted e-mail, notice to a director or member of a committee shall be deemed to be given upon verification of receipt.

SECTION 5.02 WRITTEN WAIVER. Whenever any notice is required to be given under the provisions of an applicable statute, the Certificate of Incorporation, or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VI

OFFICERS

SECTION 6.01 OFFICERS. The officers of the corporation shall be a Chairman of the Board and a Vice Chairman of the Board (if such offices are created by the Board), a Chief Executive Officer, a President, one or more Vice Presidents, any one or more of which may be designated Executive Vice President or Senior Vice President, a Secretary and a Treasurer. The Board of Directors may appoint such other officers and agents, including Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers, in each case as the Board of Directors shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any two or more offices may be held by the same person. No officer shall execute, acknowledge, verify or countersign any instrument on behalf of the corporation in more than one capacity, if such instrument is required by law, by these bylaws or by any act of the corporation to be executed, acknowledged, verified, or countersigned by two or more officers. The Chairman and Vice Chairman of the Board shall be elected from among the directors. With the foregoing exceptions, none of the other officers need be a director, and none of the officers need be a stockholder of the corporation.

SECTION 6.02 ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the Board of Directors at its first regular meeting held after the annual meeting of stockholders or as soon thereafter as conveniently possible. Each officer shall hold office until his successor shall have been chosen and shall have qualified or until his death or the effective date of his resignation or removal, or until he shall cease to be a director in the case of the Chairman and the Vice Chairman.

SECTION 6.03 REMOVAL AND RESIGNATION. Any officer or agent elected or appointed by the Board of Directors may be removed without cause by the affirmative vote of a majority of the Board of Directors whenever, in its judgment, the best interests of the corporation shall be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 6.04 VACANCIES. Any vacancy occurring in any office of the corporation by death, resignation, removal, or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

SECTION 6.05 SALARIES. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors or pursuant to its direction; and no officer shall be prevented from receiving such salary by reason of his also being a director.

SECTION 6.06 CHAIRMAN OF THE BOARD. The Chairman of the Board (if such office is created by the Board) shall preside at all meetings of the Board of Directors or of the stockholders of the corporation. The Chairman shall formulate and submit to the Board of Directors or the Executive Committee matters of general policy for the corporation and shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors or the Executive Committee.

SECTION 6.07 VICE CHAIRMAN OF THE BOARD. The Vice Chairman of the Board (if such office is created by the Board) shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board. The Vice Chairman shall perform such other duties as from time to time may be prescribed by the Board of Directors or the Executive Committee or assigned by the Chairman of the Board.

SECTION 6.08 CHIEF EXECUTIVE OFFICER. Subject to the control of the Board of Directors, the Chief Executive Officer shall in general supervise and control the business and affairs of the corporation. He shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board of Directors. The Chief Executive Officer shall keep the Board of Directors and the Executive Committee fully informed and shall consult them concerning the business of the corporation. He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these bylaws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed. He shall vote, or give a proxy to any other officer of the corporation to vote, all shares of stock of any other corporation standing in the name of the corporation and in general he shall perform all other duties normally performed by a Chief Executive Officer and such other duties as may be prescribed by the stockholders, the Board of Directors, or the Executive Committee. In the absence of the Chairman of the Board or the Vice Chairman of the Board (if such offices are created by the Board), the Chief Executive Officer shall preside at all meetings of the Board of Directors and of the stockholders. He may also preside at any such meeting attended by the Chairman or Vice Chairman of the Board if he is so designated by the Chairman, or in the Chairman’s absence by the Vice Chairman.

SECTION 6.09 PRESIDENT. The President shall report to the Chief Executive Officer and shall implement the general directives, plans and policies formulated by the Chief Executive Officer. The President shall have authority to exercise all the powers delegated to him by the Chief Executive Officer. He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these bylaws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed and shall perform such other duties as may be prescribed by the Chief Executive Officer, the Board of Directors, or the Executive Committee.

SECTION 6.10 VICE PRESIDENTS. In the absence of the President, or in the event of his inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board) shall perform the duties and exercise the powers of the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President, the Board of Directors or the Executive Committee.

SECTION 6.11 SECRETARY. The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; (b) see that all notices are duly given in accordance with the provisions of these bylaws and as required by law; (c) be custodian of the corporate records and of the seal of the corporation, and see that the seal of the corporation or a facsimile thereof is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (d) keep or cause to be kept a register of the post office address of each stockholder which shall be furnished by such stockholder; (e) sign with the President, or an Executive Vice President or Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties normally incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President, the Board of Directors or the Executive Committee.

SECTION 6.12 TREASURER. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine. He shall (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever and deposit all such moneys in the name of the corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of Section 7.03 of these bylaws; (c) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of the stockholders, and at such other times as may be required by the Board of Directors, the President or the Executive Committee, a statement of financial condition of the corporation in such detail as may be required; and (d) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President, the Board of Directors or the Executive Committee.

SECTION 6.13 ASSISTANT SECRETARY AND TREASURER. The Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President, the Board of Directors, or the Executive Committee. The Assistant Secretaries and Assistant Treasurers shall, in the absence of the Secretary or Treasurer, respectively, perform all functions and duties which such absent officers may delegate, but such delegation shall not relieve the absent officer from the responsibilities and liabilities of his office. The Assistant Secretaries may sign, with the President or a Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.

ARTICLE VII

CONTRACTS, CHECKS AND DEPOSITS

SECTION 7.01 CONTRACTS. Subject to the provisions of Section 6.01, the Board of Directors may authorize any officer, officers, agent, or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

SECTION 7.02 CHECKS. All checks, demands, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers or such agent or agents of the corporation, and in such manner, as shall be determined by the Board of Directors.

SECTION 7.03 DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

ARTICLE VIII

CERTIFICATES OF STOCK

SECTION 8.01 ISSUANCE. Each stockholder of this corporation shall be entitled to a certificate or certificates showing the number of shares of capital stock registered in his name on the books of the corporation. The certificates shall be in such form as may be determined by the Board of Directors, shall be issued in numerical order and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary. If any certificate is countersigned (1) by a transfer agent other than the corporation or any employee of the corporation, or (2) by a registrar other than the corporation or any employee of the corporation, any other signature on the certificate may be a facsimile. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class of stock; provided that, except as otherwise provided by statute, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and rights. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in the case of a lost, stolen, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and with such indemnity, if any, to the corporation as the Board of Directors may prescribe. Certificates shall not be issued representing fractional shares of stock.

SECTION 8.02 LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require (1) the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require, (2) such owner to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed, or (3) both.

SECTION 8.03 TRANSFERS. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books. Transfers of shares shall be made only on the books of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney and filed with the Secretary of the corporation or the Transfer Agent.

SECTION 8.04 REGISTERED STOCKHOLDERS. The corporation shall be entitled to treat the holder of record of any share or shares of the corporation’s capital stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE IX

DIVIDENDS

SECTION 9.01 DECLARATION. Dividends with respect to the shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the Certificate of Incorporation.

SECTION 9.02 RESERVE. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

INDEMNIFICATION

SECTION 10.01 THIRD PARTY ACTIONS. The corporation shall indemnify any director or officer of the corporation, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 10.02 ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any director or officer and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

SECTION 10.03 MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

SECTION 10.04 DETERMINATION OF CONDUCT. Any indemnification under Section 10.01 or 10.02 of this Article X (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 10.01 or 10.02 of this Article X. Such determination shall be made (a) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

SECTION 10.05 PAYMENT OF EXPENSES IN ADVANCE. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

SECTION 10.06 INDEMNITY NOT EXCLUSIVE. The indemnification and advancement of expenses provided or granted hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any other bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

SECTION 10.07 DEFINITIONS. For purposes of this Article X:

(a) “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

(b) “other enterprises” shall include employee benefit plans;

(c) “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

(d) “serving at the request of the corporation” shall include any service as a director, officer, employee, or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and

(e) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article X.

SECTION 10.08 CONTINUATION OF INDEMNITY. The indemnification and advancement of expenses provided or granted hereunder shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 SEAL. The corporate seal, if one is authorized by the Board of Directors, shall have inscribed thereon the name of the corporation, and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

SECTION 11.02 BOOKS. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at the offices of the corporation, or at such other place or places as may be designated from time to time by the Board of Directors.

ARTICLE XII

AMENDMENT

These bylaws may be altered, amended, or repealed by a majority of the number of directors then constituting the Board of Directors at any regular meeting of the Board of Directors without prior notice, or at any special meeting of the Board of Directors if notice of such alteration, amendment, or repeal be contained in the notice of such special meeting.

Exhibit C

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

[                    ]

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

[                    ] (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the FOURTH Article of the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of DGCL Section 151, the Board adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for two classes of shares of capital stock known as common stock, par value $0.001 per share (the “Common Stock”), and preferred stock, par value $0.001 per share (the “Preferred Stock”);

WHEREAS, the Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock;

WHEREAS, the Board is authorized by the Certificate of Incorporation as permitted by the DGCL to provide for the issuance of the shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, designations, preferences and relative, participating, optional and other rights of the shares of each such series and the qualifications, limitations and restrictions thereof;

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby fix the number of shares to be included in such series of Preferred Stock and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of such series of Preferred Stock as follows:

Section 1. Designation. The designation of this series of Preferred Stock is “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred”).

Section 2. Number of Series A Preferred Shares. The authorized number of shares of Series A Preferred is 50,000.

Section 3. Defined Terms and Rules of Construction.

(a)    Definitions. As used herein with respect to the Series A Preferred:

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board” shall have the meaning set forth in the preamble hereto.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Bylaws” shall mean the Amended and Restated Bylaws of the Corporation in effect on the date hereof and as amended from time to time in accordance with the terms therein and herein.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A Preferred, as it may be amended from time to time in accordance with the terms hereof.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Change of Control” shall mean (a) any sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) any sale, transfer or issuance or series of related sales, transfers and/or issuances of shares of the Capital Stock by the Corporation or any holder thereof which results in any single Person or group (as defined in Rule 13d-5 of the Exchange Act) becoming the beneficial owners of Capital Stock representing (x) 50% or more of the voting power of all outstanding voting Capital Stock or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise), or (c) any merger or consolidation to which the Corporation is a party unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act) is the beneficial owner of Capital Stock possessing the voting power to elect a majority of the Board or the surviving Person’s board of directors (or similar governing body) or becomes the beneficial owner of greater than 50% of the Corporation’s or such surviving Person’s issued and outstanding common stock or securities convertible into common stock of such Person.

“Closing Price” shall mean the price per share of the final trade of the Common Stock, other Capital Stock or similar equity interest, as applicable, on the applicable Trading Day (or the last trade of the Capital Stock or similar equity interest preceding the applicable Trading Day if no trades of such securities were made on the applicable Trading Day) on the principal national securities exchange or securities market on which the Common Stock, other Capital Stock or similar equity interest is listed or admitted to trading; provided that if the Capital Stock is not so listed or traded, the Closing Price shall be equal to the fair market value, as reasonably determined in good faith by the Board.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Common Stock Deemed Outstanding” shall mean, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Cap” shall have the meaning ascribed to it in Section 8(a).

“Conversion Price” shall mean $4.39, but as it may be adjusted from time to time in accordance with Section 9.

“Conversion Restriction” shall have the meaning set forth in Section 8(a).

“Conversion Standstill Period” shall have the meaning ascribed to it in Section 8(a).

“Conversion Stock” shall mean Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred in accordance with the terms of Section 8.

“Convertible Securities” shall mean any stock , securities (other than Options) or obligations of indebtedness directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Date of Issuance” shall mean, for any Series A Preferred Share, the date on which the Corporation initially issues such Series A Preferred Share (without regard to any subsequent transfer of such Series A Preferred Share or reissuance of the certificate(s) representing such Series A Preferred Share).

“Deemed Liquidation” shall have the meaning ascribed to it in Section 5(b).

“Dividend Reference Date” shall have the meaning set forth in Section 4(a).

“DGCL” shall have the meaning set forth in the preamble hereto.

“Event of Noncompliance” shall have the meaning set forth in Section 12.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 9(d)) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series A Preferred; (b) up to an aggregate of 5,700,000 shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the Incentive Plans (including all such shares of Common Stock and Options outstanding prior to the Date of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

“Forced Conversion” shall have the meaning set forth in Section 8(b).

“Forced Conversion Noncompliance Event” shall mean (i) the failure of the Corporation to make any redemption payment with respect to any Series A Preferred Share which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any debt financing agreement of the Corporation or any of its Subsidiaries or any other agreement to which the Corporation is subject or (ii) the breach by the Corporation of its obligations under Section 8(e). The foregoing shall constitute Forced Conversion Noncompliance Events whatever the reason or cause for any such Forced Conversion Noncompliance Event and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

“Incentive Plans” means the Corporation’s 1998 Stock Option Plan, 2004 Equity Incentive Plan, 2010 Equity Incentive Plan, 2015 Incentive Compensation Plan, 2018 Incentive Compensation Plan, 1996 TMI Stock Option Plan, TMI 2006 Incentive and Non-Statutory Stock Option Plan, and any other equity incentive plan of the Corporation adopted and approved by the Board after the date of this Certificate, in each case as may be amended, supplemented or modified from time to time as approved by the Board.

“Investment Agreement” shall mean that certain Investment Agreement by and between the Corporation and Investor, dated as of June 12, 2013.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement by and between the Corporation and Investor, dated on or about the Date of Issuance.

“Investor” shall mean WSHP Biologics Holdings, LLC.

“Junior Securities” shall mean any class or series of Capital Stock other than (i) the Series A Preferred or (ii) any class or series of Capital Stock that is specifically designated as senior or pari passu to the Series A Preferred in any amendment, modification or supplement to the Certificate of Incorporation (including as a result of a new certificate of designation), which the holders of Series A Preferred have consented to in accordance with Section 11 hereof and, if applicable, Section 3.5 of the Investor Rights Agreement.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Value” of any Series A Preferred Share as of any particular date shall mean $1,000.

“Noncompliance Period” shall have the meaning ascribed to it in Section 12(c).

“Optional Conversion Eligibility Time” shall mean the earlier of the following: (i) immediately prior to a Change of Control and (ii) the eighth anniversary of the Date of Issuance.

“Optional Redemption Eligibility Time” shall mean the earlier of the following: (i) immediately prior to a Change of Control and (ii) the seventh anniversary of the Date of Issuance.

“Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” shall have the meaning ascribed to it in Section 9(e).

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Director” shall have the meaning ascribed to it in Section 10(b).

“Preferred Percentage” shall mean, at any time of determination, the percentage equal to (i) the number of shares of Common Stock issuable upon the conversion of all of the Series A Preferred Shares outstanding at such time of determination (without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction)), plus the number of shares of Common Stock outstanding at such time of determination that were issued pursuant to the conversion of any Series A Preferred Shares, divided by (ii) the number of shares of Common Stock issued and outstanding at such time of determination, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred outstanding at such time (without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction)).

“Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Purchase Rights” shall have the meaning ascribed to it in Section 11.

“Redemption Date” shall mean, as to any Series A Preferred Share, the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option; provided that no such date shall be a Redemption Date unless the amount payable to such Series A Preferred Share hereunder is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Registrable Securities” shall have the meaning set forth in the Investor Rights Agreement.

“Related Party” shall mean (i) any officer or director of the Corporation or other Person that owns at least 5% of the Common Stock on an as-converted fully diluted basis (which for such calculation shall aggregate stockholdings of Affiliates and of immediate family members sharing the same household with such Persons), (ii) any officer or director of any of the Corporation’s Subsidiaries, or (iii) any member of any such Person’s immediate family sharing the same household or any of their respective Affiliates.

“Series A Dividend Reference Dates” shall have the meaning ascribed to it in Section 4(b).

“Series A Preferred Majority Holders” shall mean, as of any time of determination, the holders of a majority of the Series A Preferred Shares outstanding as of such time of determination.

“Series A Preferred” shall have the meaning ascribed to it in Section 1.

“Series A Preferred Share” shall have the meaning ascribed to it in Section 4(a).

“Series A Unpaid Dividends” shall have the meaning ascribed to it in Section 4(a).

“Shareholder Approval” shall mean all approvals of the stockholders of the Corporation necessary to approve the transactions contemplated under the Investment Agreement and the issuance of the Series A Shares contemplated thereby, including any approvals by the holders of Common Stock for the issuance of twenty percent (20%) or more of the number of shares of Common Stock outstanding before such issuance, and the issuance of twenty percent (20%) or more of the voting power of the Company to any one holder of Series A Shares as may be required under law or the listing standards of NASDAQ (or any successor thereto or other trading market on which the Common Stock is listed), including NASDAQ Market Place Rule 5635(b) and (d) or NASDAQ Market Place Rule 5640, and Interpretative Material (IM) 5635-2, as applicable.

“Shareholder Approval Deadline” shall have the meaning ascribed to it in Section 4(e).

“Shelf Registration Statement” shall have the meaning set forth in Investor Rights Agreement.

“Stock Price Forced Conversion Event” shall have the meaning ascribed to it in Section 8(b).

“Subsidiary” means any Person of which at least (i) a majority of the equity and (ii) a majority of the voting interests, are owned or controlled, directly or indirectly, by the Corporation, by any one or more of its Subsidiaries, or by any combination of the Corporation and one or more of its Subsidiaries. For the avoidance of doubt, any reference to any Subsidiary of the Company shall include RTI Donor Services, Inc.

“Taxes” shall mean any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(b)    Rules of Construction. Unless the context otherwise requires: (i) words in the singular include the plural, and in the plural include the singular; (ii) “including” means including without limitation; (iii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (iv) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (v) references to Sections of or Rules under the Exchange Act shall be deemed to include substitute, replacement or successor Sections or Rules, and any term defined by reference to a Section of or Rule under the Exchange Act shall include Commission and judicial interpretations of such Section or Rule; and (vi) headings are for convenience of reference only.

Section 4. Dividends.

(a)    General Obligations. When, as and if declared by the Board and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred as provided in this Section 4(a). Dividends on each share of the Series A Preferred (each a “Series A Preferred Share,” and collectively, the “Series A Preferred Shares”) shall accrue on a daily basis at the rate of six percent (6.0%) per annum (or twelve percent (12.0%) per annum if, and for so long as, required pursuant to Section 4(e)) on the sum of (x) the Liquidation Value thereof, plus (y) all accrued and accumulated but unpaid dividends on such Series A Preferred Share (such amount in clause (y), the “Series A Unpaid Dividends”), from and including the Date of Issuance and until the fifth anniversary of the Date of Issuance. For the avoidance of doubt (but subject to Section 12(c)), dividends shall not accrue for Series A Preferred Shares after the fifth anniversary of the Date of Issuance. Series A Unpaid Dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities, other than to (A) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (B) repurchase Common Stock held by employees or consultants of the Corporation for not more than $0.001 per share or other de minimis amounts per share upon termination of their employment or services in accordance with agreements providing for such repurchase existing as of the date of this Certificate or in accordance with any Incentive Plan or any other equity incentive plan of the Corporation adopted and approved by the Board after the date of this Certificate.

(b)    Dividend Reference Dates. To the extent not paid in cash on March 31, June 30, September 30, and December 31 of each year, beginning September 30, 2013 (the “Series A Dividend Reference Dates”), all dividends which have accrued on each Series A Preferred Share during the three- month period (or other period, if any, in the case of the initial Series A Dividend Reference Date) ending upon each such Series A Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series A Preferred Share until paid in cash to the holder thereof.

(c)    Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Shares, such payment shall be made pro rata among the holders thereof based upon the aggregate Series A Unpaid Dividends in respect of the Series A Preferred Shares held by each such holder.

(d)    Participating Dividends. In addition to any other dividends accruing, accumulating or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than (i) dividends payable on the Common Stock solely in shares of Common Stock and (ii) to the extent constituting a dividend, any repurchases of Common Stock held by employees or consultants of the Corporation for not more than $0.001 per share or other de minimis amounts per share upon termination of their employment or services in accordance with agreements providing for such repurchase existing as of the date of this Certificate or in accordance with any Incentive Plan or any other equity incentive plan of the Corporation adopted and approved by the Board after the date of this Certificate, the

Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred Shares had all (i.e., without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction) at such time) of such outstanding Series A Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

(e)    Dividend Rate Adjustment. In the event that Shareholder Approval has not been obtained within 180 days after the Date of Issuance (the “Shareholder Approval Deadline”), then the dividend rate on each Series A Preferred Share shall automatically (without any further action) increase to the rate of twelve percent (12.0%) per annum, commencing on the day after the Shareholder Approval Deadline and ending on (and including) the date on which Shareholder Approval has been obtained.

Section 5. Liquidation

(a)    Normal Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (collectively with a Deemed Liquidation, a “Liquidation”), each holder of Series A Preferred then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of (i) the sum of (x) the aggregate Liquidation Value of all Series A Preferred Shares held by such holder, plus (y) all Series A Unpaid Dividends thereon and (ii) the amount to which such holder would be entitled to receive upon such Liquidation if all (without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction) at such time) of such holder’s Series A Preferred was converted into Conversion Stock immediately prior to such event (such greater amount, the “Liquidation Preference”), and the holders of Series A Preferred shall not be entitled to any further payment with respect to their Series A Preferred Shares. If, upon any Liquidation, the Corporation’s assets available to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 5(a), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series A Preferred Shares based upon the aggregate Liquidation Value plus all Series A Unpaid Dividends of the Series A Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein (or such lesser period as may be agreed by the Series A Preferred Majority Holders), the Corporation shall deliver written notice of any Liquidation to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A Preferred Share and each Junior Security in connection with such Liquidation.

(b)    Deemed Liquidation. The occurrence of a Change of Control shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 5(b) (a “Deemed Liquidation”), and the holders of the Series A Preferred shall be entitled to receive from the Corporation the Liquidation Preference with respect to the Series A Preferred upon such occurrence. The Corporation shall mail written notice of any Change of Control to each record holder of Series A Preferred Shares not less than 30 nor more than 60 days prior to the date on which such Change of Control is consummated.

Section 6. Redemption.

(a)    Redemptions at the Option of the Holder. Beginning at the Optional Redemption Eligibility Time, any holder of Series A Preferred may, at any time and from time to time, request redemption, out of funds legally available therefor, of all or any portion of the Series A Preferred Shares held by such holder by delivering written notice of such request to the Corporation specifying the number of Series A Preferred Shares to be so redeemed and the date of such redemption (which may not be earlier than 60 days after delivery of such redemption notice). The Corporation shall be required to redeem on the date so specified in such holder’s written notice delivered to the Corporation all or any portion of their Series A Preferred Shares with respect to which such redemption requests have been made at a price per Series A Preferred Share in cash equal to the Series A Liquidation Value thereof, plus all Series A Unpaid Dividends thereon.

(b)    Redemptions at the Option of the Corporation. Beginning on the fifth anniversary of the Date of Issuance, the Corporation may at any time and from time to time, redeem, out of funds legally available therefor, all or any portion of the Series A Preferred Shares held by such holder by delivering written notice of such request to such holder in accordance with Section 6(d). Upon any such redemption, the Corporation shall pay a price per Series A Preferred Share with respect to which such redemption requests have been made in cash equal to the Series A Liquidation Value thereof, plus all Series A Unpaid Dividends thereon. Notwithstanding anything to the contrary herein, each holder of Series A Preferred Shares to be redeemed by the Corporation may elect to convert all or any portion of the Series A Preferred Shares held by such holder into Conversion Stock pursuant to Section 8 at any time prior to the applicable Redemption Date.

(c)    Redemption Payments. For each Series A Preferred Share to be redeemed hereunder, the Corporation shall be obligated on the date specified in the notice of redemption delivered by the holder(s) of Series A Preferred Shares pursuant to Section 6(a) or by the Corporation pursuant to Section 6(b), as the case may be, to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred Share) in immediately available funds the amount required pursuant to Section 6(a) or Section 6(b), as applicable. If the funds of the Corporation legally available for redemption of Series A Preferred Shares pursuant to Section 6(a) on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, then without limiting any rights or remedies herein or otherwise, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred Shares pro rata among the holders of the Series A Preferred Shares to be redeemed pursuant to Section 6(a) based upon the aggregate Liquidation Value, plus Series A Unpaid Dividends of such Series A Preferred Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares pursuant to Section 6(a) such funds shall immediately be used to redeem the balance of the Series A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. For the avoidance of doubt, (x) references to “legally available” funds herein shall mean the amount of assets of the Corporation that may be used for a redemption of shares under Section 160 of the DGCL, and (y) the Corporation shall be required to take all actions as are necessary to obtain available funds to satisfy its redemption obligations, including selling assets and borrowing funds. For the avoidance of doubt, the Corporation shall be in breach of its obligations under this Certificate of Designation if it fails to pay in cash all amounts required to be paid by the Corporation pursuant to Section 6(a) on the redemption date specified in any redemption notice delivered by Investor in accordance with Section 6(a).

(d)    Notice of Redemption by Corporation. The Corporation shall mail written notice of each redemption of Series A Preferred (other than a redemption at the request of a holder or holders of Series A Preferred) to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation shall become obligated to redeem the total number of Series A Preferred Shares specified in such notice at the time of redemption specified therein except to the extent such holder converts such Series A Preferred Shares into Conversion Stock prior to such redemption.

(e)    Reissuances of Certificates. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(f)    Determination of the Number of Each Holder’s Series A Preferred Shares to be Redeemed. Except as otherwise provided in Section 6(c), the number of Series A Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series A Preferred Shares determined by multiplying the total number of Series A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series A Preferred Shares then held by such holder and the denominator of which shall be the total number of Series A Preferred Shares then outstanding.

(g)    Redeemed or Otherwise Acquired Series A Preferred Shares. Any Series A Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(h)    Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Series A Preferred Shares, except as expressly authorized herein.

Section 7. Priority of Series A Preferred Shares. Except as specifically provided herein, so long as any Series A Preferred Shares remain outstanding, without the prior written consent of the Series A Preferred Majority Holders, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly declare or pay any dividend or make any distribution upon any Junior Securities.

Section 8. Conversion.

(a)    Conversion at the Option of the Holder. From and after the end of the period beginning on the Date of Issuance and ending at the Optional Conversion Eligibility Time (such period, the “Conversion Standstill Period”), each Series A Preferred Share may be converted, at any time and from time to time, at the option of the holder thereof into a number of shares of Common Stock equal to the quotient determined by dividing (i) the sum of the Liquidation Value, plus the Series A Unpaid Dividends thereon at such time, by (ii) the Conversion Price then in effect; provided, that (i) prior to the receipt of the Shareholder Approval, the Series A Preferred shall not be convertible pursuant to this Section 8 into more than 19.99% of the number of shares of Common Stock outstanding immediately prior to the Date of Issuance (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase for the Common Stock) such conversion (such limitation, the “Conversion Cap”); and (ii) prior to the first vote of the shareholders of the Corporation with respect to the Shareholder Approval, no Series A Preferred Shares may be converted (the “Conversion Restriction”). Series A Preferred Shares shall immediately and permanently cease to be subject to the Conversion Cap upon receipt of Shareholder Approval. The Conversion Restriction shall no longer apply after the first vote of the shareholders of the Corporation with respect to the Shareholder Approval, whether or not Shareholder Approval is obtained. Notwithstanding anything herein to the contrary, (x) Section 6(b) and Section 6(d) shall govern the timing of any conversion if the Company exercises its rights to redeem Series A Preferred Shares pursuant to Section 6(b); and (y) each holder of Series A Preferred Shares may elect to convert all or any portion of the Series A Preferred Shares held by such holder into Conversion Stock pursuant to Section 8 immediately prior to or in connection with a Change of Control.

(b)    Conversion at the Option of the Corporation. On any date following the earlier to occur of (i) the date, if any, that the average Closing Price during any 20 consecutive Trading Day period is greater than $10.25 (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock) (a “Stock Price Forced Conversion Event”), and (ii) the eighth anniversary of the Date of Issuance, if (A) no Forced Conversion Noncompliance Event has occurred and is continuing, (B) there is an effective Shelf Registration Statement covering the resale of all of the Registrable Securities and (C) in the case of a Stock Price Forced Conversion Event, the Closing Price on the Trading Day immediately preceding the date on which the Corporation delivers notice of conversion pursuant to Section 8(c) is greater than $10.25 (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock), then the Corporation may, cause the conversion of all, but ( subject to the Conversion Cap and the Conversion Restriction) not less than all, of the Series A Preferred Shares into a number of shares of Common Stock per Series A Preferred Share equal to the quotient determined by dividing (x) the sum of the Liquidation Value, plus the Series A Unpaid Dividends thereon at such time, by (y) the Conversion Price then in effect. Any Series A Preferred Shares not converted due to the Conversion Cap and/or the Conversion Restriction shall continue outstanding on the terms set forth herein after such conversion. In connection with any such conversion, any Unpaid Series A Dividends shall be deemed to convert into Conversion Stock prior to any Series A Preferred Shares. The exercise by the Corporation of its rights under this Section 8(b) shall be referred to as the “Forced Conversion”. Notwithstanding the foregoing, no Forced Conversion shall be permitted until all governmental body filings, consents, authorizations and approvals (including under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) that are required for such Forced Conversion shall have been made and obtained by the Corporation; accordingly, the holders of the Series A Preferred Shares and the Corporation will promptly take all actions necessary to make any such required filings and cooperate in connection with any such required filings.

(c)    Conversion Procedure. In the case of a conversion pursuant to Section 8(a), the conversion date shall be the date on which the certificate(s) representing such Series A Preferred Shares and a duly signed and completed notice of conversion of such Series A Preferred Share is received by the Corporation. In the case of a conversion pursuant to Section 8(b), the conversion date shall be a date specified in the notice from the Corporation to the holder(s) of Series A Preferred, which may not be less than ten (10) days after the holder of such Series A Preferred Shares has received written notice from the Corporation of its election to convert the Series A Preferred Shares; provided, that, for the avoidance of doubt, at any time after delivery of the Corporation’s conversion notice pursuant to Section 8(b), any holder of Series A Preferred may cause all or any portion of such holder’s Series A Preferred Shares to be redeemed by the Corporation if permitted by, and in accordance with, Section 6(a). As soon as possible (but in any event within five (5) business days) after a conversion of Series A Preferred Shares has been effected, the Corporation shall deliver to the converting holder, a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such names or names and such denominations as the converting holder has specified. In case fewer than the total number of Series A Preferred Shares represented by any certificate are converted, a new certificate representing the number of Series A Preferred Shares not converted shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(d)    Cooperation. The Corporation shall not close its books against the transfer of Series A Preferred Shares or of Common Stock issued or issuable upon conversion of Series A Preferred Shares in any manner which interferes with the timely conversion of the Series A Preferred Shares. Without limiting Section 6.6 of the Investment Agreement or Section 8(b) above, the Corporation shall assist and cooperate (at its expense) with any holder of Series A Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred Shares hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(e)    Common Stock Reserved for Issuance. The Corporation shall at all times when any Series A Preferred Shares are outstanding reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Shares, the number of shares of Common Stock that would be issuable upon the conversion of all outstanding Series A Preferred Shares, assuming for the purposes of this calculation that at all times (i) the Shareholder Approval has been obtained, (ii) the Conversion Restriction does not apply, and (iii) the Conversion Standstill Period does not apply. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance and except for any such law, regulation or requirement applicable because of the business or nature of the holder). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Shares in accordance with this Section 8(d).

(f)    Taxes. The Corporation shall pay any and all transfer Taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Shares; provided that the Corporation shall not be required to pay transfer Taxes in respect of shares of Conversion Stock issued in the name of, or delivered to, a person other than Investor.

Section 9. Adjustments to Conversion Price. In order to prevent dilution of the conversion rights granted under Section 8, the Conversion Price and the number of shares of Conversion Stock issuable on conversion of the Shares of Series A Preferred shall be adjusted from time to time pursuant to this Section 9.

(a)    Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 9(b) and except in the case of an event described in either Section 9(d) or Section 9(e), if the Corporation, at any time or from time to time after the Date of Issuance, issues or sells, or in accordance with Section 9(c) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale) the Conversion Price shall be reduced (and in no event increased) to a Conversion Price equal to the quotient determined by dividing: (i) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) by the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale), plus (2) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by (ii) the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (2) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

(b)    Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price with respect to any Excluded Issuance.

(c)    Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 9(a), the following shall be applicable:

(1)    Issuance of Rights or Options. If the Corporation, at any time or from time to time after the Date of Issuance, in any manner grants or sells (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 9(c)(5)) for which Common Stock is issuable upon the exercise of such Options, or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued by the Corporation at the time of the granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 9(a)), at a price per share equal to the quotient determined by dividing (i) the sum (which sum shall constitute the applicable consideration received for purposes of Section 9(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 9(c)(3), no further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(2)    Issuance of Convertible Securities. If the Corporation, at any time or from time to time after the Date of Issuance, in any manner issues or sells (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 9(c)(5)) for which Common Stock is issuable upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued by the Corporation at the time of the issuance or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 9(a)), at a price per share equal to the quotient determined by dividing (i) the sum (which sum shall constitute the applicable consideration received for purposes of Section 9(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 9(c)(3), no further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 9(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3)    Change in Option Price or Conversion Rate. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 9(c)(1) or Section 9(c)(2), (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 9(d)(1) or Section 9(c)(2), (C) the rate at which Convertible Securities referred to in Section 9(c)(1) or Section 9(c)(2) are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 9(c)(1) or any Convertible Securities referred to in Section 9(c)(2) (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 9) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 9 had such Options or Convertible Securities still outstanding provided for such changed consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced.

(4)    Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately pursuant to the provisions of this Section 9 to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(5)    Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is, at any time or from time to time after the Date of Issuance, issued or sold or deemed to have been issued or sold in accordance with Section 9(c) (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets and business of the non-surviving entity that is attributable to such Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The fair value of any consideration or net assets other than cash and marketable securities shall be determined jointly by the Corporation and the Series A Preferred Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Series A Preferred Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(6)    Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.001.

(7)    Treasury Series A Preferred Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 9.

(8)    Record Date. For purposes of any adjustment to the Conversion Price in accordance with this Section 9, if the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)    Adjustment to Conversion Price Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation, at any time or from time to time after the Date of Issuance, (i) pays a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such dividend, distribution or subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Section 9(d) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(e)    Adjustment to Conversion Price Upon Reorganizations, Mergers, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other similar transaction (other than any such transaction covered by Section 9(d)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent Liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the Series A Preferred Majority Holders) to insure that each of the holders of the Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred Shares, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Shares immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the Series A Preferred Majority Holders) to insure that the provisions of this Section 9 shall thereafter be applicable to the Series A Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor or purchasing Person is other than the Corporation, an immediate adjustment of the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger or, sale or similar transaction, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable upon conversion of Series A Preferred Shares, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or, sale or similar transaction). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from consolidation or merger or the Person purchasing such assets assumes by written instrument (in form and substance satisfactory to the Series A Preferred Majority Holders), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f)    Certain Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Shares in a manner consistent with the provisions of this Section 9; provided that no such adjustment pursuant to this Section 9 shall increase the Conversion Price or decrease the number of shares of Conversion Stock issuable as otherwise determined pursuant to this Section 9.

(g)    Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Series A Preferred Shares at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change or Liquidation. The Corporation shall also give written notice to the holders of Series A Preferred Shares at least 20 days prior to the date on which any Organic Change shall take place.

Section 10. Voting Rights; Election of Directors

(a)    Voting Generally. Without limiting any rights provided to the holders of shares of Series A Preferred under the DGCL, the holders of shares of Series A Preferred shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except with respect to the Shareholder Approval; provided that, prior to the first vote of the shareholders of the Corporation with respect to the Shareholder Approval, the Series A Preferred shall have no voting rights, except as otherwise required by applicable law. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such holder could then be converted (taking into account, for the avoidance of doubt, all Unpaid Series A Dividends thereon convertible into shares of Common Stock, any Conversion Price adjustments made pursuant to Section 9 and the Conversion Cap and without regard to (i.e., ignoring) the Conversion Standstill Period) as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed; provided, however, that no holder of Series A Preferred shall be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of such Series A Preferred Shares held by such holder that exceeds (subject to a proportionate adjustment for any stock split, stock dividend, combination, recapitalization or other proportionate reduction or increase in the Common Stock) the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred for its Series A Preferred Shares, divided by (y) the lesser of (i) $4.40, and (ii) the Closing Price of the Common Stock on the Trading Day immediately prior to the Date of Issuance of such holder’s Series A Preferred. The holders of Series A Preferred Shares shall be entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation.

(b)    Election of Directors. In the election of directors of the Board, for so long as any Series A Preferred Shares are outstanding and the Preferred Percentage equals or exceeds 5%, the holders of the Series A Preferred Shares, in addition to the other voting rights set forth herein, shall be entitled to elect that number of directors to the Board (each, a “Preferred Director”) equal to the product of: (i) the Preferred Percentage, and (ii) the total number of directors on the Board, including the number of Preferred Directors appointed or appointable to the Board; provided, that if such product is not a whole number, then the number of Preferred Directors shall be the next whole number larger than such product (e.g., if such product is 1.11 or 1.51, then the number of Preferred Directors shall be two); provided, further that the number of Preferred Directors shall not exceed two at any time.

(c)    Term. Each Preferred Director appointed pursuant to Section 10(b) shall continue to hold office until the earliest to occur of (i) the first annual meeting of the stockholders of the Corporation following such time that the holders of the Series A Preferred Shares do not have the requisite Preferred Percentage to appoint such Preferred Director pursuant to Section 10(b), (ii) such Preferred Director is removed from office by the affirmative vote of the Series A Preferred Majority Holders, and (iii) such time as such Preferred Director’s death, resignation, retirement or disqualification. Any vacancy created by the removal, death, resignation, retirement or disqualification of a Preferred Director shall be filled by the affirmative vote of the Series A Preferred Majority Holders. If the holders of the Series A Preferred Shares for any reason fail to elect anyone to fill any such directorship or vacancy, such position shall remain vacant until such time as such holders elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders. The Corporation shall take all such action as may be reasonably requested by such holders to effect Section 10(b) and this Section 10(c) (including nominating and recommending the designees of the holders of the Series A Preferred Shares for election).

Section 11. Consent Rights. In addition to any rights that the holders of Series A Preferred Shares may have pursuant to the DGCL, for so long as (x) any Series A Preferred Shares are outstanding and (y) the Preferred Percentage is at least ten percent (10%), the Corporation will not, without first obtaining the written consent or affirmative vote of the Series A Preferred Majority Holders, voting separately as a class, take any of the following actions: (i) liquidate, dissolve or wind-up the Corporation (whether voluntary or involuntary), (ii) amend, modify, supplement or repeal any provision of the Certificate of Incorporation or Bylaws that would have a material adverse effect on any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof (it being understood that, for the avoidance of doubt, any amendment, modification or supplement to the Certificate of Incorporation (including as a result of new certificate of designation) to create, authorize, designate or issue any equity securities of the Corporation senior to or pari passu with the Series A Preferred Shares would have a material adverse effect on the rights, preferences, privileges and/or voting power of the Series A Preferred Shares or the holders thereof), (iii) change the size of the Board; (iv) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any Related Party, except for customary employment arrangements and benefit programs; or (v) agree to take any of the foregoing actions.

Section 12. Events of Noncompliance.

(a)    Definition. An Event of Noncompliance shall have occurred if:

(1)    the Corporation fails to make any redemption payment with respect to the Series A Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(2)    the Corporation breaches or otherwise fails to perform or observe (i) any other covenant or agreement set forth herein or in the Investor Rights Agreement or (ii) any covenant or agreement set forth in the Investment Agreement required to be performed or observed by the Corporation after the closing of the transactions contemplated by the Investment Agreement;

(3)    the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

(b)    If an Event of Noncompliance occurs, then, from and after the occurrence of the Event of Noncompliance and until such time as no Event of Noncompliance exists (such period, the “Noncompliance Period”), the Series A Preferred Shares shall accrue dividends at the dividend rate described in Section 4(a) (as if the entire Noncompliance Period were after the Date of Issuance and prior to the fifth anniversary of the Date of Issuance) plus an increment of one (1) percentage point. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of 1 percentage point (but in no event shall the dividend rate exceed fifteen percent (15%)). Any increase of the dividend rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

Section 13. Other Rights. If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 14. Corporate Opportunities. To the fullest extent permitted by DGCL Section 122, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any Preferred Director.

Section 15. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Shares. Upon the surrender of any certificate representing Series A Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Shares represented by the surrendered certificate.

Section 16. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 17. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the Board and the Series A Preferred Majority Holders, voting separately as a class; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another Person unless the Corporation has obtained the prior written consent of the Series A Preferred Majority Holders.

Section 18. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be given in writing and shall be deemed effectively given (a) if given by personal delivery, upon actual delivery, (b) if given by facsimile, upon receipt of confirmation of a completed transmittal, (c) if given by mail, upon the earlier of (i) actual receipt of such notice by the intended recipient or (ii) five (5) Business Days after such notice is deposited in first class mail, postage prepaid, and (d) if by an internationally recognized overnight courier for overnight delivery, one (1) Business Day after delivery to such courier for overnight delivery, in each case, (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this              of             , 2018.

[ ]

By:
Name:
Title:

Signature Page to Certificate of Designation

Exhibit D

LOCK-UP AGREEMENT

[●], 201[8/9]

Reference is made to that certain Master Transaction Agreement, dated as of [●], 2018 (the “Master Transaction Agreement”), by and among [●], a Delaware limited liability company, [●], a Delaware corporation (“Parent”), [●], a Delaware corporation (“Holdco”), and [●], a Delaware corporation (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Master Transaction Agreement.

As a material inducement to each of Parent, Holdco and Merger Sub to enter into the Master Transaction Agreement and to consummate the transaction contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

The undersigned hereby agrees not to, during the period commencing from the Closing and ending on the earlier of (x) the date that is one hundred eighty (180) days after the Closing Date and (y) the date on which Holdco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Holdco’s stockholders having the right to exchange their equity holdings in Holdco for cash, securities or other property (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Holdco Common Stock issued in respect of the Stock Consideration (the “Restricted Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such swap or other arrangement is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by the undersigned (A) as a bona fide gift or gifts, (B) by will or intestate succession upon the death of the undersigned, (C) to any Permitted Transferee (as defined below), (D) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or (E) as a distribution to limited partners, stockholders, unitholders, members of or owners of similar equity interests in the undersigned; provided, however, that in any of cases (A), (B), (C), (D) or (E) it shall be a condition to such transfer that the transferee executes and delivers to Holdco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the undersigned, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (I) the members of the undersigned’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse and siblings), (II) any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (III) if the undersigned is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust or (IV) any affiliate of the undersigned. The undersigned further agrees to execute such agreements as may be reasonably requested by Holdco that are consistent with the foregoing or that are necessary to give further effect thereto.

If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, the undersigned acknowledges and agrees that such purported Prohibited Transfer shall be null and void ab initio, and that Holdco is entitled to refuse to recognize any such purported transferee of the Restricted Securities as one of its stockholders for any purpose. The undersigned further acknowledges and agrees that, in order to enforce the immediately preceding sentence, Holdco may impose stop-transfer instructions with respect to the Restricted Securities of the undersigned (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

During the Lock-Up Period, the undersigned acknowledges and agrees that each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

For the avoidance of any doubt, the undersigned shall retain all rights as a stockholder of Holdco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote.

Notwithstanding anything to the contrary contained herein, in the event that the Master Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the undersigned hereunder shall automatically terminate and be of no further force or effect.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, permitted assigns, heirs or personal representatives of the undersigned.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Any and all remedies herein expressly conferred upon Holdco will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon Holdco, and the exercise by Holdco of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur and that Holdco would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy therefor. Accordingly, in addition to any other remedies available under this Agreement, the undersigned agrees that, prior to the termination of the Lock-Up Period, Holdco will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the undersigned’s breach of this Agreement and to enforce specifically the terms and provisions of this Agreement. The undersigned agrees that the undersigned will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that Holdco has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

This Agreement, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit E

LOCK-UP AND PERMITTED SALE AGREEMENT

[●], 201[8/9]

Reference is made to that certain Master Transaction Agreement, dated as of [●], 2018 (the “Master Transaction Agreement”), by and among [●], a Delaware limited liability company, [●], a Delaware corporation (“Parent”), [●], a Delaware corporation (“Holdco”), and [●], a Delaware corporation (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Master Transaction Agreement. As a material inducement to each of Parent, Holdco and Merger Sub to enter into the Master Transaction Agreement and to consummate the transaction contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Holdco and [Hayfin Topaz Luxco 3 SCA, Hayfin Opal II Luxco 3 Sarl, Hayfin SOF II Co-Invest LuxCo 2 Sarl, Hayfin Special Opportunities Fund II (AIV I) LP and Hayfin Special Opportunities Fund II (AIV IB) LP] (collectively, “Hayfin”) hereby agree as set forth below.

The undersigned hereby agrees not to, during the period commencing from the Closing and ending on the earlier of (x) the date that is one hundred eighty (180) days after the Closing Date and (y) the date on which Holdco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Holdco’s stockholders having the right to exchange their equity holdings in Holdco for cash, securities or other property (the “Lock-Up Period”), without the prior written consent of Holdco: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Holdco Common Stock issued in respect of the Stock Consideration (the “Lock-Up Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such swap or other arrangement is to be settled by delivery of Lock-Up Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), but excluding any Permitted Transfer (as defined below), a “Prohibited Transfer”).

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities during the Lock-Up Period (a “Permitted Transfer”):

i.	subject to the prior written approval of Holdco, which shall not be unreasonably withheld, conditioned or delayed, pursuant to an arrangement with any nationally recognized financial institution;

ii.

as a bona fide gift or gifts, provided that the donee or donees, beneficiary or beneficiaries, heir or heirs or legal representatives thereof agree to be bound in writing by the restrictions set forth herein;

iii.

to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned, provided that the trustee of the trust or the partnership, limited liability company or other entity agrees to be bound in writing by the restrictions set forth herein;

iv.	as a distribution to any wholly-owned subsidiary, partners, members or stockholders of the undersigned, provided that the transferee agrees to be bound in writing by the restrictions set forth herein;

v.

to the undersigned’s affiliates, shareholders, members, partners, subsidiaries, affiliates or to any investment fund or other entity controlled, advised or managed by (or under common control with), the undersigned, provided that the transferee agrees to be bound in writing by the restrictions set forth herein;

vi.

to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (ii) through (v) above; provided, that the transferee agrees to be bound in writing by the restrictions set forth herein;

vii.	pursuant to an order of a court or regulatory agency or to comply with any regulations related to the undersigned’s ownership of the Lock-Up Securities;

viii.	for the avoidance of doubt, any other shares of Holdco Common Stock that were acquired in open market transactions following the date of the Master Transaction Agreement;

ix.	in connection with collateral, hypothecation, or other pledge arrangements to support a credit facility entered into in the ordinary course; and

x.

pursuant to a bona fide third-party tender offer for all or substantially all of the outstanding shares of Holdco’s common stock, merger, consolidation or other similar transaction involving a change of control (as defined below) of Holdco; provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities shall remain subject to the restrictions contained in this Lock-Up and Permitted Sale Agreement.

For the purposes of clause (x) above, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of the total voting power of the voting stock of the Company

If any Prohibited Transfer is made or attempted contrary to the provisions of this Lock-Up and Permitted Sale Agreement, the undersigned acknowledges and agrees that such purported Prohibited Transfer shall be null and void ab initio, and that Holdco is entitled to refuse to recognize any such purported transferee of the Lock-Up Securities as one of its stockholders for any purpose. Hayfin further acknowledges and agrees that, in order to enforce the immediately preceding sentence, Holdco may impose stop-transfer instructions with respect to the Lock-Up Securities of the undersigned (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

Notwithstanding the foregoing, until 2 years after the Closing Date, if Holdco (i) proposes to file a registration statement (whether or not for sale for its own account) (“Registration Statement”) that registers the transfer of any shares of Holdco’s common stock (the “Registrable Securities”) under the Securities Act (except with respect to registration statements on Form S-4 or any comparable or successor form in connection with any acquisition of any entity or business by Holdco, Form S-8 or any comparable or successor form in connection with shares issuable pursuant to option or employee benefit plans or any other form not available for registering securities of Holdco for sale to the public), (ii) proposes to sell such Registrable Securities pursuant to an effective Form S-3 or any similar short-form Registration Statement (a “Shelf Takedown”) or (iii) receives a demand request by any holder of Registrable Securities pursuant to which Holdco is required to effect a registration for resale of the Registrable Securities under the Securities Act (a “Demand Request”), Holdco shall provide prompt written notice to the undersigned of such proposal or Demand Request at least 15 business days prior to the anticipated filing date of such Registration Statement pursuant to such proposal or Demand Request (or, in the case of a Shelf Takedown not covered by clause (i) above, prior to the agreement to sell such Registrable Securities). The undersigned shall have the right to include in such Registration Statement such number of Registerable Securities as the undersigned requests, provided that Holdco shall have the right to postpone or withdraw the filing of any such Registration Statement or Shelf Takedown. The undersigned can make such a request by giving written notice to Holdco within 10 business days after the receipt of Holdco’s notice of the proposed registration. Notwithstanding the foregoing, and subject to the immediately following sentence, if the managing underwriter of such registration advises Holdco in writing that, in its opinion, the number of Registrable Securities requested to be included in the registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, then Holdco will include in such registration only the number of Registrable Securities recommended by the managing underwriter, with each of Holdco, other potential selling shareholders and the undersigned including shares in such Registration Statement in proportion to the percentage of the shares proposed to be sold prior to Holdco receiving such managing underwriter’s advice. The parties agree that nothing in this paragraph shall require Holdco to violate any of its obligations under the Investor Rights Agreement, dated as of July 16, 2013, by and between Parent and WSHP Biologics Holdings, LLC (“WHSP”), as amended (the “IRA”) to fulfill its demand registration obligations to WSHP under Section 2.2 of the IRA, and that, if necessary in response to a demand by WSHP pursuant to the IRA, Holdco may reduce the number of Registrable Securities of the undersigned included in such registration in a non-proportionate manner that is at least as favorable to the undersigned as to Holdco.

Holdco shall pay all customary fees and expenses incident to its performance of or compliance with the preceding paragraph, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, Financial Industry Regulatory Authority fees, exchange listing fees, printing expenses, transfer agent’s and registrar’ s fees, cost of distributing prospectuses in preliminary and final form as well as any supplements thereto, and all reasonable fees and disbursements of one counsel for the undersigned, counsel for Holdco and all independent certified public accountants and other persons retained by Holdco (collectively, “Registration Expenses”); provided that Registration Expenses shall not include any underwriting discounts or commissions attributable to the sale of Registerable Securities by the undersigned.

For the avoidance of any doubt, subject to the terms of this Lock-Up and Permitted Sale Agreement, Hayfin shall retain all rights as a stockholder of Holdco with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions with respect to the Lock-Up Securities.

Notwithstanding anything to the contrary contained herein, in the event that the Master Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Lock-Up and Permitted Sale Agreement and all rights and obligations of the undersigned hereunder shall automatically terminate and be of no further force or effect.

Each of the parties hereto hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up and Permitted Sale Agreement. All authority herein conferred or agreed to be conferred and any obligations of each of the undersigned shall be binding upon the successors, permitted assigns, heirs or personal representatives of the undersigned.

Any right to trial by jury with respect to any action, suit or proceeding or claim arising in connection with or as a result of any matter referred to in this Lock-Up and Permitted Sale Agreement is hereby irrevocably waived by the parties hereto. The parties hereby agree and consent that any such action, suit or proceeding or claim will be decided by a court trial without a jury, and that the parties may file a copy of this Lock-Up and Permitted Sale Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Lock-Up and Permitted Sale Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Lock-Up and Permitted Sale Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have subject matter jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Any and all remedies herein expressly conferred upon the parties hereto will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by such party of any one remedy will not preclude the exercise of any other remedy. Each party agrees that irreparable damage would occur and that the counter-party would not have any adequate remedy at law in the event that any of the provisions of this Lock-Up and Permitted Sale Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy therefor. Accordingly, in addition to any other remedies available under this Lock-Up and Permitted Sale Agreement, the parties agrees that, prior to the termination of the Lock-Up Period, each party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the counter-parties breach of this Lock-Up and Permitted Sale Agreement and to enforce specifically the terms and provisions of this Lock-Up and Permitted Sale Agreement. The parties agrees that the neither party will oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Lock-Up and Permitted Sale Agreement, and each party hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that such party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

This Lock-Up and Permitted Sale Agreement, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

The parties may sign any number of copies of this Lock-Up and Permitted Sale Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lock-Up and Permitted Sale Agreement on the day and year first above written.

Hayfin[1]:	[●]

By:
Its:

Holdco:	[●]

By:
Its:

[1]	NTD: Update for specific Hayfin entities once confirmed.

[Signature Page to Lock-Up and Permitted Sale Agreement]

Exhibit F

[LETTERHEAD OF THE MEMBER]

[●], 2018

Sidley Austin LLP

1 South Dearborn Street

Chicago, IL 60603

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019

Ladies and Gentlemen:

We are delivering this letter to you in connection with the Master Transaction Agreement dated as of [●], 2018 (the “MTA”), among [BEARS], a Delaware corporation (“Parent”), [●], a Delaware corporation and directly wholly owned Subsidiary of Parent (“Holdco”), [●], a Delaware corporation and direct wholly owned Subsidiary of Holdco (“Merger Sub”), [●], a Delaware limited liability company (the “Member”), as amended or supplemented through the date hereof, pursuant to which Merger Sub will merge with and into Parent with Parent surviving as a wholly owned subsidiary of Holdco (the “Merger”) and the Member will contribute 100% of the equity interests in [GIANTS], a Delaware limited liability company and wholly owned subsidiary of the Member (the “Company”) to Holdco (the “Contribution”).

Pursuant to Sections 8.01(k) and 8.02(j) of the MTA, it is a condition to each of Parent and the Member’s respective obligations to consummate the transactions contemplated by the MTA that Parent and the Member, respectively, receive a copy of this letter. We acknowledge that in connection with the delivery of this letter, Sidley Austin LLP and Dorsey & Whitney LLP may rely on the statements made in this letter in rendering tax opinions to their respective clients. We certify that the statements made in this letter are true, correct and complete in all material respects as of the date hereof. We acknowledge that (i) in rendering its opinion each firm may rely, without further inquiry, on the accuracy of the statements made in this letter and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the MTA, and (ii) each firm’s opinion may be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. We acknowledge and agree that, for purposes of rendering each firm’s opinion, each firm may consider each of the statements made in this letter to be true, correct and complete as of the date hereof without regard to any qualification as to knowledge or belief.

Unless otherwise specified, capitalized terms used but not defined in this letter shall have the meaning ascribed to them in the MTA. References to the MTA include all exhibits, schedules thereto. All Section references are to the Code, unless otherwise specified.

Representations

1.

The facts, representations and covenants relating to the Merger and the Contribution as described in the MTA, the Joint Proxy and Consent Solicitation Statement/Prospectus and the other documents included or described in the Joint Proxy and Consent Solicitation Statement/Prospectus, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects to the extent they relate to the Member or the Company or were provided by the Member or the Company. The Merger and the Contribution will be consummated in accordance with the MTA (without waiver or modification of any provisions thereof) and as described in the Joint Proxy and Consent Solicitation Statement/Prospectus. Other than those described or referred to in the MTA and the Joint Proxy and Consent Solicitation Statement/Prospectus, there are no material agreements, arrangements or understandings, either written or oral, between or among (a) Holdco or any of its subsidiaries (or any of its affiliates or stockholders), (b) Parent or any of its subsidiaries (or any of its affiliates or stockholders), (c) the Company or any of its subsidiaries (or any of its affiliates or members), or (d) the Member or any of its subsidiaries (or any of its affiliates or members) concerning the transactions contemplated by the MTA.

2.

The Merger and the Contribution are being undertaken for the valid business purposes described in the Joint Proxy and Consent Solicitation Statement/Prospectus, and not for the purpose of tax avoidance.

3.

The Merger and the Contribution will occur under and in compliance with the MTA, which is a single, integrated plan agreed upon before the Merger and the Contribution in which the rights of the parties are defined, and, in the case of the Merger, in accordance with the Delaware General Corporation Law.

4.

None of the Member, the Company, their affiliates or their successors or agents shall take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with (i) the qualification of (A) the Merger and the Contribution, taken together, as a transaction described in Section 351 of the Code or (B) the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) the representations set forth herein, in each case except to the extent otherwise required by a “determination” as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870-AD, or to the extent otherwise required by applicable state or local law.

5.

The terms and conditions of the MTA, including the Stock Consideration and the Cash Purchase Price, and all of the agreements described under the headings [    ][1] in the Joint Proxy and Consent Solicitation Statement/Prospectus (to the extent relating to the Contribution and any ancillary agreements relating thereto), were determined by arm’s-length negotiations between Parent, the Company and the Member.

6.	The undersigned is authorized to make all the representations and certifications set forth herein on behalf of the Member.

7.

Immediately before the Merger and the Contribution, the only outstanding equity units in the Company will be a single class of units (the “Company Units ”) and, to the knowledge of the Member, the only outstanding stock of Parent will be (i) a single class of common stock and (ii) a single class of convertible preferred stock (collectively, the “Parent Stock”).

8.	As a result of the Contribution, the Company will be a direct wholly owned subsidiary of Holdco.

9.	At the time of the Contribution, the Company will be disregarded as an entity separate from the Member for U.S. federal income tax purposes.

10.

To the knowledge of the Member, immediately after the Merger and the Contribution, Holdco will have only (i) a single class of outstanding voting common stock and (ii) a single class of convertible preferred stock (collectively, the “Holdco Stock”), and the former stockholders of Parent, taken together with the Member, the members of the Member, and the holders of certain indebtedness of the Member, will hold 100% of the Holdco Stock.

11.

In connection with the Contribution, (a) the Member will not receive in exchange for Company Units, directly or indirectly, any consideration other than the Stock Consideration, the Cash Purchase Price and contingent rights to receive, at later dates, the Earnout Shares and cash payments pursuant to Section 2.06 of the MTA, (b) no shares of Holdco Stock will be redeemed for cash or other property provided, directly or indirectly, by Holdco, (c) no liabilities of the Member will be assumed by Holdco, and (d) no Company Units will be acquired subject to any liabilities.

[1]	Note to Draft: This provision is intended to refer to a description of the MTA in the Joint Proxy and Consent Solicitation Statement/Prospectus.

12.	Each of the Company and the Member has, at all relevant times, used the accrual method of accounting for federal income tax purposes.

13.

No Holdco Stock that will be received in connection with the Contribution represents separately bargained-for consideration that is allocable to any employment, consulting or similar agreement or arrangement with Holdco.

14.

Neither the Member nor the Company has made, and neither the Member nor the Company has any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Merger and the Contribution to holders of Company Units, except that the Member intends to transfer, to its members and to the holder of the ERA, any Holdco Stock remaining after the transfer of Holdco Stock in satisfaction of certain obligations of the Member.

15.

The Member does not have a pre-arranged plan to transfer, sell or otherwise dispose of Holdco Stock received in the Contribution, except that (i) the Member intends to transfer no more than 60% of the Holdco Stock to be received on the date of the Contribution to holders of certain indebtedness of the Member and (ii) the Member intends to transfer the remaining amount of Holdco Stock received on the date of the Contribution to its members in proportion to their membership interests and to the holder of the ERA.

16.	The economic rights arising from the ERA are treated as an equity interest in the Member for U.S. federal income tax purposes.

17.	Neither the Member nor the Company is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

18.	No Holdco Stock is being received by the Member as part of a plan of liquidation of a corporation.

19.

There will be no indebtedness between Holdco and the Member or its members, and there will be no indebtedness created in favor of the Member or its members, except to the extent of installment obligations of Holdco set forth in Sections 2.06 and 11.02(d) of the MTA, in each case as a result of the Contribution.

20.	In connection with the Merger and the Contribution:

(a)	No services will be rendered to or for the benefit of Holdco by the Member.

(b)	To the knowledge of Member, Holdco will not acquire any of its own indebtedness or any stock in another corporation (other than Parent Stock or Company Units).

(c)

To the knowledge of Member, Holdco will not transfer an interest in Parent or the Company, neither Parent nor the Company will be liquidated, neither Parent nor the Company will be merged or consolidated with any other corporation (other than pursuant to the Merger and the Contribution) or converted into a partnership, and neither Parent nor the Company will transfer any assets (except in the ordinary course of business), except for dispositions made in the ordinary course of business or transfers permitted by Treasury Regulations Section 1.368-2(k) (provided the requirements of Treasury Regulations Section 1.368-1(d) are satisfied).

(d)	To the knowledge of Member, Parent will not be converted into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3).

(e)

To the knowledge of Member, Holdco has no plan or intention (and Parent has no plan or intention to cause Holdco) to alter the terms of the Holdco Stock or any other equity interest in Holdco or to issue additional shares of Holdco Stock.

(f)

To the knowledge of the Member, no licenses, leases or similar rights will be granted, nor will any property be leased back to any person, by Holdco, Parent or Company in connection with or as a result of the Merger or the Contribution.

(g)	None of the Holdco Stock to be received in connection with the Contribution (including Earnout Shares, if any) will be placed in escrow.

(h)

With respect to any Holdco Stock to be received in connection with the Contribution that will be issued after the date of the Contribution under a contingent stock arrangement: (i) such Holdco Stock will be issued within six (6) years from the date of the Contribution; (ii) there is a valid business reason for not issuing all of such Holdco Stock immediately; (iii) the issuance of such Holdco Stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Member; and (iv) the mechanism for the calculation of the additional Holdco Stock to be issued is objective and readily ascertainable.

(i)	No Holdco Stock will be issued after the Closing under a contingent stock arrangement, other than the Earnout Shares.

21.	To the knowledge of the Member, after the Merger and Contribution, Holdco will remain in existence.

22.	With regard to any patents, copyrights, franchises, trademarks, trade names or technical “know-how” owned by the Company:

(a)

Such patents or patent applications qualify as “property” within the meaning of section 351 of the Code, and the Company possess all substantial rights in such patents or patent applications within the meaning of section 1235 of the Code.

(b)	The Company possesses all rights, title and interests for each such copyright, in each medium of exploitation.

(c)	Following the Contribution, the Member will not retain any power, right, or continuing interest in the franchises, trademarks or trade names possessed by the Company.

(d)

Any technical know-how possessed by the Company is “property” within the meaning of Revenue Ruling 64-56, C.B. 1964-1 (Part I), and as such is afforded substantial legal protection against unauthorized disclosure and use under the laws of the country from which it is being transferred.

23.

Holdco and Parent, on the one hand, and the Company and the Member, on the other hand, will pay their respective expenses, if any, incurred in connection with the Contribution. None of Holdco, Merger Sub, or Parent has agreed to assume, or will directly or indirectly assume, any expense or other liability, whether fixed or contingent, of the Member (other than liabilities of the Company addressed in Paragraph 23, below).

24.	With regard to any direct or indirect liabilities of the Company as of the time of the Contribution:

(a)	such liabilities were incurred in the ordinary course of business and are associated with the direct and indirect assets of the Company; and

(b)

the adjusted basis and the fair market value (in each case, respectively) of the direct and indirect assets of the Company will be equal to or exceed the sum of the liabilities to which such assets are subject.

25.	The Member will not retain any rights in Company Units exchanged in the Contribution (other than rights inherent in the ownership of Holdco Stock).

[Signature Page Follows]

Very truly yours,

[MEMBER]

by

Name:
Title:

[Signature Page to Tax Representation Letter]

[LETTERHEAD OF BEARS]

[●], 2018

Sidley Austin LLP

1 South Dearborn Street

Chicago, IL 60603

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019

Ladies and Gentlemen:

We are delivering this letter to you in connection with the Master Transaction Agreement dated as of [●], 2018 (the “MTA”), among [BEARS], a Delaware corporation (“Parent”), [●], a Delaware corporation and directly wholly owned Subsidiary of Parent (“Holdco”), [●], a Delaware corporation and direct wholly owned Subsidiary of Holdco (“Merger Sub”), [●], a Delaware limited liability company (the “Member”), as amended or supplemented through the date hereof, pursuant to which Merger Sub will merge with and into Parent with Parent surviving as a wholly owned subsidiary of Holdco (the “Merger”) and the Member will contribute 100% of the equity interests in [GIANTS], a Delaware limited liability company and wholly owned subsidiary of the Member (the “Company”) to Holdco (the “Contribution”).

Pursuant to Sections 8.01(k) and 8.02(j) of the MTA, it is a condition to each of Parent and the Member’s respective obligations to consummate the transactions contemplated by the MTA that Parent and the Member, respectively, receive a copy of this letter. We acknowledge that in connection with the delivery of this letter, Sidley Austin LLP and Dorsey & Whitney LLP may rely on the statements made in this letter in rendering tax opinions to their respective clients. We certify that the statements made in this letter are true, correct and complete in all material respects as of the date hereof. We acknowledge that (i) in rendering its opinion each firm may rely, without further inquiry, on the accuracy of the statements made in this letter and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the MTA, and (ii) each firm’s opinion may be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. We acknowledge and agree that, for purposes of rendering each firm’s opinion, each firm may consider each of the statements made in this letter to be true, correct and complete as of the date hereof without regard to any qualification as to knowledge or belief.

Unless otherwise specified, capitalized terms used but not defined in this letter shall have the meaning ascribed to them in the MTA. References to the MTA include all exhibits, schedules thereto. All Section references are to the Code, unless otherwise specified.

General Representations

1.

The facts, representations and covenants relating to the Merger and the Contribution as described in the MTA, the Joint Proxy and Consent Solicitation Statement/Prospectus and the other documents included or described in the Joint Proxy and Consent Solicitation Statement/Prospectus, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects to the extent they relate to Parent, Holdco or the Merger Sub or were provided by Parent, Holdco or the Merger Sub. The Merger and the Contribution will be consummated in accordance with the MTA (without waiver or modification of any provisions thereof) and as described in the Joint Proxy and Consent Solicitation Statement/Prospectus. Other than those described or referred to in the MTA and the Joint Proxy and Consent Solicitation Statement/Prospectus, there are no material agreements, arrangements or understandings, either written or oral, between or among (a) Holdco or any of its subsidiaries (or any of its affiliates or stockholders), (b) Parent or any of its subsidiaries (or any of its affiliates or stockholders), (c) the Company or any of its subsidiaries (or any of its affiliates or members), or (d) the Member or any of its subsidiaries (or any of its affiliates or members) concerning the transactions contemplated by the MTA.

2.

The Merger and the Contribution are being undertaken for the valid business purposes described in the Joint Proxy and Consent Solicitation Statement/Prospectus, and not for the purpose of tax avoidance.

3.

The Merger and the Contribution will occur under and in compliance with the MTA, which is a single, integrated plan agreed upon before the Merger and the Contribution in which the rights of the parties are defined, and, in the case of the Merger, in accordance with the Delaware General Corporation Law.

4.

None of Holdco, Parent, Merger Sub or their affiliates (including, after the Closing, the Company) or their successors or agents shall take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with (i) the qualification of (A) the Merger and the Contribution, taken together, as a transaction described in Section 351 of the Code or (B) the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) the representations set forth herein, in each case except to the extent otherwise required by a “determination” as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870-AD, or to the extent otherwise required by applicable state or local law.

5.

The terms and conditions of the MTA, including the Stock Consideration and the Cash Purchase Price, and all of the agreements described under the headings [    ][1] in the Joint Proxy and Consent Solicitation Statement/Prospectus (to the extent relating to the Contribution and any ancillary agreements relating thereto), were determined by arm’s-length negotiations between Parent, Company and the Member.

6.	The undersigned is authorized to make all the representations and certifications set forth herein on behalf of Holdco, Merger Sub, and Parent.

Section 351 and Reorganization Representations

7.

Immediately before the Merger and the Contribution, the only outstanding stock of Parent will be (i) a single class of common stock and (ii) a single class of convertible preferred stock (collectively, the “Parent Stock”), and, to the knowledge of Parent, immediately before the Contribution, the only outstanding equity interests in the Company will be a single class of equity units (the “Company Units”).

8.

Holdco is a newly formed corporation. At all times during Holdco’s corporate existence until the Merger and the Contribution (a) Holdco has had and will have only (i) a single class of outstanding voting common stock and (ii) a single class of convertible preferred stock (collectively, the “Holdco Stock”), (b) Parent has owned and will own 100% of the Holdco Stock and (c) Holdco has not conducted, and will not conduct, any business activities or other operations of any kind other than the issuance of its stock to Parent and other activities required in connection with the Merger and the Contribution.

9.

Merger Sub is a newly formed corporation. At all times during Merger Sub’s corporate existence until the Merger (a) Merger Sub has had and will have only a single class of outstanding stock, (b) Holdco has owned and will own 100% of the outstanding stock of Merger Sub and (c) Merger Sub has not conducted, and will not conduct, any business activities or other operations of any kind other than the issuance of its stock to Holdco and other activities required in connection with the Merger and the Contribution.

10.

At the time of the Merger, Merger Sub will have no liabilities, and in the Merger, Parent will not assume any liabilities of Merger Sub or acquire any assets from Merger Sub subject to any liabilities.

11.

In the Merger, Merger Sub will merge with and into Parent, with Parent surviving the Merger. In the Merger, (a) each share of outstanding Parent Stock will be converted into one share of Holdco Stock, (b) the

[1]	Note to Draft: This provision is intended to refer to a description of the MTA in the Joint Proxy and Consent Solicitation Statement/Prospectus.

outstanding stock of Merger Sub will be converted into Parent Stock and (c) the shares of Holdco Stock held by Parent will be canceled. As a result of the Merger, Parent will be a direct wholly owned subsidiary of Holdco.

12.

As a result of the Contribution, the Company will be a direct wholly owned subsidiary of Holdco. Holdco does not have any plan or intention to take any action that is inconsistent with the Company being treated as disregarded as an entity separate from Holdco for U.S. federal income tax purposes.

13.	In the Merger, Holdco will acquire Parent Stock solely in exchange for voting stock of Holdco. Parent Stock is the only asset, property or right that will be transferred to Holdco in the Merger.

14.

The fair market value of the Holdco Shares issued to the Parent stockholders pursuant to the Merger will be approximately equal to the fair market value of the Parent Stock exchanged by the Parent stockholders pursuant to the Merger.

15.

Immediately after the Merger and the Contribution, (a) Parent Stock will be the only outstanding classes of stock of Parent, and Holdco will hold 100% of the Parent Stock and (b) Holdco Stock will be the only outstanding class of stock of Holdco and the former stockholders of Parent, taken together with the Member, the members of the Member, and the holders of certain indebtedness of the Member, will hold 100% of the Holdco Stock.

16.

In connection with the Merger, (a) no holder of Parent Stock will receive in exchange for Parent Stock, directly or indirectly, any consideration other than the Holdco Stock, (b) no shares of Holdco Stock will be redeemed for cash or other property provided, directly or indirectly, by Holdco, (c) no liabilities of Parent will be assumed by Holdco and (d) no Parent Stock will be acquired subject to any liabilities.

17.

In connection with the Contribution, (a) the Member will not receive in exchange for Company Units, directly or indirectly, any consideration other than the Stock Consideration, the Cash Purchase Price and contingent rights to receive, at later dates, the Earnout Shares and cash payments pursuant to the terms of Section 2.06 of the MTA, (b) no shares of Holdco Stock will be redeemed for cash or other property provided, directly or indirectly, by Holdco, (c) no liabilities of the Member will be assumed by Holdco and (d) no Company Units will be acquired subject to any liabilities.

18.

None of Holdco, Merger Sub or Parent is or will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. Holdco is not, and will not be, an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1)(ii). Holdco is not, and will not be, a “personal service corporation” within the meaning of Section 269A of the Code.

19.

None of Holdco, Merger Sub or Parent is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code or is the subject of any other receivership, insolvency, bankruptcy or similar proceeding.

20.

None of the compensation received or to be received by any stockholder-employee or stockholder-independent contractor of Parent (including pursuant to any consulting agreement) from Holdco or Parent represents separate consideration for, or is allocable to, any Parent Stock held by such person. No Holdco Stock that will be received by any stockholder-employee or stockholder-independent contractor of Parent in the Merger represents separately bargained-for consideration that is allocable to any employment, consulting or similar agreement or arrangement with Holdco or Parent.

21.

No Holdco Stock that will be received in connection with the Contribution represents separately bargained-for consideration that is allocable to any employment, consulting or similar agreement or arrangement with Holdco.

22.	Parent has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Merger to holders of Parent Stock.

23.	Neither Holdco nor any person related to Holdco within the meaning of Treasury Regulations Section 1.368-1(e)(4) has any plan or intention to reacquire or redeem any Holdco Stock issued in the

Merger, either directly or indirectly through any transaction, agreement or arrangement with any other person (including by derivative transactions, such as equity swaps, that would have the economic effect of an acquisition), except in connection with any plan or intention to purchase stock on the open market as part of a repurchase program that satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. Neither Parent nor any person related to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(4) has, either directly or indirectly through any transaction, agreement or arrangement with any other person (including by derivative transactions, such as an equity swap, that would have the economic effect of an acquisition), redeemed or acquired, or has any plan or intention to redeem or acquire, any Parent Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

Additional Section 351 Representations

24.

It is expected, and you may assume for purposes of your opinion, that (i) stockholders of Parent that have a pre-arranged plan to transfer, sell or otherwise dispose of Holdco Stock received in the Merger and (ii) shares issued as equity compensation to employees of Holdco or its subsidiaries will, taken together with the transfer of Holdco Stock described in Paragraph 25, below, represent less than 15% of the outstanding shares of Holdco Stock immediately after the Merger.

25.

To the knowledge of Holdco and Parent, the Member does not have a pre-arranged plan to transfer, sell or otherwise dispose of Holdco Stock received in the Contribution, except that to the knowledge of Holdco and Parent, (i) the Member intends to transfer up to 60% of the Holdco Stock to be received on the date of the Contribution to holders of certain indebtedness of the Member and (ii) Member intends to transfer the remaining amount of Holdco Stock received on the date of the Contribution to its members in proportion to their membership interests and to the holder of the ERA.

26.

To the knowledge of Holdco and Parent, the stock or securities received in the Merger by a stockholder of Parent that is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code will not be used to satisfy the indebtedness of such stockholder.

27.	No Holdco Stock is being received by the stockholders of Parent as part of a plan of liquidation of a corporation.

28.	None of the Holdco Stock to be received by Parent stockholders in the Merger is “Section 306 stock” within the meaning of section 306(c)(3) of the Code.

29.	There will be no indebtedness between Holdco and Parent stockholders, and there will be no indebtedness created in favor of Parent stockholders, in each case as a result of the Merger.

30.

There will be no indebtedness between Holdco and the Member or its members, and there will be no indebtedness created in favor of the Member or its members, except to the extent of installment obligations of Holdco set forth in Sections 2.06 and 11.02(d) of the MTA, in each case as a result of the Contribution.

31.	In connection with the Merger and the Contribution:

(a)

No services will be rendered to or for the benefit of Holdco by stockholders of Parent (other than stockholders of Parent who are also employees of Parent, in which case, no services shall be performed by such stockholders other than in their capacity as employees of Parent).

(b)	Holdco will not acquire any of its own indebtedness or any stock in another corporation (other than Parent Stock or Company Units).

(c)

Holdco will not transfer an interest in Parent or the Company, neither Parent nor the Company will be liquidated, neither Parent nor the Company will be merged or consolidated with any other entity (other than pursuant to the Merger and the Contribution) or converted into a partnership, and neither Parent nor the Company will transfer any assets (except in the ordinary course of business), except for dispositions made in the ordinary course of business or transfers permitted by Treasury Regulations Section 1.368-2(k) (provided the requirements of Treasury Regulations Section 1.368-1(d) are satisfied).

(d)	Parent will not be converted into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3).

(e)

Holdco has no plan or intention (and Parent has no plan or intention to cause Holdco) to alter the terms of the Holdco Stock or any other equity interest in Holdco or to issue additional shares of Holdco Stock.

(f)

No licenses, leases or similar rights will be granted, nor will any property be leased back to any person, by Holdco, Parent or Company in connection with or as a result of the Merger or the Contribution.

(g)	None of the Holdco Stock to be received in connection with the Contribution (including Earnout Shares, if any) will be placed in escrow.

(h)

With respect to any Holdco Stock to be received in connection with the Contribution that will be issued after the date of the Contribution under a contingent stock arrangement: (i) such Holdco Stock will be issued within six (6) years from the date of the Contribution; (ii) there is a valid business reason for not issuing all of such Holdco Stock immediately; (iii) the issuance of such Holdco Stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Member; and (iv) the mechanism for the calculation of the additional Holdco Stock to be issued is objective and readily ascertainable.

(i)	No Holdco Stock will be issued after the Closing under a contingent stock arrangement, other than the Earnout Shares.

32.	After the Merger and Contribution, Holdco will remain in existence.

33.	Following the Contribution, the Member will not retain any power, right, or continuing interest in the franchises, trademarks or trade names possessed by the Company.

34.

With regard to any accounts receivable or commissions due owned by the Company, following the Contribution, Holdco will report items which, but for the Contribution, would have resulted in income or deduction to the Member in a period subsequent to the Contribution and such items will constitute income or deductions to Holdco when received or paid by it, and the proceeds received in the collection of the income items will be included as ordinary income in computing the taxable income of Holdco.

35.	The stockholders of Parent will not retain any rights in Parent Stock exchanged in the Merger (other than rights inherent in the ownership of Holdco Stock).

36.	The Member will not retain any rights in the Company Units transferred in the Contribution (other than rights inherent in the ownership of Holdco Stock).

37.

Except for expenses solely and directly related to the Merger within the guidelines set forth in Revenue Ruling 73-54, 1973-1 C.B. 187, (i) Holdco, Merger Sub, Parent, on the one hand, and Parent stockholders, on the other hand, will pay their respective expenses, if any, incurred in connection with the Merger, (ii) Holdco and Parent, on the one hand, and the Company and the Member, on the other hand, will pay their respective expenses, if any, incurred in connection with the Contribution; and (iii) none of Holdco, Merger Sub, or Parent has agreed to assume, or will directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Parent stockholder or the Member (other than liabilities of the Company addressed in Paragraph 39, below).

38.

Following the Merger and the Contribution, Holdco and, to the knowledge of Holdco, every “significant transferor” (within the meaning of Treasury Regulation Section 1.351-3(d)(1)) (if any), will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.351-3.

39.

To knowledge of Holdco and Parent, with regard to any direct or indirect liabilities of the Company as of the time of the Contribution, such liabilities were incurred in the ordinary course of business and are associated with the direct and indirect assets of the Company.

Additional Reorganization Representations

40.

At the time of and immediately after the Merger, there will be no outstanding options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Parent, other than employee stock-based compensation that will be converted in the Merger into stock-based compensation with respect to Holdco Stock.

41.	Holdco has no plan or intention to cause or allow Parent to issue additional shares of stock or take any other action that could result in Holdco owning less than 100% of the stock of Parent.

42.

At all times during the five years prior to the Merger, none of Holdco, Merger Sub or any of their respective subsidiaries have owned or will own, directly or indirectly, any stock or securities of Parent or any instrument giving the holder the right to acquire any such stock or securities.

43.

Parent conducts a “historic business” within the meaning of Treasury Regulations Section 1.368-1(d) and Holdco will continue the “historic business” of Parent or use a significant portion of Parent’s “historic business assets” in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)), either directly or through one or more members of its qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)).

44.

On the date of the Merger, the adjusted basis and fair market value of the assets of Holdco will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject and the adjusted basis and fair market value of the assets of Parent will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

45.

Immediately after the Merger, Parent will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Parent immediately prior to the Merger and (ii) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, amounts (i) used (or to be used) by Parent or Merger Sub to pay Merger expenses, (ii) paid (or to be paid) by Parent or Merger Sub to redeem stock, securities, warrants, or options of Parent as part of any overall plan of which the Merger are a part, or (iii) distributed (or to be distributed) by Parent or Merger Sub to the holders of Parent Stock as part of any overall plan of which the Merger are a part, in each case will be treated as assets of Parent or Merger Sub, as applicable, held immediately prior to the Merger. Any dispositions of assets that were held by Parent or Merger Sub prior to the Merger that were or are made in contemplation of, or as part of any overall plan that includes, the Merger have been or will be made for fair market value, and the proceeds thereof will be retained by Parent.

46.

Prior to the Merger, there will be no intercorporate indebtedness existing between Holdco or any of its subsidiaries, including Merger Sub, on the one hand, and Parent or any of its subsidiaries, on the other hand.

[Signature Page Follows]

Very truly yours,

[BEARS]

by

Name:
Title:

[HOLDCO]

by

Name:
Title:

[Signature Page to Tax Representation Letter]

Exhibit G

[LETTERHEAD OF THE MEMBER]

[●], 2018

Sidley Austin LLP

1 South Dearborn Street

Chicago, IL 60603

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019

Ladies and Gentlemen:

We are delivering this letter to you in connection with the Master Transaction Agreement dated as of [●], 2018 (the “MTA”), among [BEARS], a Delaware corporation (“Parent”), [●], a Delaware corporation and directly wholly owned Subsidiary of Parent (“Holdco”), [●], a Delaware corporation and direct wholly owned Subsidiary of Holdco (“Merger Sub”), [●], a Delaware limited liability company (the “Member”), as amended or supplemented through the date hereof, pursuant to which Merger Sub will merge with and into Parent with Parent surviving as a wholly owned subsidiary of Holdco (the “Merger”) and the Member will contribute 100% of the equity interests in [GIANTS], a Delaware limited liability company and wholly owned subsidiary of the Member (the “Company”) to Holdco (the “Contribution”).

Pursuant to Sections 8.01(k) and 8.02(j) of the MTA, it is a condition to each of Parent and the Member’s respective obligations to consummate the transactions contemplated by the MTA that Parent and the Member, respectively, receive a copy of this letter. We acknowledge that in connection with the delivery of this letter, Sidley Austin LLP and Dorsey & Whitney LLP may rely on the statements made in this letter in rendering tax opinions to their respective clients. We certify that the statements made in this letter are true, correct and complete in all material respects as of the date hereof. We acknowledge that (i) in rendering its opinion each firm may rely, without further inquiry, on the accuracy of the statements made in this letter and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the MTA, and (ii) each firm’s opinion may be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. We acknowledge and agree that, for purposes of rendering each firm’s opinion, each firm may consider each of the statements made in this letter to be true, correct and complete as of the date hereof without regard to any qualification as to knowledge or belief.

Unless otherwise specified, capitalized terms used but not defined in this letter shall have the meaning ascribed to them in the MTA. References to the MTA include all exhibits, schedules thereto. All Section references are to the Code, unless otherwise specified.

Representations

1.

The facts, representations and covenants relating to the Merger and the Contribution as described in the MTA, the Joint Proxy and Consent Solicitation Statement/Prospectus and the other documents included or described in the Joint Proxy and Consent Solicitation Statement/Prospectus, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects to the extent they relate to the Member or the Company or were provided by the Member or the Company. The Merger and the Contribution will be consummated in accordance with the MTA (without waiver or modification of any provisions thereof) and as described in the Joint Proxy and Consent Solicitation Statement/Prospectus.

Other than those described or referred to in the MTA and the Joint Proxy and Consent Solicitation Statement/Prospectus, there are no material agreements, arrangements or understandings, either written or oral, between or among (a) Holdco or any of its subsidiaries (or any of its affiliates or stockholders), (b) Parent or any of its subsidiaries (or any of its affiliates or stockholders), (c) the Company or any of its subsidiaries (or any of its affiliates or members), or (d) the Member or any of its subsidiaries (or any of its affiliates or members) concerning the transactions contemplated by the MTA.

2.

The Merger and the Contribution are being undertaken for the valid business purposes described in the Joint Proxy and Consent Solicitation Statement/Prospectus, and not for the purpose of tax avoidance.

3.

The Merger and the Contribution will occur under and in compliance with the MTA, which is a single, integrated plan agreed upon before the Merger and the Contribution in which the rights of the parties are defined, and, in the case of the Merger, in accordance with the Delaware General Corporation Law.

4.

None of the Member, the Company, their affiliates or their successors or agents shall take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with (i) the qualification of (A) the Merger and the Contribution, taken together, as a transaction described in Section 351 of the Code or (B) the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) the representations set forth herein, in each case except to the extent otherwise required by a “determination” as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870-AD, or to the extent otherwise required by applicable state or local law.

5.

The terms and conditions of the MTA, including the Stock Consideration and the Cash Purchase Price, and all of the agreements described under the headings [    ][1] in the Joint Proxy and Consent Solicitation Statement/Prospectus (to the extent relating to the Contribution and any ancillary agreements relating thereto), were determined by arm’s-length negotiations between Parent, the Company and the Member.

6.	The undersigned is authorized to make all the representations and certifications set forth herein on behalf of the Member.

7.

Immediately before the Merger and the Contribution, the only outstanding equity units in the Company will be a single class of units (the “Company Units ”) and, to the knowledge of the Member, the only outstanding stock of Parent will be (i) a single class of common stock and (ii) a single class of convertible preferred stock (collectively, the “Parent Stock”).

8.	As a result of the Contribution, the Company will be a direct wholly owned subsidiary of Holdco.

9.	At the time of the Contribution, the Company will be disregarded as an entity separate from the Member for U.S. federal income tax purposes.

10.

To the knowledge of the Member, immediately after the Merger and the Contribution, Holdco will have only (i) a single class of outstanding voting common stock and (ii) a single class of convertible preferred stock (collectively, the “Holdco Stock”), and the former stockholders of Parent, taken together with the Member, the members of the Member, and the holders of certain indebtedness of the Member, will hold 100% of the Holdco Stock.

11.

In connection with the Contribution, (a) the Member will not receive in exchange for Company Units, directly or indirectly, any consideration other than the Stock Consideration, the Cash Purchase Price and contingent rights to receive, at later dates, the Earnout Shares and cash payments pursuant to Section 2.06 of the MTA, (b) no shares of Holdco Stock will be redeemed for cash or other property provided, directly or indirectly, by Holdco, (c) no liabilities of the Member will be assumed by Holdco, and (d) no Company Units will be acquired subject to any liabilities.

12.	Each of the Company and the Member has, at all relevant times, used the accrual method of accounting for federal income tax purposes.

[1]	Note to Draft: This provision is intended to refer to a description of the MTA in the Joint Proxy and Consent Solicitation Statement/Prospectus.

13.

No Holdco Stock that will be received in connection with the Contribution represents separately bargained-for consideration that is allocable to any employment, consulting or similar agreement or arrangement with Holdco.

14.

Neither the Member nor the Company has made, and neither the Member nor the Company has any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Merger and the Contribution to holders of Company Units, except that the Member intends to transfer, to its members and to the holder of the ERA, any Holdco Stock remaining after the transfer of Holdco Stock in satisfaction of certain obligations of the Member.

15.

The Member does not have a pre-arranged plan to transfer, sell or otherwise dispose of Holdco Stock received in the Contribution, except that (i) the Member intends to transfer no more than 60% of the Holdco Stock to be received on the date of the Contribution to holders of certain indebtedness of the Member and (ii) the Member intends to transfer the remaining amount of Holdco Stock received on the date of the Contribution to its members in proportion to their membership interests and to the holder of the ERA.

16.	The economic rights arising from the ERA are treated as an equity interest in the Member for U.S. federal income tax purposes.

17.	Neither the Member nor the Company is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

18.	No Holdco Stock is being received by the Member as part of a plan of liquidation of a corporation.

19.

There will be no indebtedness between Holdco and the Member or its members, and there will be no indebtedness created in favor of the Member or its members, except to the extent of installment obligations of Holdco set forth in Sections 2.06 and 11.02(d) of the MTA, in each case as a result of the Contribution.

20.	In connection with the Merger and the Contribution:

(a)	No services will be rendered to or for the benefit of Holdco by the Member.

(b)	To the knowledge of Member, Holdco will not acquire any of its own indebtedness or any stock in another corporation (other than Parent Stock or Company Units).

(c)

To the knowledge of Member, Holdco will not transfer an interest in Parent or the Company, neither Parent nor the Company will be liquidated, neither Parent nor the Company will be merged or consolidated with any other corporation (other than pursuant to the Merger and the Contribution) or converted into a partnership, and neither Parent nor the Company will transfer any assets (except in the ordinary course of business), except for dispositions made in the ordinary course of business or transfers permitted by Treasury Regulations Section 1.368-2(k) (provided the requirements of Treasury Regulations Section 1.368-1(d) are satisfied).

(d)	To the knowledge of Member, Parent will not be converted into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3).

(e)

To the knowledge of Member, Holdco has no plan or intention (and Parent has no plan or intention to cause Holdco) to alter the terms of the Holdco Stock or any other equity interest in Holdco or to issue additional shares of Holdco Stock.

(f)

To the knowledge of the Member, no licenses, leases or similar rights will be granted, nor will any property be leased back to any person, by Holdco, Parent or Company in connection with or as a result of the Merger or the Contribution.

(g)	None of the Holdco Stock to be received in connection with the Contribution (including Earnout Shares, if any) will be placed in escrow.

(h)

With respect to any Holdco Stock to be received in connection with the Contribution that will be issued after the date of the Contribution under a contingent stock arrangement: (i) such Holdco Stock will be issued within six (6) years from the date of the Contribution; (ii) there is a valid business reason for not issuing all of such Holdco Stock immediately; (iii) the issuance of such Holdco Stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Member; and (iv) the mechanism for the calculation of the additional Holdco Stock to be issued is objective and readily ascertainable.

(i)	No Holdco Stock will be issued after the Closing under a contingent stock arrangement, other than the Earnout Shares.

21.	To the knowledge of the Member, after the Merger and Contribution, Holdco will remain in existence.

22.	With regard to any patents, copyrights, franchises, trademarks, trade names or technical “know-how” owned by the Company:

(a)

Such patents or patent applications qualify as “property” within the meaning of section 351 of the Code, and the Company possess all substantial rights in such patents or patent applications within the meaning of section 1235 of the Code.

(b)	The Company possesses all rights, title and interests for each such copyright, in each medium of exploitation.

(c)	Following the Contribution, the Member will not retain any power, right, or continuing interest in the franchises, trademarks or trade names possessed by the Company.

(d)

Any technical know-how possessed by the Company is “property” within the meaning of Revenue Ruling 64-56, C.B. 1964-1 (Part I), and as such is afforded substantial legal protection against unauthorized disclosure and use under the laws of the country from which it is being transferred.

23.

Holdco and Parent, on the one hand, and the Company and the Member, on the other hand, will pay their respective expenses, if any, incurred in connection with the Contribution. None of Holdco, Merger Sub, or Parent has agreed to assume, or will directly or indirectly assume, any expense or other liability, whether fixed or contingent, of the Member (other than liabilities of the Company addressed in Paragraph 23, below).

24.	With regard to any direct or indirect liabilities of the Company as of the time of the Contribution:

(a)	such liabilities were incurred in the ordinary course of business and are associated with the direct and indirect assets of the Company; and

(b)

the adjusted basis and the fair market value (in each case, respectively) of the direct and indirect assets of the Company will be equal to or exceed the sum of the liabilities to which such assets are subject.

25.	The Member will not retain any rights in Company Units exchanged in the Contribution (other than rights inherent in the ownership of Holdco Stock).

[Signature Page Follows]

Very truly yours,

[MEMBER]

by

Name:
Title:

[Signature Page to Tax Representation Letter]

[LETTERHEAD OF BEARS]

[●], 2018

Sidley Austin LLP

1 South Dearborn Street

Chicago, IL 60603

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019

Ladies and Gentlemen:

We are delivering this letter to you in connection with the Master Transaction Agreement dated as of [●], 2018 (the “MTA”), among [BEARS], a Delaware corporation (“Parent”), [●], a Delaware corporation and directly wholly owned Subsidiary of Parent (“Holdco”), [●], a Delaware corporation and direct wholly owned Subsidiary of Holdco (“Merger Sub”), [●], a Delaware limited liability company (the “Member”), as amended or supplemented through the date hereof, pursuant to which Merger Sub will merge with and into Parent with Parent surviving as a wholly owned subsidiary of Holdco (the “Merger”) and the Member will contribute 100% of the equity interests in [GIANTS], a Delaware limited liability company and wholly owned subsidiary of the Member (the “Company”) to Holdco (the “Contribution”).

Pursuant to Sections 8.01(k) and 8.02(j) of the MTA, it is a condition to each of Parent and the Member’s respective obligations to consummate the transactions contemplated by the MTA that Parent and the Member, respectively, receive a copy of this letter. We acknowledge that in connection with the delivery of this letter, Sidley Austin LLP and Dorsey & Whitney LLP may rely on the statements made in this letter in rendering tax opinions to their respective clients. We certify that the statements made in this letter are true, correct and complete in all material respects as of the date hereof. We acknowledge that (i) in rendering its opinion each firm may rely, without further inquiry, on the accuracy of the statements made in this letter and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the MTA, and (ii) each firm’s opinion may be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. We acknowledge and agree that, for purposes of rendering each firm’s opinion, each firm may consider each of the statements made in this letter to be true, correct and complete as of the date hereof without regard to any qualification as to knowledge or belief.

Unless otherwise specified, capitalized terms used but not defined in this letter shall have the meaning ascribed to them in the MTA. References to the MTA include all exhibits, schedules thereto. All Section references are to the Code, unless otherwise specified.

General Representations

1.

The facts, representations and covenants relating to the Merger and the Contribution as described in the MTA, the Joint Proxy and Consent Solicitation Statement/Prospectus and the other documents included or described in the Joint Proxy and Consent Solicitation Statement/Prospectus, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects to the extent they relate to Parent, Holdco or the Merger Sub or were provided by Parent, Holdco or the Merger Sub. The Merger and the Contribution will be consummated in accordance with the MTA (without waiver or modification of any provisions thereof) and as described in the Joint Proxy and Consent Solicitation Statement/Prospectus. Other than those described or referred to in the MTA and the Joint Proxy and Consent Solicitation Statement/Prospectus, there are no material agreements, arrangements or understandings, either written or oral, between or among (a) Holdco or any of its subsidiaries (or any of its affiliates or stockholders), (b) Parent or any of its subsidiaries (or any of its affiliates or stockholders), (c) the Company or any of its subsidiaries (or any of its affiliates or members), or (d) the Member or any of its subsidiaries (or any of its affiliates or members) concerning the transactions contemplated by the MTA.

2.

The Merger and the Contribution are being undertaken for the valid business purposes described in the Joint Proxy and Consent Solicitation Statement/Prospectus, and not for the purpose of tax avoidance.

3.

The Merger and the Contribution will occur under and in compliance with the MTA, which is a single, integrated plan agreed upon before the Merger and the Contribution in which the rights of the parties are defined, and, in the case of the Merger, in accordance with the Delaware General Corporation Law.

4.

None of Holdco, Parent, Merger Sub or their affiliates (including, after the Closing, the Company) or their successors or agents shall take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with (i) the qualification of (A) the Merger and the Contribution, taken together, as a transaction described in Section 351 of the Code or (B) the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) the representations set forth herein, in each case except to the extent otherwise required by a “determination” as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870-AD, or to the extent otherwise required by applicable state or local law.

5.

The terms and conditions of the MTA, including the Stock Consideration and the Cash Purchase Price, and all of the agreements described under the headings [    ][1] in the Joint Proxy and Consent Solicitation Statement/Prospectus (to the extent relating to the Contribution and any ancillary agreements relating thereto), were determined by arm’s-length negotiations between Parent, Company and the Member.

6.	The undersigned is authorized to make all the representations and certifications set forth herein on behalf of Holdco, Merger Sub, and Parent.

Section 351 and Reorganization Representations

7.

Immediately before the Merger and the Contribution, the only outstanding stock of Parent will be (i) a single class of common stock and (ii) a single class of convertible preferred stock (collectively, the “Parent Stock”), and, to the knowledge of Parent, immediately before the Contribution, the only outstanding equity interests in the Company will be a single class of equity units (the “Company Units”).

8.

Holdco is a newly formed corporation. At all times during Holdco’s corporate existence until the Merger and the Contribution (a) Holdco has had and will have only (i) a single class of outstanding voting common stock and (ii) a single class of convertible preferred stock (collectively, the “Holdco Stock”), (b) Parent has owned and will own 100% of the Holdco Stock and (c) Holdco has not conducted, and will not conduct, any business activities or other operations of any kind other than the issuance of its stock to Parent and other activities required in connection with the Merger and the Contribution.

[1]	Note to Draft: This provision is intended to refer to a description of the MTA in the Joint Proxy and Consent Solicitation Statement/Prospectus.

9.

Merger Sub is a newly formed corporation. At all times during Merger Sub’s corporate existence until the Merger (a) Merger Sub has had and will have only a single class of outstanding stock, (b) Holdco has owned and will own 100% of the outstanding stock of Merger Sub and (c) Merger Sub has not conducted, and will not conduct, any business activities or other operations of any kind other than the issuance of its stock to Holdco and other activities required in connection with the Merger and the Contribution.

10.

At the time of the Merger, Merger Sub will have no liabilities, and in the Merger, Parent will not assume any liabilities of Merger Sub or acquire any assets from Merger Sub subject to any liabilities.

11.

In the Merger, Merger Sub will merge with and into Parent, with Parent surviving the Merger. In the Merger, (a) each share of outstanding Parent Stock will be converted into one share of Holdco Stock, (b) the outstanding stock of Merger Sub will be converted into Parent Stock and (c) the shares of Holdco Stock held by Parent will be canceled. As a result of the Merger, Parent will be a direct wholly owned subsidiary of Holdco.

12.

As a result of the Contribution, the Company will be a direct wholly owned subsidiary of Holdco. Holdco does not have any plan or intention to take any action that is inconsistent with the Company being treated as disregarded as an entity separate from Holdco for U.S. federal income tax purposes.

13.	In the Merger, Holdco will acquire Parent Stock solely in exchange for voting stock of Holdco. Parent Stock is the only asset, property or right that will be transferred to Holdco in the Merger.

14.

The fair market value of the Holdco Shares issued to the Parent stockholders pursuant to the Merger will be approximately equal to the fair market value of the Parent Stock exchanged by the Parent stockholders pursuant to the Merger.

15.

Immediately after the Merger and the Contribution, (a) Parent Stock will be the only outstanding classes of stock of Parent, and Holdco will hold 100% of the Parent Stock and (b) Holdco Stock will be the only outstanding class of stock of Holdco and the former stockholders of Parent, taken together with the Member, the members of the Member, and the holders of certain indebtedness of the Member, will hold 100% of the Holdco Stock.

16.

In connection with the Merger, (a) no holder of Parent Stock will receive in exchange for Parent Stock, directly or indirectly, any consideration other than the Holdco Stock, (b) no shares of Holdco Stock will be redeemed for cash or other property provided, directly or indirectly, by Holdco, (c) no liabilities of Parent will be assumed by Holdco and (d) no Parent Stock will be acquired subject to any liabilities.

17.

In connection with the Contribution, (a) the Member will not receive in exchange for Company Units, directly or indirectly, any consideration other than the Stock Consideration, the Cash Purchase Price and contingent rights to receive, at later dates, the Earnout Shares and cash payments pursuant to the terms of Section 2.06 of the MTA, (b) no shares of Holdco Stock will be redeemed for cash or other property provided, directly or indirectly, by Holdco, (c) no liabilities of the Member will be assumed by Holdco and (d) no Company Units will be acquired subject to any liabilities.

18.

None of Holdco, Merger Sub or Parent is or will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. Holdco is not, and will not be, an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1)(ii). Holdco is not, and will not be, a “personal service corporation” within the meaning of Section 269A of the Code.

19.

None of Holdco, Merger Sub or Parent is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code or is the subject of any other receivership, insolvency, bankruptcy or similar proceeding.

20.

None of the compensation received or to be received by any stockholder-employee or stockholder-independent contractor of Parent (including pursuant to any consulting agreement) from Holdco or Parent represents separate consideration for, or is allocable to, any Parent Stock held by such person. No Holdco Stock that will be received by any stockholder-employee or stockholder-independent contractor of Parent in the Merger represents separately bargained-for consideration that is allocable to any employment, consulting or similar agreement or arrangement with Holdco or Parent.

21.

No Holdco Stock that will be received in connection with the Contribution represents separately bargained-for consideration that is allocable to any employment, consulting or similar agreement or arrangement with Holdco.

22.	Parent has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Merger to holders of Parent Stock.

23.

Neither Holdco nor any person related to Holdco within the meaning of Treasury Regulations Section 1.368-1(e)(4) has any plan or intention to reacquire or redeem any Holdco Stock issued in the Merger, either directly or indirectly through any transaction, agreement or arrangement with any other person (including by derivative transactions, such as equity swaps, that would have the economic effect of an acquisition), except in connection with any plan or intention to purchase stock on the open market as part of a repurchase program that satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. Neither Parent nor any person related to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(4) has, either directly or indirectly through any transaction, agreement or arrangement with any other person (including by derivative transactions, such as an equity swap, that would have the economic effect of an acquisition), redeemed or acquired, or has any plan or intention to redeem or acquire, any Parent Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

Additional Section 351 Representations

24.

It is expected, and you may assume for purposes of your opinion, that (i) stockholders of Parent that have a pre-arranged plan to transfer, sell or otherwise dispose of Holdco Stock received in the Merger and (ii) shares issued as equity compensation to employees of Holdco or its subsidiaries will, taken together with the transfer of Holdco Stock described in Paragraph 25, below, represent less than 15% of the outstanding shares of Holdco Stock immediately after the Merger.

25.

To the knowledge of Holdco and Parent, the Member does not have a pre-arranged plan to transfer, sell or otherwise dispose of Holdco Stock received in the Contribution, except that to the knowledge of Holdco and Parent, (i) the Member intends to transfer up to 60% of the Holdco Stock to be received on the date of the Contribution to holders of certain indebtedness of the Member and (ii) Member intends to transfer the remaining amount of Holdco Stock received on the date of the Contribution to its members in proportion to their membership interests and to the holder of the ERA.

26.

To the knowledge of Holdco and Parent, the stock or securities received in the Merger by a stockholder of Parent that is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code will not be used to satisfy the indebtedness of such stockholder.

27.	No Holdco Stock is being received by the stockholders of Parent as part of a plan of liquidation of a corporation.

28.	None of the Holdco Stock to be received by Parent stockholders in the Merger is “Section 306 stock” within the meaning of section 306(c)(3) of the Code.

29.	There will be no indebtedness between Holdco and Parent stockholders, and there will be no indebtedness created in favor of Parent stockholders, in each case as a result of the Merger.

30.

There will be no indebtedness between Holdco and the Member or its members, and there will be no indebtedness created in favor of the Member or its members, except to the extent of installment obligations of Holdco set forth in Sections 2.06 and 11.02(d) of the MTA, in each case as a result of the Contribution.

31.	In connection with the Merger and the Contribution:

(a)

No services will be rendered to or for the benefit of Holdco by stockholders of Parent (other than stockholders of Parent who are also employees of Parent, in which case, no services shall be performed by such stockholders other than in their capacity as employees of Parent).

(b)	Holdco will not acquire any of its own indebtedness or any stock in another corporation (other than Parent Stock or Company Units).

(c)

Holdco will not transfer an interest in Parent or the Company, neither Parent nor the Company will be liquidated, neither Parent nor the Company will be merged or consolidated with any other entity (other than pursuant to the Merger and the Contribution) or converted into a partnership, and neither Parent nor the Company will transfer any assets (except in the ordinary course of business), except for dispositions made in the ordinary course of business or transfers permitted by Treasury Regulations Section 1.368-2(k) (provided the requirements of Treasury Regulations Section 1.368-1(d) are satisfied).

(d)	Parent will not be converted into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3).

(e)

Holdco has no plan or intention (and Parent has no plan or intention to cause Holdco) to alter the terms of the Holdco Stock or any other equity interest in Holdco or to issue additional shares of Holdco Stock.

(f)

No licenses, leases or similar rights will be granted, nor will any property be leased back to any person, by Holdco, Parent or Company in connection with or as a result of the Merger or the Contribution.

(g)	None of the Holdco Stock to be received in connection with the Contribution (including Earnout Shares, if any) will be placed in escrow.

(h)

With respect to any Holdco Stock to be received in connection with the Contribution that will be issued after the date of the Contribution under a contingent stock arrangement: (i) such Holdco Stock will be issued within six (6) years from the date of the Contribution; (ii) there is a valid business reason for not issuing all of such Holdco Stock immediately; (iii) the issuance of such Holdco Stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Member; and (iv) the mechanism for the calculation of the additional Holdco Stock to be issued is objective and readily ascertainable.

(i)	No Holdco Stock will be issued after the Closing under a contingent stock arrangement, other than the Earnout Shares.

32.	After the Merger and Contribution, Holdco will remain in existence.

33.	Following the Contribution, the Member will not retain any power, right, or continuing interest in the franchises, trademarks or trade names possessed by the Company.

34.

With regard to any accounts receivable or commissions due owned by the Company, following the Contribution, Holdco will report items which, but for the Contribution, would have resulted in income or deduction to the Member in a period subsequent to the Contribution and such items will constitute income or deductions to Holdco when received or paid by it, and the proceeds received in the collection of the income items will be included as ordinary income in computing the taxable income of Holdco.

35.	The stockholders of Parent will not retain any rights in Parent Stock exchanged in the Merger (other than rights inherent in the ownership of Holdco Stock).

36.	The Member will not retain any rights in the Company Units transferred in the Contribution (other than rights inherent in the ownership of Holdco Stock).

37.

Except for expenses solely and directly related to the Merger within the guidelines set forth in Revenue Ruling 73-54, 1973-1 C.B. 187, (i) Holdco, Merger Sub, Parent, on the one hand, and Parent stockholders, on the other hand, will pay their respective expenses, if any, incurred in connection with the Merger, (ii) Holdco and Parent, on the one hand, and the Company and the Member, on the other hand, will pay their respective expenses, if any, incurred in connection with the Contribution; and (iii) none of Holdco, Merger Sub, or Parent has agreed to assume, or will directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Parent stockholder or the Member (other than liabilities of the Company addressed in Paragraph 39, below).

38.

Following the Merger and the Contribution, Holdco and, to the knowledge of Holdco, every “significant transferor” (within the meaning of Treasury Regulation Section 1.351-3(d)(1)) (if any), will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.351-3.

39.

To knowledge of Holdco and Parent, with regard to any direct or indirect liabilities of the Company as of the time of the Contribution, such liabilities were incurred in the ordinary course of business and are associated with the direct and indirect assets of the Company.

Additional Reorganization Representations

40.

At the time of and immediately after the Merger, there will be no outstanding options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Parent, other than employee stock-based compensation that will be converted in the Merger into stock-based compensation with respect to Holdco Stock.

41.	Holdco has no plan or intention to cause or allow Parent to issue additional shares of stock or take any other action that could result in Holdco owning less than 100% of the stock of Parent.

42.

At all times during the five years prior to the Merger, none of Holdco, Merger Sub or any of their respective subsidiaries have owned or will own, directly or indirectly, any stock or securities of Parent or any instrument giving the holder the right to acquire any such stock or securities.

43.

Parent conducts a “historic business” within the meaning of Treasury Regulations Section 1.368-1(d) and Holdco will continue the “historic business” of Parent or use a significant portion of Parent’s “historic business assets” in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)), either directly or through one or more members of its qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)).

44.

On the date of the Merger, the adjusted basis and fair market value of the assets of Holdco will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject and the adjusted basis and fair market value of the assets of Parent will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

45.

Immediately after the Merger, Parent will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Parent immediately prior to the Merger and (ii) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, amounts (i) used (or to be used) by Parent or Merger Sub to pay Merger expenses, (ii) paid (or to be paid) by Parent or Merger Sub to redeem stock, securities, warrants, or options of Parent as part of any overall plan of which the Merger are a part, or (iii) distributed (or to be distributed) by Parent or Merger Sub to the holders of Parent Stock as part of any overall plan of which the Merger are a part, in each case will be treated as assets of Parent or Merger Sub, as applicable, held immediately prior to the Merger. Any dispositions of assets that were held by Parent or Merger Sub prior to the Merger that were or are made in contemplation of, or as part of any overall plan that includes, the Merger have been or will be made for fair market value, and the proceeds thereof will be retained by Parent.

46.

Prior to the Merger, there will be no intercorporate indebtedness existing between Holdco or any of its subsidiaries, including Merger Sub, on the one hand, and Parent or any of its subsidiaries, on the other hand.

[Signature Page Follows]

Very truly yours,

[BEARS]

by
Name:
Title:

[HOLDCO]

by
Name:
Title:

[Signature Page to Tax Representation Letter]

Exhibit H

Giants Product List

Omitted.

Exhibit I

Giants/Zyga Product List

Omitted.

Exhibit J

Working Capital Illustration

Omitted.